As filed with the Securities and Exchange Commission on October 27, 2010

Registration No. 333-168826

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT #2

ON FORM S-1/A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHINA YUAN HONG FIRE CONTROL

GROUP HOLDINGS LTD

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	3569	Not applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Baisha Meilin Industrial Area Nan’an City, Fujian Province 362300 People’s Republic of China +86 (595) 86278200	CT Corporation System 4701 Cox Road, Suite 301 Glen Allen, Virginia 23060 (804) 217-7255
(Address, including zip code, and telephone number, including area code, of principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bradley A. Haneberg, Esq.

Anthony W. Basch, Esq.

Saundra R. Hirth, Esq.

Kaufman & Canoles, P.C.

Three James Center, 1051 East Cary Street, 12th Floor

Richmond, Virginia 23219

(804) 771-5700 – telephone

(804) 771-5777 – facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Ordinary Shares	$16,250,000
Total	$16,250,000	$1,159(2)

(1)

The registration fee for securities is based on an estimate of the proposed maximum offering price of the securities and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(2)	Previously Paid.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 27, 2010

China Yuan Hong Fire Control Group Holdings Ltd

Minimum Offering: 2,000,000 Ordinary Shares

Maximum Offering: 2,500,000 Ordinary Shares

This is the initial public offering of China Yuan Hong Fire Control Group Holdings Ltd, a Cayman Islands limited company. We are offering a minimum 2,000,000 and a maximum of 2,500,000 of our ordinary shares. None of our officers, directors or affiliates may purchase shares in this offering.

We expect that the offering price will be between $5.50 and $6.50 per ordinary share. No public market currently exists for our ordinary shares. We have applied for approval for listing on the NASDAQ Capital Market under the symbol “CNYH” for the ordinary shares we are offering. We will not complete this offering unless our application to list on the NASDAQ Capital Market is approved. We believe that upon the completion of the offering contemplated by this prospectus, we will meet the standards for listing on the NASDAQ Capital Market.

Investing in these ordinary shares involves significant risks. See “Risk Factors” beginning on page 10 of this prospectus.

	Per Ordinary Share	Minimum Offering	Maximum Offering
Public offering price	$6.00	$12,000,000	$15,000,000
Placement discount (1)	$0.42	$840,000	$1,050,000
Proceeds to us, before expenses	$5.58	$11,160,000	$13,950,000

(1)	The placement discount will be 7% of the public offering price per ordinary share and does not reflect additional compensation to the placement agent in the form of a 0.75% non-accountable expense allowance. See “Placement — Commissions and Discounts.”

We expect our total cash expenses for this offering to be approximately $600,000, exclusive of the above expenses. In addition, we will pay our placement agent a non-accountable expense allowance of 0.75% of the offering, or up to $90,000 (minimum offering) or $112,500 (maximum offering), exclusive of any shares registered under Rule 462(b). The placement agent must sell the minimum number of securities offered (2,000,000 ordinary shares) if any are sold. The placement agent is only required to use its best efforts to sell the maximum number of securities offered (2,500,000 ordinary shares). The offering will terminate upon the earlier of: (i) a date mutually acceptable to us and our placement agent after which the minimum offering is sold or (ii) October 31, 2010. Until we sell at least 2,000,000 ordinary shares, all investor funds will be held in an escrow account at SunTrust Bank, Richmond, Virginia. If we do not sell at least 2,000,000 shares by October 31, 2010, all funds will be promptly returned to investors (within one business day) without interest or deduction. If we complete this offering, net proceeds will be delivered to our company on the closing date. We will not be able to use such proceeds in China, however, until we complete certain remittance procedures in China. If we complete this offering, then on the closing date, we will issue ordinary shares to investors in the offering.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Anderson & Strudwick,

Incorporated

Prospectus dated October     , 2010

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

PROSPECTUS SUMMARY

This summary highlights information that we present more fully in the rest of this prospectus. This summary does not contain all of the information you should consider before buying ordinary shares in this offering. This summary contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “will,” “could,” and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. You should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and the notes to those statements.

Our Company

Through our contractually controlled subsidiaries, Fujian Province Baisha Fire Control Industrial Trading Co., Ltd. (“Baisha Fujian”) and Fujian Fulian Machinery Co., Ltd. (“Fulian Machinery”), we operate a fire safety products company in the People’s Republic of China, providing “one-stop” fire safety solutions from design, production, sale and installation of fire protection products and systems to after-sales maintenance of common and patented fire extinguishing systems. We manufacture over forty different fire safety products which are primarily divided among four categories: (1) gaseous fire protection systems and products, (2) fire protection doors and windows, (3) fire hydrant systems and products and (4) traditional fire protection products and systems such as fire hydrants, fire hoses and fire-fighting lances.

We market our products to commercial, industrial and residential users. We distribute our fire safety products in twenty-one (21) provinces, direct-controlled municipalities and autonomous regions of mainland China. Our customers include Chinese railway operators, financial institutions, telecom companies, residential and commercial building owners and electricity plants. We have provided fire safety products and services for more than 4,000 key projects across China. Our company as has been designated an authorized manufacturer of special locomotive fire facilities by CSR Qishuyan Locomotive Co., Ltd., an affiliate of China South Locomotive & Rolling Stock Corporation Limited, which is one of the two locomotive manufacturing companies in China.

In 2010, our Company was recognized as one of the Top Ten Chinese Fire Protection Brands by HC International. Our “Yuan Hong” trademark is recognized as a “China Well-Known Trademark.” Trademarks in China may be identified as well-known by the Trademark Office of the SAIC or the People’s Court. Our “Yuan Hong” trademark was recognized as a “China Well-Known Trademark” by Changde Intermediate People’s Court. Five elements are considered during the accreditation process: public awareness, duration of use, extent of publicity efforts, previous records of protection as a well-known trademark, and other relevant factors. China’s membership in the “Paris Convention for the Protection of Industrial Property” since 1984 gives special legal protection to well-known trademarks, both domestically and internationally. There are several key additional protections for well-known trademarks, such as cross-class protection, protection against bad faith registration, protection against registration for domain name or company name by other entities.

We are the first “High- and New-Technology Enterprise” in the fire safety products industry of Fujian Province, a recognition awarded jointly by Fujian Provincial Department of Science and Technology, Fujian Provincial Department of Finance, Fujian Provincial Government, State Administration of Taxation and Fujian Provincial Taxation Bureau, pursuant to the Regulations Regarding High- and New-Technology Enterprise Designation promulgated by the Department of Technology, the Department of Treasury and the State Administration of Taxation in April 2008. Through such award, the Chinese government aims to promote science and technology and economy development through industrial innovations. This award comes with strict qualification requirements, including the ownership in the intellectual property of its core technology, a set percentage of employees having received university education, a set percentage of annual net income earmarked for R&D, a set percentage of revenues coming from high-tech products and services, among others. High- and New-Technology Enterprises regularly receive preferential treatments in the areas of taxation, human resources and funding, among others, from the various levels of the government. See “Risk Factor - Our business benefits from certain government incentives” for a discussion of the effects and extent of such preferential tax treatment.

Baisha Fujian has also been designated as the site for “Quanzhou City Automatic Fire Extinguishing System Engineering and Technology Research Center.” The criteria for such designation include the following: technological advantage in the field, strong sustainable growth, sound organizational structure and internal controls, superior facilities and team of talents, and recognition by the government for breakthrough technology with the capacity to transform such technology into industrial products. The designation as a Research Center indicates that our company has a strong presence in the fire protection industry in both scientific research and economic growth.

Corporate Information

Our principal executive office is located at Baisha Meilin Industrial Area, Nan’an City, Fujian Province 362300, People’s Republic of China. Our telephone number is +86 (595) 86278200 and our fax number is +86 (595) 86288675. The address of our company’s website is www.baishafire.com. Information contained on the website is not a part of this prospectus.

Industry and Market Background

The Chinese fire safety products industry is divided into three major segments: residential, commercial and industrial. According to the Market Research Report on Gas Aerosol Fire Extinguishing System published by HC International (the “Market Research Report”), there are over 3,000 fire protection product manufacturing companies in China. The Market Research Report and the Research and Analysis Report on Domestic Fire Protection Industry in 2008 (the “2008 Industry Report”) report that the sales volume of fire safety products in China reached approximately ¥46 billion in 2008 and the average annual sales growth rate, which over the past five years has been 17%, is expected to grow at a rate of 15% to 20% over the next few years.

The fire safety products industry in China is relatively fragmented with many suppliers. According to the Industry Report, only 5% of the Chinese fire safety products companies achieved annual sales exceeding ¥50 million and 72% have annual sales below ¥10 million. Until recently, the small-scale fire production companies played a dominant role in the industry.

Our Geographic Market

In addition to our sales center in our headquarters located in Nan’an City, Fujian Province, we have established nine sales agencies and more than fifty distributors in twenty-one provinces, direct-controlled municipalities and autonomous regions of mainland China.

Competitive Strengths

We believe the following strengths differentiate us from our competitors in our market in China:

•	We are dedicated to research and technology to improve and maintain our industry position.

•	We are dedicated to providing top quality products and excellent customer service.

•	We have developed a strong brand reputation.

•	With a nationwide sales network, our company has built a solid client base.

Our Strategies

We are committed to be a leader in the Chinese fire safety industry. We intend to achieve this goal by implementing the following strategies:

•	We plan to develop new products and expand our products portfolio.

•	We plan to develop new regional markets.

•	We plan to expand new industry markets.

•	We plan to expand fire engineering services.

•	We plan to target the international fire safety products market.

•	We plan to engage in mergers and acquisitions to grow our business where appropriate.

Our Challenges and Risks

We believe our primary challenges are:

•	We must continue to develop, introduce and market our fire safety protection products.

•	We must actively recruit, train and retain skilled technical personnel.

•	We face significant competition from existing competitors and new market entrants.

•	We must protect our trade secrets and other valuable intellectual property.

•	We are subject to fluctuations in the prices of raw materials.

•	The costs associated with such growth are difficult to quantify, but could be significant.

•	We may be unable to respond to the rapid technological change of our industry.

•

If we are successful in obtaining rapid market growth of our products and services, we will be required to deliver large volumes of quality products and services to customers on a timely basis at a reasonable cost to those customers. Meeting any such increased demands will require us to (a) expand our manufacturing facilities, (b) increase our access to raw materials, (c) increase the size of our work force, (d) expand our quality control capabilities and increase the scale upon which we provide our products and services. Such demands would require more capital and working capital than we currently have available and we maybe unable to meet the needs of our customers.

•

We rely principally on dividends paid by our PRC operating subsidiary, Baisha Fujian, and our PRC affiliate, Yuanhong Fire Technology (HK) Limited (“Yuanhong HK”), to fund cash and financing requirements, and there are PRC laws restricting the ability of these entities from paying dividends or making other distributions to us.

Our Corporate Structure

Overview

We are a holding company incorporated in the Cayman Islands on April 26, 2010 under the name China Yuan Hong Fire Control Group Holdings Ltd, a Cayman Islands company (“Yuan Hong”). We own all of the outstanding capital stock of Yuanhong HK, our wholly owned Hong Kong subsidiary. Yuanhong HK, in turn, owns all of the outstanding capital stock of Beijing Yuanhong Dingsheng Fire Control Technology Co., Ltd. (“WFOE”), a Chinese company wholly owned by Yuanhong HK. Yuanhong HK and WFOE have entered into control agreements with Baisha Fujian and all of the shareholders of Baisha Fujian, which agreements allow WFOE to control Baisha Fujian. Through our ownership of Yuanhong HK, Yuanhong HK’s ownership of WFOE and WFOE’s agreements with Baisha Fujian, we control Baisha Fujian. On December 10, 2009, Baisha Fujian acquired all of the outstanding capital stock of Fulian Machinery to utilize its manufacturing facility and land use rights. Fulian Machinery did not have any business operations prior to December 10, 2009.

Corporate History – Baisha Fujian

Baisha Fujian was organized by Zhuge Zhuang, our President, Chief Executive Officer and Chairman of the Board, as a limited liability company on March 25, 2003 with a registered capital of ¥10,000,000 (approximately $1,465,030 based upon an exchange rate of ¥6.8258 to US$1.00). Since its founding, Baisha Fujian has developed and sold fire safety products in China. As Baisha Fujian has continued to grow, it has increased its registered capital to ¥50,000,000 (approximately $7,325,149, based upon an exchange rate of ¥ 6.8258 to US$1.00).

Corporate History – WFOE, Yuanhong HK and Yuan Hong

Yuan Hong, Yuanhong HK and WFOE were all founded by the controlling shareholders of Baisha Fujian in order to restructure our company for purposes of a U.S. listing of securities. Yuan Hong was incorporated in the Cayman Islands on April 26, 2010 as a limited liability company. Its wholly owned subsidiary, Yuanhong HK, was incorporated in Hong Kong on August 27, 2008 as a limited liability company. Other than the equity interest in Yuanhong HK, Yuan Hong does not own any assets or conduct any operations. WFOE was incorporated on June 24, 2010, as a foreign investment enterprise, wholly owned by Yuanhong HK.

Fulian Machinery

On December 10, 2009, Baisha Fujian acquired all of the outstanding capital stock of Fulian Machinery to utilize its manufacturing facility and land use rights. Fulian Machinery did not have any business operations prior to December 10, 2009.

Control Agreements

We conduct our business in China through our subsidiary, WFOE. WFOE, in turn, conducts it business through Baisha Fujian. WFOE and Baisha Fujian operate in connection with a series of Control Agreements, rather than through an equity ownership relationship. See “Risk Factors- The PRC government may determine that the Control Agreements are not in compliance with applicable PRC laws, rules and regulations.”

Chinese laws and regulations currently do not prohibit or restrict foreign ownership in fire protection businesses. However, on July 1, 2010, to protect the Company’s shareholders from possible future foreign ownership restrictions, (i) Baisha Fujian and WFOE entered into an Exclusive Technical Consulting and Service Agreement, (ii) WFOE and all of the shareholders of Baisha Fujian entered into Equity Interest Pledge Agreements, (iii) Yuanhong HK, Baisha Fujian and all of the shareholders of Baisha Fujian entered into an Exclusive Equity Interest Purchase Agreement and (iv) all of the shareholders of Baisha Fujian executed a Power of Attorney in favor of Yuanhong HK (the agreements set forth in the foregoing items (i) through (iv) are, collectively, the “Control Agreements”). The Control Agreements were entered into as part of a reorganization that resulted in Yuanhong HK and WFOE becoming wholly owned subsidiaries of Yuan Hong. Such reorganization also caused the entities controlled by the shareholders of Baisha Fujian to own 100% of the shares of Yuan Hong, and each such entity’s equity percentage in Yuan Hong became the same as its respective controlling shareholders’ equity percentage in Baisha Fujian. For a more detailed description of these contractual arrangements, see “Our Corporate Structure – Contractual Arrangements with Baisha Fujian, Baisha Fujian’s Shareholders and WFOE.”

Yuanhong HK, WFOE, Baisha Fujian and each of the shareholders of Baisha Fujian entered into the Control Agreements. Through the Control Agreements, we can substantially direct Baisha Fujian’s daily operations and financial affairs, appoint its senior executives and approve all matters requiring shareholder approval. As a result of these Control Agreements, which enable us to control Baisha Fujian and cause WFOE to absorb 100% of the expected losses and gains of Baisha Fujian, we are considered the primary beneficiary of Baisha Fujian. Accordingly, we consolidate Baisha Fujian’s operating results, assets and liabilities in our financial statements. For a description of these contractual arrangements, see “Our Corporate Structure - Contractual Arrangements with Baisha Fujian, Baisha Fujian’s Shareholders, WFOE and Yuanhong HK.”

Our current corporate structure is as follows:

Pre-Offering Ownership

Prior to this offering, Yuan Hong and Baisha Fujian had the following structures:

Yuan Hong		Baisha Fujian
Name	Percentage	Name	Percentage
Wealth Harmony Company	48.00%	Zhuge Zhuang	48.00%
Essential World Company Limited	10.00%	Daqi Zhuang	10.00%
Effort Progress Company Limited	10.00%	Dali Zhuang	10.00%
Ever Blink Company Limited	10.00%	Dasi Zhuang	10.00%
		Xueyuan Han	10.00%
Other shareholders, none of whom individually own more than 5% of the issued and outstanding shares of Yuan Hong	22.00%	Other shareholders, none of whom individually own more than 5% of the issued and outstanding shares of Baisha Fujian	12.00%
Total	100%		100%

Post-Minimum-Offering Ownership

Upon completion of a minimum offering, Yuan Hong would have the following structure:

Pre-Offering Shareholders	88.35%
Initial Public Offering Shareholders	11.65%

Post-Maximum-Offering Ownership

Upon completion of a maximum offering, Yuan Hong would have the following structure:

Pre-Offering Shareholders	85.85%
Initial Public Offering Shareholders	14.15%

To the extent we complete an offering for more than the minimum and less than the maximum offering, the percentage ownership of the pre-offering shareholders and initial public offering shareholders would be between the percentages in the above tables. Each pre-offering Yuan Hong shareholder will have a percentage holding equal to the current percentage holding, multiplied by the post-offering percentage ownership of all pre-offering shareholders as a group. Thus, if a shareholder held 10% of Yuan Hong pre-offering and the pre-offering shareholders, as a group, held 50% of all Yuan Hong shares post-offering, then the shareholder in question would hold 5% of Yuan Hong post-offering (10% multiplied by 50%).

Placement

        We have engaged Anderson & Strudwick, Incorporated to conduct this offering on a “best efforts, minimum/maximum” basis. The offering is being made without a firm commitment by the placement agent, which has no obligation or commitment to purchase any of our ordinary shares. Our placement agent is required to use only its best efforts to sell the securities offered. The offering will terminate upon the earlier of: (i) a date mutually acceptable to us and our placement agent after which at least 2,000,000 ordinary shares are sold or (ii) October 31, 2010. Until we sell at least 2,000,000 ordinary shares, all investor funds will be held in an escrow account at SunTrust Bank, Richmond Virginia. If we do not sell at least 2,000,000 ordinary shares by October 31, 2010 all funds will be promptly returned to investors (within one business day) without interest or deduction. If we complete this offering, net proceeds will be delivered to our company on the closing date. We will not be able to use such proceeds in China, however, until we complete certain remittance procedures in China, which may take as long as six months in the ordinary course. None of our officers, directors or affiliates may purchase shares in this offering. If we complete this offering, then on the closing date, we will issue shares to investors.

The Offering

Shares Offered:	Minimum: 2,000,000 ordinary shares Maximum: 2,500,000 ordinary shares

Shares Outstanding Before Offering:	15,173,334 ordinary shares

Shares to be Outstanding after Offering:	Minimum: 17,173,334 ordinary shares Maximum: 17,673,334 ordinary shares

Assumed Offering Price per Share:	$6.00

Gross Proceeds:	Minimum: $12,000,000 Maximum: $15,000,000

Proposed NASDAQ Capital Market Symbol:	“CNYH” (CUSIP No. G21156 107)

Transfer Agent:	Computershare Trust Company, N.A. 250 Royall Street, Canton, Massachusetts 02021

Risk Factors:	Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus before deciding to invest in our ordinary shares.

Closing of Offering:	The offering contemplated by this prospectus will terminate upon the earlier of: (i) a date mutually acceptable to us and our placement agent after the minimum offering is sold or (ii) October 31, 2010. If we complete this offering, net proceeds will be delivered to our company on the closing date (such closing date being the above mutually acceptable date on or before October 31, 2010, provided the minimum offering has been sold). We will not complete this offering unless our application to list on the NASDAQ Capital Market is approved. We will not be able to use such proceeds in China, however, until we complete certain remittance procedures in China, which may take as long as six months in the ordinary course. If we complete this offering, then on the closing date, we will issue shares to investors.

Principal Purposes for Use of Net Proceeds of Offering:

•   Construction of a research and development testing center

•   Purchase of manufacturing equipment

•   Expansion of our sales network and marketing expenses

•   Potential acquisition of complementary fire safety businesses

•   Working capital

Summary Financial Information

In the table below, we provide you with summary financial data of our company. This information is derived from our consolidated financial statements, included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical selected financial data, it is important that you read it along with the historical statements and notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Consolidated Statement of Operations Data	For the Year Ended December 31, 2009	For the Year Ended December 31, 2008	For the Six Months Ended June 30, 2010	For the Six Months Ended June 30, 2009
(in U.S. Dollars)			Unaudited	Unaudited
Revenues	50,421,960	24,383,695	30,728,190	19,955,946
Cost of revenues	(30,182,437)	(16,227,475)	(18,351,539)	(12,606,298)
Gross profit	20,239,523	8,156,220	12,376,651	7,349,648
Operating Expenses:

Selling expenses	(1,075,020)	(814,293)	(701,883)	(362,225)

General and administrative expenses	(1,275,755)	(651,486)	(1,359,785)	(423,072)

Research expense	(539,497)	(493,689)	(268,114)	(267,830)

Bad debt expenses	(386,874)	(391,544)	—	—

Total operating expenses	(3,277,146)	(2,351,012)	(2,329,782)	(1,053,127)

Income from operations	16,962,377	5,805,208	10,046,869	6,296,521

Other income/(expense), net	(287,809)	(191,514)	(410,371)	(90,232)

Income before income tax expenses	16,674,568	5,613,694	9,636,498	6,206,289

Provision for income taxes	(4,247,944)	(1,404,247)	(1,460,170)	(1,730,428)

Net income	12,426,624	4,209,447	8,176,328	4,475,861

Other Comprehensive income	8,922	402,745	151,996	(4,547)

Comprehensive income	12,435,546	4,612,192	8,328,324	4,471,314

Pro Forma Earnings per common share – Basic and diluted (based on 15,173,334 Yuan Hong shares outstanding, on each of June 30, 2010, December 31, 2009 and 2008)(1)	0.82	0.28	0.54	0.30

(1)

We have presented earnings per share in Yuan Hong after giving retroactive effect to the 151,733.34-for-1 share split of our ordinary shares that occurred on             , 2010. This information is pro forma because the 15,173,334 Yuan Hong ordinary shares did not exist prior to the formation of Yuan Hong on April 26, 2010.

	Year Ended December 31,		Six Months Ended June 30,
Balance Sheet Data (end of period)	2009	2008	2010
(in U.S. Dollars)			Unaudited

Cash	824,788	8,034,214	561,780

Total current assets	19,929,509	16,960,418	32,272,730

Total long term assets	16,399,673	4,044,864	17,791,614

Total assets	36,329,182	21,005,282	50,064,344

Total liabilities	21,174,871	16,086,368	26,581,709

Total shareholders’ equity	15,154,311	4,918,914	23,482,635

Total liabilities and shareholders equity	36,329,182	21,005,282	50,064,344

RISK FACTORS

Investment in our securities involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. The risks and uncertainties described below represent our known material risks to our business. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, you may lose all or part of your investment. You should not invest in this offering unless you can afford to lose your entire investment.

Risks Related to Our Industry

Our market will become open to foreign companies. China’s commitments under the WTO (World Trade Organization) may intensify competition which could negatively impact our business, results of operations and profitability.

In connection with its accession to the WTO, China made many commitments including opening its markets to foreign products and services, allowing foreign companies to conduct distribution business and reducing customs duties. As a result, foreign manufacturers may ship more industrial fire safety products into China or they may establish manufacturing facilities and service centers in China. Competition from foreign companies may adversely affect our sales to existing or potential customers or force us to lower the prices that we charge for goods and services. If so, our business could suffer and our results of operations and profitability could be adversely affected.

The business sector in which we compete is fragmented but consolidating, a trend that may result in our facing stiffer competition.

We sell, install and repair fire control systems. This market in the PRC is now relatively fragmented, with many suppliers, a substantial share of which are small companies the sales of which constitute a small share of the fire control systems. The sector appears to be consolidating, however, and this trend, should it continue, may result in our facing more large competitors. Competing with larger companies is more challenging than competing with smaller since large companies are able to develop greater brand-name recognition and acceptance and have access to more manpower and capital resources than smaller companies. Accordingly, industry consolidation resulting in larger companies could adversely affect our results of operations and profitability.

High margins for the fire control business will attract more businesses to enter this field. Our business could suffer as a result of more competition.

Our business has enjoyed relatively high profit margins to date, 40.1%, 33.4%, 40.3% and 36.8% for the fiscal years ended December 31, 2009, December 31, 2008 and the six months ended June 30, 2010 and June 30, 2009 respectively. If our business and our competitors’ businesses become more successful new competitors may enter the market because of the prospect of high margins. If so, demand for our services and products may decrease and we may be forced to reduce the prices that we charge our customers, resulting in decreased profit margins and adverse effects on our results of operations.

If we cannot compete successfully for market share against other industrial fire control products companies, we may not achieve sufficient product revenues, and our business will suffer.

The market for our products and services is characterized by intense competition and rapid technological advances. Our products and services compete with a multitude of products and services developed, manufactured and marketed by others, and we expect competition from new market entrants in the future. Existing or future products from competitors may provide better quality and technology, greater utility or lower cost or other benefits from their intended uses than our products, or may offer comparable performance at lower cost. If our products fail to capture and maintain market share, we may not achieve sufficient product revenues, and our business could suffer.

Price increases of raw materials such as steel, copper and gaseous chemical fire agents could raise the cost of our products and reduce our profit margin and negatively affect our profitability.

Steel is the major material used in the production of our fire extinguishers and fire protection doors, copper is the major material used in the production of our fire extinguisher valves, and gaseous chemical fire agents are the primary component of our gas fire extinguishers. Because of our longstanding business relationships with our raw materials suppliers (including our steel, copper and gaseous chemical fire agent suppliers), we are able to negotiate market competitive purchase prices for our raw materials. Nevertheless, the raw materials used in our business are largely commodities that experience price fluctuations caused by conditions beyond our control, including changes in governmental programs. When necessary, we attempt to recover our commodity cost increases by increasing prices, promoting a higher-margin product mix and creating additional operating efficiencies. Commodity price changes may result in unexpected increases in raw material and we may be unable to increase our prices to offset these increased costs without suffering reduced volume, revenue and income. Any substantial fluctuation in the prices of raw materials, if not offset by increases in our sales prices, could adversely affect our profitability.

Risks Related to Our Business

Our business depends on our ability to protect our intellectual property effectively. If any of our patents is not protected, or any of our trade secrets are divulged, we may lose our competitive edge.

The success of our business depends in substantial part on the legal protection of the patents and other proprietary rights in technology we hold. We hold issued patents and pending patent applications in China related to technologies important to our business. Monitoring infringement of intellectual property rights is difficult, and we cannot be certain that the steps we have taken will prevent unauthorized use of our intellectual property and know-how in China where the laws may be difficult to enforce to protect our proprietary rights as fully as the laws of the United States. The validity and breadth of claims in patents and trade secrets involves complex legal and factual questions and, therefore, the extent of their enforceability and protection is highly uncertain. Issued patents or patents based on pending patent applications or any future patent applications or trade secrets may not exclude competitors or may not provide a competitive advantage to us. In addition, patents issued or licensed to us may not be held valid if subsequently challenged and others may claim rights in or ownership of such patents. Furthermore, we cannot assure you that our competitors have not developed or will not develop similar products, will not duplicate our products, or will not design around any patents issued to or licensed by us.

We receive a significant portion of our revenues from a small number of customers. Our business will be harmed if our customers reduce their orders from us.

While we receive a significant portion of our revenues from a variety of customers, our revenues can significantly increase due to a large volume of sales to several large customers that vary from year to year. For the years ended December 31, 2009 and 2008, sales to our ten largest customers amounted in the aggregate to approximately $30,890,306 and $2,932,134, respectively, accounting for approximately 61% and 12%, respectively, of our total revenue. For the year ended December 31, 2009, our two largest customers accounted for sales in the approximate amount of $11,978,000 and $10,710,000, respectively, accounting for approximately 24% and 21%, respectively, of our total revenue. We have not entered into long-term supply contracts with either of these customers. Therefore, there can be no assurance that we will maintain or improve the relationships with these two customers, or that we will be able to continue to supply these customers at current levels or at all. If we cannot maintain long-term relationships with these large customers, the loss of sales could have an adverse effect on our business, financial condition and results of operations.

Historical financial results do not include significant amounts of compensation. If our board of directors determines that our officers, managers and other employees should be compensated at market levels appropriate for a publicly traded company, our overall expenses will be increased which could negatively impact our profitability.

We have not historically paid significant amounts of compensation. Although the lack of salaries and bonuses was appropriate for a private Chinese company, in the future, we will compensate our executives and employees at market levels of compensation as determined by our board of directors which will result in a thirty percent to fifty percent increase in the compensation expenses that have been included in our historical financial results. Such increase, however, will have a minimum impact on our results of operations and profit margins.

We may require additional financing in the future and our operations could be curtailed if we are unable to obtain required additional financing when needed.

We may need to obtain additional debt or equity financing to fund future capital expenditures. While we do not anticipate seeking additional financing in the immediate future, any additional equity may result in dilution to the holders of our outstanding shares of capital stock. Additional debt financing may include conditions that would restrict our freedom to operate our business, such as conditions that:

•	limit our ability to pay dividends or require us to seek consent for the payment of dividends;

•	increase our vulnerability to general adverse economic and industry conditions;

•

require us to dedicate a portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund capital expenditures, working capital and other general corporate purposes; and

•	limit our flexibility in planning for, or reacting to, changes in our business and our industry.

We cannot guarantee that we will be able to obtain any additional financing on terms that are acceptable to us, or at all.

Potential disruptions in the capital and credit markets may adversely affect our business, including the availability and cost of short-term funds for liquidity requirements, which could adversely affect our results of operations, cash flows and financial condition.

In the last two years, the global economy has experienced a contraction, which has affected the availability of business and consumer credit. We may need to rely on the credit markets, particularly for short-term borrowings from banks in the PRC, as well as the capital markets, to meet our financial commitments and short-term liquidity needs if internal funds are not available from our operations. Disruptions in the credit and capital markets, as have been experienced since mid-2008, could adversely affect our ability to draw on such short-term bank facilities. Our access to funds under such credit facilities is dependent on the ability of the banks that are parties to those facilities to meet their funding commitments, which may be dependent on governmental economic policies in the PRC. Those banks may not be able to meet their funding commitments to us if they experience shortages of capital and liquidity or if they experience excessive volumes of borrowing requests from us and other borrowers within a short period of time.

Long-term disruptions in the credit and capital markets, similar to those that have been experienced since mid-2008, could result from uncertainty, changing or increased regulation, reduced alternatives or failures of financial institutions and could adversely affect our access to liquidity needed for our business. Any disruption could require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business needs can be arranged. Such measures could include deferring capital expenditures, and reducing or eliminating discretionary uses of cash.

Continued market disruptions could cause broader economic downturns, which may lead to lower demand for our products and increased likelihood that our customers will be unable to pay for our products. Further, bankruptcies or similar events by customers may cause us to incur bad debt expense at levels higher than historically experienced. These events would adversely impact our results of operations, cash flows and financial position.

Our senior management lacks experience complying with laws applicable to operating as a U.S. public company domiciled in the Cayman Islands. These obligations can be burdensome and complicated, and a failure to comply with such obligations could have a material adverse effect on Yuan Hong.

Prior to the completion of this offering, Baisha Fujian has operated as a private company located in China. In connection with this offering, the senior management of Baisha Fujian formed Yuan Hong in the Cayman Islands, Yuanhong HK in Hong Kong and caused WFOE to become Yuan Hong’s subsidiary in the PRC. They also caused Baisha Fujian and WFOE to enter into certain agreements that gave Yuan Hong effective control over the operations of Baisha Fujian by virtue of its ownership of Yuanhong HK and Yuanhong HK’s ownership of WFOE. In the process of taking these steps to prepare our company for this initial public offering, Baisha Fujian’s senior management became the senior management of Yuan Hong.

As a result of this offering, our company will become subject to laws, regulations and obligations that do not currently apply to it, and our senior management currently has no experience in complying with such laws, regulations and obligations. For example, Yuan Hong will need to comply with the Cayman Islands laws applicable to companies that are domiciled in that country. By contrast, such senior management is currently experienced in operating the business of Baisha Fujian in compliance with Chinese law. Similarly, by virtue of this offering, Yuan Hong will be required to file quarterly and annual reports and to comply with U.S. securities and other laws, which may not have applied to Yuan Hong prior to the offering. These obligations can be burdensome and complicated, and failure to comply with such obligations could have a material adverse effect on Yuan Hong. In addition, we expect that the process of learning about such new obligations as a public company in the United States will require senior management to devote time and resources to such efforts that might otherwise be spent on the operation of the business of fire enterprises.

We are substantially dependent upon our senior management and key research and development personnel. The loss of any one of them would have a material adverse effect on our business operations.

We are highly dependent on our senior management to manage our business and operations. We also depend on our key research personnel for the development of new technology and products. We do not maintain key man life insurance on any of our senior management or key personnel. The loss of any one of them would have a material adverse effect on our business and operations. Competition for senior management and our other key personnel is intense and the pool of suitable candidates is limited. We may be unable to locate a suitable replacement for any senior management or key personnel that we lose. In addition, if any member of our senior management or key personnel joins a competitor or forms a competing company, they may compete with us for customers, business partners and other key professionals and staff members of our company. Although each of our senior management and key personnel has signed a confidentiality and non-competition agreement in connection with his employment with us, we cannot assure you that we will be able to successfully enforce these provisions in the event of a dispute between us and any member of our senior management or key personnel.

We compete for qualified personnel with other fire products companies and research institutions. If we are unable to attract and retain qualified employees, we may be unable to meet our business and financial goals.

We compete for qualified personnel with other fire products companies and research institutions. Intense competition for these personnel could cause our compensation costs to increase, which could have a material adverse effect on our results of operations. Our future success and ability to grow our business will depend in part on the continued service of these individuals and our ability to identify, hire and retain additional qualified personnel. If we are unable to attract and retain qualified employees, we may be unable to meet our business and financial goals.

We may not pay dividends.

We declared $6,592,537 and $4,397,215 in dividends for the years ended December 31, 2009 and 2008, respectively. Although we have achieved net profitability in the past, we cannot assure you that our operations will continue to result in sufficient revenues to enable us to operate at profitable levels or to generate positive cash flows. Furthermore, there is no assurance our Board of Directors will declare dividends even if we remain profitable. Dividend policy is subject to the discretion of our Board of Directors and will depend on, among other things, our earnings, financial condition, capital requirements and other factors. If we determine to pay dividends on any of our ordinary shares in the future, we will be dependent, in large part, on receipt of funds from Baisha Fujian. See “Dividend Policy.”

We do not carry business interruption insurance so we could incur unrecoverable losses if our business is interrupted.

We are subject to risks inherent to our business, including equipment failure, theft, natural disasters, industrial accidents, labor disturbances, business interruptions, property damage, product liability, personal injury and death. We do not carry any business interruption insurance or third-party liability insurance or other insurance to cover risks associated with our business. As a result, if we suffer losses, damages or liabilities, including those caused by natural disasters or other events beyond our control and we are unable to make a claim again a third party, we will be required to bear all such losses from our own funds, which could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Corporate Structure

The PRC government may determine that the Control Agreements are not in compliance with applicable PRC laws, rules and regulations. If so, the relevant regulatory authorities would have broad discretion with respect to actions that could be taken in dealing with such non-compliance. Any of these actions could adversely affect our ability to manage, operate and gain the financial benefits of Baisha Fujian, which would have a material adverse impact on our business, financial condition and results of operations.

We manage and operate Baisha Fujian, our operational entity, through WFOE pursuant to the rights its holds under the Control Agreements. By reason of the Control Agreements, Baisha Fujian is a variable interest entity. Almost all economic benefits and risks arising from Baisha Fujian’s operations are transferred to WFOE under these agreements. Details of the Control Agreements are set out in “Our Business – Control Agreements.”

In the opinion of Jingtian & Gongcheng, our PRC legal counsel, the ownership structure of Baisha Fujian, its subsidiaries and WFOE, both currently and after giving effect to this offering, are in compliance with existing PRC laws and regulations; and the agreements of the contractual arrangements among Yuanhong Hong Kong, WFOE, Baisha Fujian and its shareholders are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect. We have been advised by our PRC legal counsel, however, that there are uncertainties regarding the interpretation and application of current and future PRC laws and regulations. If the Control Agreements were for any reason determined to be in breach of any future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such breach, including:

•	imposing economic penalties;

•	discontinuing or restricting the operations of WFOE or Baisha Fujian;

•	imposing conditions or requirements with respect to the Control Agreements with which WFOE or Baisha Fujian may not be able to comply;

•	requiring our company to restructure the relevant ownership structure or operations;

•	taking other regulatory or enforcement actions that could adversely affect our company’s business; and

•	revoking the business licenses and/or the licenses or certificates of WFOE, and/or voiding the Control Agreements.

Any of these actions could adversely affect our ability to manage, operate and gain the financial benefits of Baisha Fujian, which would have a material adverse impact on our business, financial condition and results of operations.

We rely on the approval certificates and business licenses held by WFOE and Baisha Fujian, and any deterioration of the relationship between WFOE and Baisha Fujian could materially and adversely affect our business operations.

We operate our business in China on the basis of the approval certificates, business license and other requisite licenses held by WFOE and Baisha Fujian. The approval certificate of WFOE will expire upon the expiration of the operation term of WFOE, which is 30 years long commencing on June 21, 2010 and ending on June 20, 2010. There is no assurance that WFOE and Baisha Fujian will be able to renew their licenses or certificates when their terms expire with substantially similar terms as the ones they currently hold.

Control Agreements may not provide effective control over Baisha Fujian

Our relationship with Baisha Fujian is governed by the Control Agreements that are intended to provide us with effective control over the business operations of Baisha Fujian. However, the Control Agreements may not always be effective in providing sufficient control over all business operations, including, but not limited to, the application for and maintenance of the licenses required for our business operations. Baisha Fujian could violate the Control Agreements, go bankrupt, suffer from difficulties in its business or otherwise become unable to perform its obligations under the Control Agreements. Any of these violations may cause severe and irreparable harm to our operations, reputations and business.

If Yuanhong HK exercises the purchase option it holds over Baisha Fujian’s share capital pursuant to the Control Agreements, the payment of the purchase price could materially and adversely affect our financial position.

Under the Control Agreements, Baisha Fujian’s shareholders have granted Yuanhong HK an option for the maximum period of time allowed by law to purchase all of the equity interest in Baisha Fujian at a price based on an appraisal of the equity interest which shall be the lowest price allowable by applicable PRC laws and regulations. As Baisha Fujian is already our contractually controlled subsidiary, Yuanhong HK’s exercise of the option would not bring immediate benefits to our company, and payment of the purchase prices could adversely affect our financial position.

WFOE’s contractual arrangements with Baisha Fujian may not be as effective in providing control over Baisha Fujian as direct ownership.

Neither Yuan Hong nor WFOE owns any equity interest in Baisha Fujian. We conduct substantially all of our operations and generate substantially all of our revenues through Control Agreements with Baisha Fujian, which provide us, through our ownership of Yuanhong HK and Yuanhong HK’s ownership of WFOE, with effective control over Baisha Fujian. We depend on Baisha Fujian to hold and maintain contracts with our customers. Neither our company nor WFOE has any business assets or revenue streams other than through our Control Agreements with Baisha Fujian. Although we have been advised by Jingtian & Gongcheng, our Chinese legal counsel, that each contract under WFOE’s contractual arrangements with Baisha Fujian is valid, binding and enforceable under current Chinese laws and regulations, these contractual arrangements may not be as effective in providing us with control over Baisha Fujian as direct ownership of Baisha Fujian would be. In addition, Baisha Fujian may breach the contractual arrangements. For example, Baisha Fujian may decide not to make contractual payments to WFOE, and consequently to our company, in accordance with the existing contractual arrangements. In the event of any such breach, we would have to rely on legal remedies under Chinese law. These remedies may not always be effective, particularly in light of uncertainties in the Chinese legal system.

WFOE’s contractual arrangements with Baisha Fujian may result in adverse tax consequences to us, possibly resulting in additional tax, penalty and interest due for Baisha Fujian, which would reduce the amount of money available for payment to WFOE and, as a result, our company.

We could face material and adverse tax consequences if the Chinese tax authorities determine that WFOE’s contractual arrangements with Baisha Fujian were not made on an arm’s length basis and adjust our income and expenses for Chinese tax purposes in the form of a transfer pricing adjustment. A transfer pricing adjustment could result in a reduction, for Chinese tax purposes, of adjustments recorded by Baisha Fujian, which could adversely affect us by increasing Baisha Fujian’s tax liability without reducing WFOE’s tax liability, which could further result in late payment fees and other penalties to Baisha Fujian for underpaid taxes. According to the PRC Tax Administration and Collection Law, in the case of a transfer pricing related adjustment, the statute of limitations is ten years.

The shareholders of Baisha Fujian have potential conflicts of interest with us, which may adversely affect our business.

Neither we nor WFOE owns any portion of the equity interests of Baisha Fujian. Instead, we rely on WFOE’s contractual obligations to enforce our interest in receiving payments from Baisha Fujian. Conflicts of interests may arise between Baisha Fujian’s shareholders and our company if, for example, their interests in receiving dividends from Baisha Fujian were to conflict with our interest requiring these companies to make contractually-obligated payments to WFOE. As a result, we have required each of the shareholders of Baisha Fujian to execute irrevocable powers of attorney to appoint Yuanhong HK to be its attorney-in-fact to vote on its behalf on all matters requiring shareholder approval by Baisha Fujian and to require Baisha Fujian’s compliance with the terms of its contractual obligations. We cannot assure you, however, that when conflicts of interest arise, these companies’ shareholders will act completely in our interests or that conflicts of interests will be resolved in our favor. In addition, these shareholders could violate their agreements with us by diverting business opportunities from us to others. If we cannot resolve any conflicts of interest between us and Baisha Fujian’s shareholders, we would have to rely on legal proceedings, which could result in the disruption of our business.

We rely on dividends paid by WFOE for our cash needs and any limitation on the ability of our WFOE to pay dividends to us could have a material adverse effect on our ability to pay dividends, to service debt we may incur and to pay our operating expenses.

We rely primarily on dividends paid by WFOE for our cash needs, including the funds necessary to pay dividends and other cash distributions, if any, to our shareholders, to service any debt we may incur and to pay our operating expenses. The payment of dividends by entities organized in China is subject to limitations. Regulations in the PRC currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China. If we determine to pay dividends on any of our ordinary shares in the future, as a holding company, we will be dependent on receipt of funds from WFOE. See “Dividend Policy.”

Pursuant to the new PRC enterprise income tax law effective on January 1, 2008, dividends payable by a foreign investment entity to its foreign investors are subject to a withholding tax of up to 20%. At present, the Chinese tax authority has not issued any guidance on the application of the EIT Law and its implementing rules on non-Chinese enterprises or group enterprise controlled entities whose structures are like ours. In practice, the tax authorities typically impose the withholding tax rate of 10% rate, as prescribed in the implementation regulations; however, there can be no guarantee that this practice will continue as more guidance is provided by relevant government authorities. As a result, we are unable to predict whether payments from WFOE to Yuan Hong will be subject to withholding tax because it is unclear whether Yuan Hong will be deemed to be a resident enterprise for Chinese tax purposes. If so, Yuan Hong will be subject to an enterprise income tax rate of 25% on all of its income, including interest income on the proceeds from this offering on a worldwide basis. However, if Yuan Hong is deemed to be a non-resident enterprise, then it will be subject to a withholding tax at the rate of 10% on any dividends paid by its Chinese subsidiaries to Yuan Hong.

The payment of dividends by entities organized in China is subject to limitations, procedures and formalities. Regulations in the PRC currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China. WFOE is also required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its surplus reserves fund until the accumulative amount of such reserves reaches 50% of its registered capital.

The transfer to this surplus reserves fund must be made before distribution of any dividend to shareholders. The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital. For the years ended December 31, 2009 and 2008, respectively, the Company appropriated $1,242,663 and $420,944.

If Yuanhong HK is required to make a payment under its agreement to bear the losses of Baisha Fujian, our liquidity may be adversely affected, which could harm our financial condition and results of operations.

On July 1, 2010, Yuanhong HK entered into Exclusive Equity Interest Purchase Agreements with Baisha Fujian and its individual shareholders. Pursuant to the Exclusive Equity Interest Purchase Agreements, Yuanhong HK agreed to bear the losses of Baisha Fujian. If Baisha Fujian suffers losses and Yuanhong HK is required to absorb all or a portion of such losses, Yuanhong HK will be required to seek reimbursement from Baisha Fujian. In such event, it is unlikely that Baisha Fujian will be able to make such reimbursement and Yuanhong HK may be unable to recoup the loss Yuanhong HK absorbed at such time, if ever. Further, under the Exclusive Equity Interest Purchase Agreements, Yuanhong HK may absorb the losses at a time when Yuanhong HK does not have sufficient cash to make such payment and at a time when we or Yuanhong HK may be unable to borrow such funds on terms that are acceptable, if at all. As a result, any losses absorbed under the Exclusive Equity Interest Purchase Agreements may have an adverse effect on our liquidity, financial condition and results of operations.

Risks of Doing Business in China

A general economic downturn, a recession or a sudden disruption in business conditions in the PRC may affect demand for our products and services, which could adversely affect our business.

Demand for and purchases of our products is affected by a number of general economic factors, including the rate of growth of the PRC economy, the levels of government and private investment in infrastructure and construction, inflation, interest rates, energy costs, gasoline prices and other economic conditions, that are beyond our control. In recent years, the PRC economy has expanded rapidly, although its growth has slowed somewhat during the worldwide economic downturn of the last two years. A further slowing of economic activity or other adverse changes in economic conditions could result in reduced demand for our products and/or greater price pressure on our business, adversely affecting our business and operational results.

Since our operations and assets are located in the PRC, shareholders may find it difficult to enforce a U.S. judgment against the assets of our company, our directors and executive officers.

Our operations and assets are located in the PRC. In addition, most of our executive officers and directors are non-residents of the U.S., and substantially all the assets of such persons are located outside the U.S. As a result, it could be difficult for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against us or any of these persons. See “Enforceability of Civil Liabilities.”

We must remit the offering proceeds to China before they may be used to benefit our business in China, and this process may take a number of months.

The proceeds of this offering must be sent back to the PRC, and the process for sending such proceeds back to the PRC may take several months after the closing of this offering. We may be unable to use these proceeds to grow our business until we receive such proceeds in the PRC. In order to remit the offering proceeds to China, we will take the following actions:

•

First, we will open a special foreign exchange account for capital account transactions. To open this account, we must submit to the State Administration for Foreign Exchange (“SAFE”) certain application forms, identity documents, transaction documents, form of foreign exchange registration of overseas investments of the domestic residents, and foreign exchange registration certificate of the invested company.

•	Second, we will remit the offering proceeds into this special foreign exchange account.

•

Third, we will apply for settlement of the foreign exchange. In order to do so, we must submit to SAFE certain application forms, identity documents, payment order to a designated person, and a tax certificate.

The timing of the process is difficult to estimate because the efficiencies of different SAFE branches can vary materially. Ordinarily the process takes several months but is required to be accomplished within 180 days of application by law.

Fluctuation of the Renminbi could materially affect our financial condition and results of operations.

As of October 22, 2010, the exchange rate between the Renminbi and U.S. dollar was ¥6.6585 to $1.00. Changes in the value of the Renminbi against the U.S. dollar, Euro and other foreign currencies are affected by, among other things, changes in China’s political and economic conditions.

Any significant revaluation of the Renminbi may have a material adverse effect on our revenues and financial condition, and the value of, and any dividends payable on our shares in U.S. dollar terms. For example, to the extent that we need to convert U.S. dollars we receive from our initial public offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on Renminbi amount we would receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of paying dividends on our common shares or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us.

In addition, fluctuations of the Renminbi against other currencies may increase or decrease the cost of imports, and thus affect the price-competitiveness of Baisha Fujian’s products against products of foreign manufacture or products relying on foreign inputs. To the extent Baisha Fujian continues to sell products solely in China and to purchase materials solely in China, a change in the exchange rate would not directly affect our financial condition or results of operation. It would, however, cause our company’s financial statements to appear stronger in U.S. dollars upon translation from Renminbi to the extent the Renminbi strengthens against the U.S. dollar and weaker to the extent the Renminbi weakens.

If Baisha Fujian begins to sell products in U.S. dollars, then a stronger dollar will result in an improvement in our financial condition and results of operations to the extent of the improvement in exchange rate, multiplied by the percentage of our sales that are conducted in U.S. dollars, less any impact associated with purchasing materials in U.S. dollars.

We reflect the impact of currency translation adjustments in our financial statements under the heading “foreign currency translation adjustment.” For the years ended December 31, 2009 and 2008, and the six months ended June 30, 2010, we recorded adjustments of $8,922, $402,745 and $151,996, respectively, for foreign currency translations. We do not engage in any currency hedging transactions in an effort to mitigate this risk.

Any material revaluation of Renminbi may materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, our ordinary shares in U.S. dollars. For example, an appreciation of Renminbi against the U.S. dollar would make any new Renminbi denominated investments or expenditures more costly to us, to the extent that we need to convert U.S. dollars into Renminbi for such purposes. See “Exchange Rate Information.”

Although we use the United States dollar for financial reporting purposes, all of the transactions effected by WFOE, Yuan Hong and Yuanhong HK are denominated in the PRC’s currency, the RMB. The value of the RMB fluctuates and is subject to changes in the PRC’s political and economic conditions. We do not currently engage in hedging activities to protect against foreign currency risks. Even if we chose to engage in such hedging activates, we may not be able to do so effectively. Future movements in the exchange rate of the RMB could adversely affect our financial condition as we may suffer financial losses when transferring money raised outside of China into the country or paying vendors for services performed outside of China.

If any dividend is declared in the future and paid in a foreign currency, you may be taxed on a larger amount in U.S. dollars than the U.S. dollar amount that you will actually ultimately receive.

If you are a United States holder, you will be taxed on the U.S. dollar value of your dividends, if any, at the time you receive them, even if you actually receive a smaller amount of U.S. dollars when the payment is in fact converted into U.S. dollars. Specifically, if a dividend is declared and paid in a foreign currency, the amount of the dividend distribution that you must include in your income as a U.S. holder will be the U.S. dollar value of the payments made in the foreign currency, determined at the spot rate of the foreign currency to the U.S. dollar on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars. Thus, if the value of the foreign currency decreases before you actually convert the currency into U.S. dollars, you will be taxed on a larger amount in U.S. dollars than the U.S. dollar amount that you will actually ultimately receive.

Adverse changes in economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business.

Substantially all of our business operations are conducted in China. Accordingly, our results of operations, financial condition and prospects are subject to economic, political and legal developments in China. China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources.

While the PRC economy has grown more rapidly in the past 30 years than the world economy as a whole, growth has been uneven across different regions and among various economic sectors of China. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. Since early 2004, the PRC government has implemented certain measures to control the pace of economic growth. Such measures may cause a decrease in the level of economic activity in China, which in turn could adversely affect our results of operations and financial condition.

Introduction of new laws or changes to existing laws by the PRC government may adversely affect our business.

The PRC legal system is a codified legal system made up of written laws, regulations, circulars, administrative directives and internal guidelines. Unlike common law jurisdictions like the U.S., decided cases (which may be taken as reference) do not form part of the legal structure of the PRC and thus have no binding effect. Furthermore, in line with its transformation from a centrally planned economy to a more free market-oriented economy, the PRC government is still in the process of developing a comprehensive set of laws and regulations. As the legal system in the PRC is still evolving, laws and regulations or the interpretation of the same may be subject to further changes.

We may be subject to foreign exchange controls in the PRC. These restrictions could postpone our use of funds raised in this offering.

Our PRC subsidiary and affiliates are subject to PRC rules and regulations on currency conversion. In the PRC, SAFE regulates the conversion of the RMB into foreign currencies. Foreign investment enterprises (“FIEs”) are required to apply to SAFE for “Foreign Exchange Registration Certificate for FIEs.” WFOE is a FIE. With such registration certifications, FIEs are allowed to open foreign currency accounts including the “recurrent account” and the “capital account.” Currently, conversion within the scope of the “recurrent account” can be effected without requiring the approval of SAFE. However, conversion of currency in the “capital account” (e.g. for capital items such as direct investments, loans, securities, etc.) still requires the approval of SAFE.

In particular, if WFOE borrows foreign currency through loans from Yuan Hong or other foreign lenders, these loans must be registered with SAFE. If WFOE is financed by means of additional capital contributions, these capital contributions must be approved by certain Chinese government authorities, including China’s Ministry of Commerce (“MOFCOM”), or the local counterparts of SAFE and MOFCOM. These restrictions could postpone our use of funds raised in this offering.

PRC laws and regulations governing our businesses and the validity of certain of our contractual arrangements are uncertain. If we are found to be in violation of such PRC laws and regulations, we could be subject to sanctions. In addition, changes in such PRC laws and regulations may materially and adversely affect our business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of the Control Agreements. Yuan Hong, Yuanhong HK and WFOE are considered foreign persons or foreign invested enterprises under PRC law. As a result, Yuan Hong, Yuanhong HK and WFOE are subject to PRC law limitations on foreign ownership of Chinese companies. These laws and regulations are relatively new and may be subject to change, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

The PRC government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new PRC laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future PRC laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. Any of these or similar actions could disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

Recent PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability and limit our ability to inject capital into our PRC subsidiary, limit our subsidiary’s ability to increase its registered capital, distribute profits to us, or otherwise adversely affect us.

On October 21, 2005, the SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-raising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or Notice 75, which became effective as of November 1, 2005. According to Notice 75, registration with the local SAFE branch is required for PRC residents to establish or to control an offshore company for the purposes of financing that offshore company with assets or equity interests in an onshore enterprise located in the PRC. An amendment to registration or filing with the local SAFE branch by such PRC resident is also required for the injection of equity interests or assets of an onshore enterprise in the offshore company or overseas funds raised by such offshore company, or any other material change involving a change in the capital of the offshore company.

We have requested our shareholders who are PRC residents to make the necessary applications, filings and amendments as required under Notice 75 and other related rules. We attempt to comply, and attempt to ensure that our shareholders who are subject to these rules comply, with the relevant requirements. All of our current shareholders who are PRC residents have informed us that they have made necessary applications and fillings under Notice 75. However, we cannot provide any assurances that all of our shareholders in the future who are PRC residents will comply with our request to make or obtain any applicable registrations or comply with other requirements required by Notice 75 or other related rules. The failure or inability of our PRC resident shareholders to make any required registrations or comply with other requirements may subject such shareholders to fines and legal sanctions and may also limit our ability to contribute additional capital into or provide loans to (including using the proceeds from this offering) WFOE or Baisha Fujian, limit their ability to pay dividends or otherwise distribute profits to us, or otherwise adversely affect us.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies. We receive the majority of our revenues in Renminbi. Under our current corporate structure, our income is derived from payments from WFOE. Shortages in the availability of foreign currency may restrict the ability of WFOE to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the SAFE by complying with certain procedural requirements. However, approval from appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders. See “Regulation – Regulation of Foreign Currency Exchange and Dividend Distribution.”

Recent changes in the PRC’s labor law restrict our ability to reduce our workforce in the PRC in the event of an economic downturn and may increase our production costs.

In June 2007, the National People’s Congress of the PRC enacted new labor law legislation called the Labor Contract Law, which became effective on January 1, 2008. To clarify certain details in connection with the implementation of the Labor Contract Law, the PRC State Council promulgated the Implementing Rules for the Labor Contract Law on September 18, 2008, which came into effect immediately. The new legislation formalized workers’ rights concerning overtime hours, pensions, layoffs, employment contracts and the role of trade unions. Considered one of the strictest labor laws in the world, among other things, this new law provides for specific standards and procedures for the termination of an employment contract and places the burden of proof on the employer. In addition, the law requires the payment of a statutory severance pay upon the termination of an employment contract in most cases, including the case of the expiration of a fixed-term employment contract. Further, the law requires an employer to conclude an “employment contract without a fixed-term” with any employee who either has worked for the same employer for 10 consecutive years or more or has had two consecutive fixed-term contracts with the same employer. An “employment contract without a fixed term” can no longer be terminated on the ground of the expiration of the contract, although it can still be terminated pursuant to the standards and procedures set forth under the new law. Because of the lack of precedents for the enforcement of such a law, the standards and procedures set forth under the law in relation to the termination of an employment contract have raised concerns among foreign investment enterprises in the PRC that such “employment contract without a fixed term” might in fact become a “lifetime, permanent employment contract.” Finally, under the new law, downsizing of either more than 20 people or more than 10% of the workforce may occur only under specified circumstances, such as a restructuring undertaken pursuant to the PRC’s Enterprise Bankruptcy Law, or where a company suffers serious difficulties in production and/or business operations, or where there has been a material change in the objective economic circumstances relied upon by the parties at the time of the conclusion of the employment contract, thereby making the performance of such employment contract not possible. To date, there has been very little guidance and precedents as to how such specified circumstances for downsizing will be interpreted and enforced by the relevant PRC authorities. All of our employees working for us exclusively within the PRC are covered by the new law and thus, our ability to adjust the size of our operations when necessary in periods of recession or less severe economic downturns may be curtailed. Accordingly, if we face future periods of decline in business activity generally or adverse economic periods specific to our business, this new law can be expected to exacerbate the adverse effect of the economic environment on our results of operations and financial condition.

We may be subject to fines and legal sanctions by SAFE or other PRC government authorities if we or our employees who are PRC citizens fail to comply with PRC regulations relating to employee stock options granted by offshore listed companies to PRC citizens. Such events could adversely affect our business operations.

On March 28, 2007, SAFE promulgated the Operating Procedures for Foreign Exchange Administration of Domestic Individuals Participating in Employee Stock Ownership Plans and Stock Option Plans of Offshore Listed Companies, or Circular 78. Under Circular 78, Chinese citizens who are granted share options by an offshore listed company are required, through a Chinese agent or Chinese subsidiary of the offshore listed company, to register with SAFE and complete certain other procedures, including applications for foreign exchange purchase quotas and opening special bank accounts. We and our Chinese employees who may be granted share options are subject to Circular 78. Failure to comply with these regulations may subject us or our Chinese employees to fines and legal sanctions imposed by SAFE or other PRC government authorities and may prevent us from further granting options under our share incentive plans to our employees. Such events could adversely affect our business operations.

Changes in China’s political and economic policies could harm our business.

China’s economy has historically been a planned economy subject to governmental plans and quotas and has, in certain aspects, been transitioning to a more market-oriented economy. Although we believe that the economic reform and the macroeconomic measures adopted by the Chinese government have had a positive effect on the economic development of China, we cannot predict the future direction of these economic reforms or the effects these measures may have on our business, financial position or results of operations. In addition, the Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development (“OECD”). These differences include:

•	economic structure;

•	level of government involvement in the economy;

•	level of development;

•	level of capital reinvestment;

•	control of foreign exchange;

•	methods of allocating resources; and

•	balance of payments position.

As a result of these differences, our business may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries. See “Our Business – Industry and Market Background.”

Since 1979, the Chinese government has promulgated many new laws and regulations covering general economic matters. Despite these efforts to develop a legal system, China’s system of laws is not yet complete. Even where adequate law exists in China, enforcement of existing laws or contracts based on existing law may be uncertain or sporadic, and it may be difficult to obtain swift and equitable enforcement or to obtain enforcement of a judgment by a court of another jurisdiction. The relative inexperience of China’s judiciary, in many cases, creates additional uncertainty as to the outcome of any litigation. In addition, interpretation of statutes and regulations may be subject to government policies reflecting domestic political changes. Our activities in China will also be subject to administration review and approval by various national and local agencies of China’s government. Because of the changes occurring in China’s legal and regulatory structure, we may not be able to secure the requisite governmental approval for our activities. Although we have obtained all required governmental approval to operate our business as currently conducted, to the extent we are unable to obtain or maintain required governmental approvals, the Chinese government may, in its sole discretion, prohibit us from conducting our business. See “Our Business – Industry and Market Background.”

Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The Chinese government may not continue to pursue these policies or may alter them to our detriment from time to time with little, if any, prior notice. Changes in policies, laws and regulations or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to shareholders, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business. Change in policies toward private enterprise or even nationalize or expropriate private enterprises, could result in the total loss of our investment in that country.

Our business benefits from certain government incentives. Expiration, reduction or discontinuation of, or changes to these incentives will increase our tax burden and reduce our income.

The PRC government has provided various incentives to qualified high- and new-technology enterprises in order to encourage investment in technologies that will benefit China’s industry and society. Effective January 1, 2010 and expiring July 31, 2012, Baisha Fujian qualified as a High- and New-Technology Enterprise eligible to receive a government incentive in the form of reduced statutory income tax at the applicable rate of 15% on taxable profits in China, as compared to the statutory rate of 25%. If Baisha Fujian were to cease to qualify for this reduced tax rate, we would pay taxes at the standard 25% rate.

If relations between the United States and China worsen, our share price may decrease and we may have difficulty accessing U.S. capital markets.

At various times during recent years, the United States and China have had disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China could adversely affect the market price of our ordinary shares and our ability to access U.S. capital markets.

Our operations are located in China, and information about our operations are not readily available from independent third-party sources. Shareholders will be dependent upon management for reports of their progress, development, activities and expenditure of proceeds.

Because Baisha Fujian and WFOE are based in China, our shareholders may have greater difficulty in obtaining information about them on a timely basis than would shareholders of a U.S.-based company. Their operations will continue to be conducted in China and shareholders may have difficulty in obtaining information about them from sources other than the companies themselves. Information available from newspapers, trade journals, or local, regional or national regulatory agencies such as issuance of construction permits and contract awards for development projects will not be readily available to shareholders and, where available, will likely be available only in Chinese. Shareholders will be dependent upon management for reports of their progress, development, activities and expenditure of proceeds.

Our failure to obtain prior approval of the China Securities Regulatory Commission (“CSRC”) of the listing and trading of our ordinary shares on a foreign stock exchange could delay this offering or could have a material adverse effect upon our business, operating results, reputation and trading price of our ordinary shares.

On August 8, 2006, six PRC regulatory agencies, including MOFCOM, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, the CSRC and SAFE, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “New M&A Rule”). The New M&A Rule became effective on September 8, 2006. This regulation contains provisions that purport to require that an offshore special purpose vehicle (“SPV”) formed for listing purposes and controlled directly or indirectly by PRC companies or individuals shall obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of overseas listings. However, the application of the New M&A Rule remains unclear. Our PRC counsel, Jingtian & Gongcheng, has advised us that, based upon their understanding of current PRC laws and regulations:

•

We currently control our Chinese affiliate, Baisha Fujian, by virtue of WFOE’s Control Agreements with Baisha Fujian but not through equity interest or asset acquisition which are stipulated in the New M&A Rule;

•

WFOE was established as a foreign-invested enterprise by means of direct investment at the time of their respective incorporation and not through a “merge with or acquisition of the equity or assets of any PRC domestic enterprise” as such terms is defined under the New M&A Rule; and

•

In spite of the lack of clarity on this issue, the CSRC has not issued any definitive rule or interpretation regarding whether offerings like the one contemplated by this Prospectus are subject to the New M&A Rule.

The CSRC has not issued any such definitive rule or interpretation, and we have not chosen to voluntarily request approval under the New M&A Rule. If the CSRC requires that we obtain its approval prior to the completion of this offering, the offering will be delayed until we obtain CSRC approval, which may take several months. There is also the possibility that we may not be able to obtain such approval. If prior CSRC approval was required, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory authorities. These authorities may impose fines and penalties upon our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, or take other actions that could have a material adverse effect upon our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ordinary shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to terminate this offering prior to closing.

Risks Associated with This Offering

There may not be an active, liquid trading market for our ordinary shares. You may not be able to sell your shares at the market price, if at all.

Prior to this offering, there has been no public market for our ordinary shares. An active trading market for our ordinary shares may not develop or be sustained following this offering. You may not be able to sell your shares at the market price, if at all, if trading in our shares is not active. The initial public offering price was determined by negotiations between us and the placement agent based upon a number of factors. The initial public offering price may not be indicative of prices that will prevail in the trading market.

Investors risk loss of use of funds allocated for purchases, with no right of return, during the offering period.

We cannot assure you that all or any shares will be sold. Anderson & Strudwick, our placement agent, is offering our shares on a “best efforts, minimum-maximum basis.” We have no firm commitment from anyone to purchase all or any of the shares offered. If offers to purchase a minimum of ordinary shares are not received on or before October 31, 2010, escrow provisions require that all funds received be promptly refunded. If refunded, investors will receive no interest on their funds. During the offering period, investors will not have any use or right to return of the funds. None of our officers, directors or affiliates may purchase shares in this offering.

The market price for our ordinary shares may be volatile, which could result in substantial losses to investors.

The market price for our ordinary shares is likely to be volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in the Chinese economy;

•	announcements by our competitors of acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel; or

•	potential litigation.

In addition, the securities markets have from time to time experienced price and volume fluctuations that are not related to the operating performance of particular companies. As a result, to the extent shareholders sell our shares in negative market fluctuation, they may not receive a price per share that is based solely upon our business performance. We cannot guarantee that shareholders will not lose some of their entire investment in our ordinary shares.

If we are listed on the NASDAQ Capital Market and our financial condition deteriorates, we may not meet continued listing standards on the NASDAQ Capital Market.

The NASDAQ Capital Market also requires companies to fulfill specific requirements in order for their shares to continue to be listed. In order to qualify for continued listing on the NASDAQ Capital Market, we must meet the following criteria:

•

Our shareholders’ equity must be at least $2,500,000; or the market value of our listed securities must be at least $35,000,000; or our net income from continuing operations in our last fiscal year (or two of the last three fiscal years) must have been at least $500,000;

•	The market value of our shares held by non-affiliates must be at least $500,000;

•	The market value of our shares must be at least $1,000,000;

•	The minimum bid price for our shares must be at least $1.00 per share;

•	We must have at least 300 shareholders;

•	We must have at least 2 market makers; and

•

We must have adopted NASDAQ-mandated corporate governance measures, including a Board of Directors comprised of a majority of independent directors, an Audit Committee comprised solely of independent directors and the adoption of a code of ethics among other items.

If our shares are listed on the NASDAQ Capital Market but are delisted from the NASDAQ Capital Market at some later date, our shareholders could find it difficult to sell our shares. In addition, if our ordinary shares are delisted from the NASDAQ Capital Market at some later date, we may apply to have our ordinary shares quoted on the Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau, Inc. The Bulletin Board and the “pink sheets” are generally considered to be less efficient markets than the NASDAQ Capital Market. In addition, if our ordinary shares are not so listed or is delisted at some later date, our ordinary shares may be subject to the “penny stock” regulations. These rules impose additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors and require the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. As a result, the ability or willingness of broker-dealers to sell or make a market in our ordinary shares might decline. If our ordinary shares are not so listed or are delisted from the NASDAQ Capital Market at some later date or were to become subject to the penny stock regulations, it is likely that the price of our shares would decline and that our shareholders would find it difficult to sell their shares.

We will incur increased costs as a result of being a public company.

As a public company, we will incur legal, accounting and other expenses that we did not incur as a private company. For example, we must now engage U.S. securities law counsel and U.S. GAAP auditors that we did not require prior to this offering, and we will have annual payments for listing on a stock exchange if we are so listed. In addition, the Sarbanes-Oxley Act, as well as new rules subsequently implemented by the SEC and NASDAQ, has required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. In addition, we will incur additional costs associated with our public company reporting requirements. While it is impossible to determine the amounts of such expenses in advance, we expect that we will incur expenses of between $500,000 and $1 million per year that we did not experience prior to commencement of this offering.

Shares eligible for future sale may adversely affect the market price of our ordinary shares, as the future sale of a substantial amount of outstanding ordinary shares in the public marketplace could reduce the price of our ordinary shares.

The market price of our shares could decline as a result of sales of substantial amounts of our shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our ordinary shares. An aggregate of 15,173,334 ordinary shares will be outstanding before the consummation of this offering and 17,673,334 ordinary shares will be outstanding immediately after this offering, if the maximum offering is raised. All of the shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act. The remaining shares will be “restricted securities” as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act. See “Shares Eligible for Future Sale.”

You will experience immediate and substantial dilution.

The initial public offering price of our shares is expected to be substantially higher than the pro forma net tangible book value per share of our ordinary shares. Assuming the completion of the minimum offering, if you purchase shares in this offering, you will incur immediate dilution of approximately $4.02 per ordinary share or approximately 67.0% in the pro forma net tangible book value per share from the price per share that you pay for the shares. Assuming the completion of the maximum offering, if you purchase shares in this offering, you will incur immediate dilution of approximately $3.92 per ordinary share or approximately 65.3% in the pro forma net tangible book value per share from the price per share that you pay for the ordinary shares. Accordingly, if you purchase shares in this offering, you will incur immediate and substantial dilution of your investment. See “Dilution.”

We have not determined a specific use for a portion of the proceeds from this offering, and we may use the proceeds in ways with which you may not agree.

Our management will have considerable discretion in the application of the net proceeds received by us. In addition, in the event we are unable to locate favorable targets for acquisitions, we have reserved the right to re-allocate funds currently allocated to that purpose to our general working capital. If that were to happen, then our management would have discretion over even more of the net proceeds to be received by our company in this offering. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve profitability or increase our stock price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value. See “Use of Proceeds.”

We may become a passive foreign investment company, which could result in adverse U.S. tax consequences to U.S. investors.

Based upon the nature of our business activities, we may be classified as a passive foreign investment company (“PFIC”), by the U.S. Internal Revenue Service (“IRS”), for U.S. federal income tax purposes. Such characterization could result in adverse U.S. tax consequences to you if you are a U.S. investor. For example, if we are a PFIC, a U.S. investor will become subject to burdensome reporting requirements. The determination of whether or not we are a PFIC is made on an annual basis and will depend on the composition of our income and assets from time to time. Specifically, we will be classified as a PFIC for U.S. tax purposes if either:

•	75% or more of our gross income in a taxable year is passive income; or

•	the average percentage of our assets by value in a taxable year which produce or are held for the production of passive income (which includes cash) is at least 50%.

The calculation of the value of our assets is based, in part, on the then market value of our ordinary shares, which is subject to change. In addition, the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We cannot assure you that we will not be a PFIC for any taxable year. See “Taxation – United States Federal Income Taxation—Passive Foreign Investment Company.”

Entities controlled by our employees, officers and/or directors will control a significant percentage of our ordinary shares, decreasing your influence on shareholder decisions.

Assuming the sale of the maximum offering, entities controlled by our employees, officers and/or directors will, in the aggregate, beneficially own approximately 49.8% of our outstanding shares. Assuming the sale of the minimum offering, entities controlled by our employees, officers and/or directors will, in the aggregate, beneficially own approximately 51.2% of our outstanding ordinary shares. As a result, our employees, officers and directors will possess substantial ability to impact our management and affairs and the outcome of matters submitted to shareholders for approval. These shareholders, acting individually or as a group, could exert control and substantial influence over matters such as electing directors and approving mergers or other business combination transactions. This concentration of ownership and voting power may also discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our ordinary shares. These actions may be taken even if they are opposed by our other shareholders, including those who purchase shares in this offering. See “Principal Shareholders.”

DEFINITIONS, CONVENTIONS AND GLOSSARY OF TECHNICAL TERMS

Except where the context otherwise requires and for purposes of this prospectus only:

•	the terms “we,” “us,” “company,” and “our” refer to:

•	China Yuan Hong Fire Control Group Holdings Ltd, a Cayman Islands company (“Yuan Hong” when referring solely to our Cayman Islands listing company);

•	Yuanhong Fire Technology (HK) Limited (“Yuanhong HK”), a Hong Kong company wholly owned by Yuan Hong;

•	Beijing Yuanhong Dingsheng Fire Control Technology Co., Ltd. (“WFOE”), a Chinese company wholly owned by Yuanhong HK;

•	Fujian Province Baisha Fire Control Industrial Trading Co., Ltd. (“Baisha Fujian”), a Chinese company contractually controlled by Yuanhong HK; and

•	Fujian Fulian Machinery Co., Ltd., a Chinese company that Baisha Fujian acquired on December 10, 2009 (“Fulian Machinery”);

•	“shares” and “ordinary shares” refer to our ordinary shares, $0.0000066 par value;

•	“China” and “PRC” refer to the People’s Republic of China, excluding, for the purposes of this prospectus only, Macau, Taiwan and Hong Kong;

•	all references to “RMB,” “Renminbi” and “¥” are to the legal currency of China and all references to “USD,” “U.S. dollars,” “dollars” and “$” are to the legal currency of the United States.

We refer to Baisha Fujian by name in discussing its (and Fulian Machinery’s) operations and actions prior to the time we acquired control over it, as well as when discussing its current and future independent operations. We refer to “we” and “our company” when discussing our strategies, business plans, organization and other decision-making focused matters, including the activities of Baisha Fujian and Fulian Machinery under our direction and control. Because we control Baisha Fujian by virtue of our ownership of WFOE and WFOE’s contractual right to control the day-to-day operations and corporate activities of Baisha Fujian, we believe it would be misleading in most cases to discuss the business decisions of Baisha Fujian as though Baisha Fujian were at arm’s-length from our company.

This prospectus contains translations of certain RMB amounts into U.S. dollar amounts at a specified rate solely for the convenience of the reader. Unless otherwise noted, all translations made in this prospectus are based upon a rate of ¥6.8258 to US$1.00, which was the exchange rate on March 31, 2010. Unless otherwise stated, we have translated balance sheet amounts with the exception of equity at December 31, 2009 at ¥6.8259 to $1.00 as compared to ¥6.8225 to $1.00 at December 31, 2008. We have stated equity accounts at their historical rate. The average translation rates applied to income statement accounts for the year ended December 31, 2009 and the year ended December 31, 2008 were ¥6.8307 to $1.00 and ¥6.9477 to $1.00, respectively. We make no representation that the RMB or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or RMB, as the case may be, at any particular rate or at all. On October 22, 2010, the Federal Reserve foreign exchange rate was ¥6.6585 to $1.00. See “Risk Factors - Fluctuation of the Renminbi could materially affect our financial condition and results of operations” for discussions of the effects of fluctuating exchange rates on the value of our ordinary shares. Any discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

For the sake of clarity, this prospectus follows the English naming convention of first name followed by last name, regardless of whether an individual’s name is Chinese or English. For example, the name of our President, Chief Executive Officer and Chairman of the Board will be presented as “Zhuge Zhuang,” even though, in Chinese, his name would be presented as “Zhuang Zhuge.”

Technical terms used in this prospectus are described below.

Heptafluoropropane Automatic Fire Extinguishing System: Heptafluoropropane is the gas fire extinguishing agent for this fire extinguishing system. Heptafluoropropane is the clean gas fire extinguishing agent which is in line with the NFPA-200 specification developed by National Fire Protection Association (NFPA). It is characterized by a non-conducting, volatile or gaseous fire extinguishing agent, without leaving residues in use. When used in total flooding environment, it can remove heat to prevent fires by physical and chemical reactions quickly and effectively. The physical characteristics of the heptafluoropropane is that the molecule in the gasification stage can rapidly cool the flame temperature, and release free radicals during chemical reactions, so it can eventually prevent the combustion chain reaction. A picture of a heptafluoropropane automatic fire extinguishing system is set forth below.

Clean-Air Automatic Fire Extinguishing System: The system uses environment-friendly mixed gas (IG54I) as its fire extinguishing agent, integrated with advanced high-pressure storage technology, leak proof technology and domestically pioneering dual self-generated electromagnetic valve technology which saves the trouble of attaching driving cylinder, along with the solid material lubrication technology. It is a highly efficient, safe, pollution-free and environment-friendly new fire extinguishing system, dedicated in structure but easy for operation. IG541 gas mixture is the fire extinguishing agent for this fire extinguishing system. IG541 gas mixture consists of 52% nitrogen (N2), 40% argon (Ar) and 8% carbon dioxide (CO2). It fights fire by reducing the oxygen concentration of enclosed space. A picture of a clean-air automatic fire extinguishing system is set forth below.

Pipeless Network Gaseous Fire Extinguishing System: Also called “Standing Gaseous Fire Extinguishing System, whose major extinguishing agents are FM - 200 Propane Heptafluoride and Carbon Dioxide. The system is comprised of gaseous fire extinguishing agent container , pipe passage, sprayer, driving cylinder for valve, fire detector, controller, which makes itself an automatic fire detecting and extinguishing system. A picture of a pipeless network gaseous fire extinguishing system is set forth below.

Unless otherwise indicated, all information in this prospectus assumes:

•	a 151,733.34-for-1 split of our ordinary shares that occurred on , 2010;

•	no person will exercise any outstanding options;

•	the sale of 2,500,000 ordinary shares, the maximum shares offered in this offering; and

•	an assumed initial public offering price of $6.00 per ordinary share, the midpoint of the range set forth on the cover page of this prospectus.

FORWARD-LOOKING STATEMENTS

We have made statements in this prospectus, including under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and elsewhere that constitute forward-looking statements. Forward-looking statements involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “will,” “could” and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements.

Examples of forward-looking statements include:

•	the timing of the development of future products;

•	projections of revenue, earnings, capital structure and other financial items;

•	statements of our plans and objectives;

•	statements regarding the capabilities of our business operations;

•	statements of expected future economic performance

•	statements regarding competition in our market; and

•	assumptions underlying statements regarding us or our business.

The ultimate correctness of these forward-looking statements depends upon a number of known and unknown risks and events. We discuss our known material risks under the heading “Risk Factors” above. Many factors could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Consequently, you should not place undue reliance on these forward-looking statements.

The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

OUR CORPORATE STRUCTURE

Overview

We are a holding company incorporated in the Cayman Islands on April 26, 2010 under the name China Yuan Hong Fire Control Group Holdings Ltd. We own all of the outstanding capital stock of Yuanhong HK, our wholly owned Hong Kong subsidiary. Yuanhong HK, in turn, owns all of the outstanding capital stock of WFOE. WFOE have entered into control agreements with Baisha Fujian and all of the shareholders of Baisha Fujian, which agreements allow WFOE to control Baisha Fujian. Through our ownership of Yuanhong HK, Yuanhong HK’s ownership of WFOE and WFOE’s agreements with Baisha Fujian, we control Baisha Fujian. On December 10, 2009, Baisha Fujian acquired all of the outstanding capital stock of Fulian Machinery to utilize its manufacturing facility and land use rights. Fulian Machinery did not have any business operations prior to December 10, 2009.

Our current corporate structure is as follows:

Pre-Offering Ownership

Prior to this offering, Yuan Hong and Baisha Fujian had the following structures:

Yuan Hong		Baisha Fujian
Name	Percentage	Name	Percentage
Wealth Harmony Company	48.00%	Zhuge Zhuang	48.00%
Essential World Company Limited	10.00%	Daqi Zhuang	10.00%
Effort Progress Company Limited	10.00%	Dali Zhuang	10.00%
Ever Blink Company Limited	10.00%	Dasi Zhuang	10.00%
		Xueyuan Han	10.00%
Other shareholders, none of whom individually own more than 5% of the issued and outstanding shares of Yuan Hong	22.00%	Other shareholders, none of whom individually own more than 5% of the issued and outstanding shares of Baisha Fujian	12.00%
Total	100%		100%

Post-Minimum-Offering Ownership

Upon completion of a minimum offering, Yuan Hong would have the following structure:

Pre-Offering Shareholders	88.35%
Initial Public Offering Shareholders	11.65%

Post-Maximum-Offering Ownership

Upon completion of a maximum offering, Yuan Hong would have the following structure:

Pre-Offering Shareholders	85.85%
Initial Public Offering Shareholders	14.15%

To the extent we complete an offering for more than the minimum and less than the maximum offering, the percentage ownership of the pre-offering shareholders and initial public offering shareholders would be between the percentages in the above tables. Each pre-offering Yuan Hong shareholder will have a percentage holding equal to the current percentage holding, multiplied by the post-offering percentage ownership of all pre-offering shareholders as a group. Thus, if a shareholder held 10% of Yuan Hong pre-offering and the pre-offering shareholders, as a group, held 50% of all Yuan Hong shares post-offering, then the shareholder in question would hold 5% of Yuan Hong post-offering (10% multiplied by 50%).

Corporate History – Baisha Fujian

Baisha Fujian was organized by Zhuge Zhuang, our President, Chief Executive Officer and Chairman of the Board, as a limited liability company on March 25, 2003 with a registered capital of ¥10,000,000 (approximately $1,465,030 based upon an exchange rate of ¥6.8258 to US$1.00). Since its founding, Baisha Fujian has developed and sold fire safety products in China. As Baisha Fujian has continued to grow, it has increased its registered capital to ¥50,000,000 (approximately $7,325,149, based upon an exchange rate of ¥ 6.8258 to US$1.00).

Corporate History – WFOE, Yuanhong HK and Yuan Hong

Yuan Hong, Yuanhong HK and WFOE were all founded by the controlling shareholders of Baisha Fujian in order to restructure our company for purposes of a U.S. listing of securities. Yuan Hong was incorporated in the Cayman Islands on April 26, 2010 as a limited liability company. Its wholly owned subsidiary, Yuanhong HK, was incorporated in Hong Kong on August 27, 2008 as a limited liability company. Other than the equity interest in Yuanhong HK, Yuan Hong does not own any assets or conduct any operations. WFOE was incorporated on June 24, 2010, as a foreign investment enterprise, wholly owned by Yuanhong HK.

Fulian Machinery

On December 10, 2009, Baisha Fujian acquired all of the outstanding capital stock of Fulian Machinery to utilize its manufacturing facility and land use rights. Fulian Machinery did not have any business operations prior to December 10, 2009.

Contractual Arrangements with Baisha Fujian, Baisha Fujian’s Shareholders, WFOE and Yuanhong HK

We conduct our business in China through our subsidiary, WFOE. WFOE, in turn, conducts it business through Baisha Fujian. WFOE and Baisha Fujian operate in connection with a series of Control Agreements, rather than through an equity ownership relationship.

Chinese laws and regulations currently do not prohibit or restrict foreign ownership in fire protection businesses. However, Chinese laws and regulations do prevent direct foreign investment in certain industries. To protect the Company’s shareholders from possible future foreign ownership restrictions, Baisha Fujian and all of the shareholders of Baisha Fujian entered into a series of contractual arrangements. Under PRC laws, each of WFOE and Baisha Fujian is an independent legal entity and neither of them is exposed to liabilities incurred by the other party. Other than pursuant to the contractual arrangements between WFOE and Baisha Fujian, Baisha Fujian does not transfer any other funds generated from its operations to WFOE.

Effective July 1, 2010, WFOE, Yuanhong HK, Baisha Fujian and Baisha Fujian’s shareholders entered into a set of Control Agreements, which agreements provide as follows:

Exclusive Technical Consulting and Service Agreement. Baisha Fujian and WFOE have entered into an Exclusive Technical Consulting and Service Agreement, which provides that WFOE will be fully and exclusively responsible for the management of Baisha Fujian. As consideration for such services, Baisha Fujian has agreed to pay the consulting fee during the term of this agreement. The consulting fee will be an amount established by WFOE, in an amount up to but not exceeding Baisha Fujian’s earnings (after tax, bank handling charges and any other expenses). The term of the agreement is ten years, with an additional, automatic ten year extend term.

Exclusive Equity Interest Purchase Agreement. Yuanhong HK, Baisha Fujian and each of Baisha Fujian’s current shareholders have entered into an Exclusive Equity Interest Purchase Agreement with Yuanhong HK, which provides that Yuanhong HK has the exclusive right to purchase or designate one or more persons (each a “Specified Person”) to purchase, a portion or all of the equity interest of Baisha Fujian at any time at Yuanhong HK’s discretion. The transfer price (the “Transfer Fee”) for such equity interest shall be the lowest price allowable by the PRC laws and regulations then in effect as determined by the parties at the time of the transfer. In the event Yuanhnog HK exercises the foregoing right of purchase, each of Baisha Fujian’s current shareholders has agreed to refund the Transfer Fee in full to Yuanhong HK. The decision to exercise the purchase option would be made by our Board of Directors based on its assessment of the opportunity. We expect that in making the decision, our Board of Directors would consider, among others, the following factors: (i) whether Chinese law permits the purchase at the time a proposed purchase is considered; (ii) whether the Board believes the purchase provides economic and noneconomic benefits over maintaining the current contractual relationship; (iii) whether the Board believes that the purchase price represents an acceptable price for the equity interest in Baisha Fujian; and (iv) whether the Board believes Chinese authorities are likely to take future actions that would make an acquisition either a more or less favored method of controlling Baisha Fujian than the current contractual arrangement. The Board of Directors will exercise discretion in this regard, and it is possible that the Board will prefer to maintain the contractual arrangement in the event the Board concludes that such control is effective and delivers substantially the same economic result as equity ownership of Baisha Fujian would provide. The Exclusive Equity Interest Purchase Agreement provides that:

•

With the prior written consent of Yuanhong HK or the Specified Person, Baisha Fujian (a) shall not sell, transfer, mortgage or dispose of any of its asset, business or beneficial rights, or allow creation of any other security interest; (b) incur, inherit, guarantee or bear any debt except for (i) the debt is incurred during the routine business instead of loan; and (ii) the debt has been disclosed to Yuanhong HK and has obtained Yuanhong HK’s written consent; (c) shall not enter into any material agreement except for the purpose of routine business operation; and (d) shall not distribute any dividend to any shareholder but shall, nevertheless, immediately distribute all payable dividends to its shareholders upon request of Yuanhong HK or the specified person.;

•

Yuanhong HK (a) shall bear all operational risk and losses arising out from the daily operation of Baisha Fujian, (b) shall be obligated to provide continual financial support to Baisha Fujian in the event that Baisha Fujian requires to obtain funds support for business operation and (c) shall repay the debts on behalf of Baisha Fujian and

•

without the prior written consent of Yuanhong HK, or the Specific Person, Baisha Fujian’s current shareholders shall not sell, transfer, mortgage or dispose of any right or interest relating to the Equity Interest, or allow any creation of other security interest on the equity interest of Baisha Fujian.

Equity Interest Pledge Agreement. WFOE and each of the existing shareholders of Baisha Fujian have entered into an Equity Interest Pledge Agreement, pursuant to which such shareholders pledge all of their shares (100%) of their shares of Baisha Fujian (the “Pledged Equity Interest”), to WFOE. If Baisha Fujian or any of its respective shareholders breaches its respective contractual obligations in the “Exclusive Technical Consulting and Service Agreement,” the Exclusive Equity Interest Purchase Agreement and the Power of Attorney, WFOE, as Pledgee, will be entitled to the right to foreclose on the Pledged Equity Interests. The Equity Interest Pledge Agreement provides that Baisha Fujian shareholders cannot dispose of their Pledged Equity Interests or take any actions that would prejudice WFOE’s rights. This pledge has been recorded with applicable authorities in China to perfect WFOE’s security interest.

Power of Attorney. Each of the existing shareholders of Baisha Fujian have executed a Power of Attorney to irrevocably appoint Yuanhong HK with the exclusive right to exercise, on their behalf, all of their voting rights with respect to such shareholder’s Pledged Equity Interest in accordance with applicable law and Baisha Fujian’s Articles of Association, including but not limited to the rights to sell or transfer all or any of their equity interests in Baisha Fujian and to appoint and elect the directors and officers as the authorized legal representatives of Baisha Fujian. Each Power of Attorney is effective so long as the Baisha Fujian shareholder granting such Power of Attorney remains a shareholder of Baisha Fujian.

USE OF PROCEEDS

After deducting the estimated placement discount and offering expenses payable by us, we expect to receive net proceeds of approximately $10,470,000 from this offering if the minimum offering is sold and $13,237,500 if the maximum offering is sold. The net proceeds from this offering must be remitted to China before we will be able to use the funds to grow our business. The procedure to remit funds may take as long as six months after completion of this offering in the ordinary course, and we will be unable to use the funds in China until remittance is completed. See “Risk Factors – We must remit the offering proceeds to China before they may be used to benefit our business in China, and this process may take a number of months.”

We intend to use the net proceeds of this offering as follows after we complete the remittance process, and we have ordered the specific uses of proceeds in order of priority. We do not expect that our priorities for fund allocation would change if the amount we raise in this offering exceeds the size of the minimum offering but is less than the maximum offering.

Use	Amount	Percentage of Net Proceeds
Potential acquisition of complementary fire safety businesses	$4,000,000	40%
Construction of a research and development testing center	$3,000,000	30%
Expansion of sales network and other marketing expenses	$1,500,000	15%
Purchase of manufacturing equipment	$1,000,000	10%
Working capital	$500,000	5%

Total	$10,000,000	100%

As noted above, we expect to utilize a significant portion of the proceeds of this offering to acquire complementary businesses throughout the People’s Republic of China that provide fire safety solutions. At the present time, however, we have not identified or negotiated with any such complementary businesses.

In the event we are not able to negotiate construction contracts for a research and development testing center or contracts for the purchase of manufacturing equipment on terms that are acceptable to us or we are unable to identify acquisition targets or sales network expansion opportunities that are acceptable to us, we reserve the right to allocate such funds to our working capital purposes. There are no existing understandings, commitments or agreements with respect to construction of the planned research and development facilities or additional operating offices.

Pending use of the net proceeds, we intend to invest our net proceeds in short-term, interest bearing, investment-grade obligations. These investments may have a material adverse effect on the U.S. federal income tax consequences of an investment in our ordinary shares. It is possible that we may become a passive foreign investment company for U.S. federal income taxpayers, which could result in negative tax consequences to you. These consequences are described in more detail in “Taxation.”

DIVIDEND POLICY

We declared $6,592,537 and $4,397,215 in dividends for the years ended December 31, 2009 and 2008, respectively. Since December 31, 2009, our Board of Directors has determined that it is the best interest of the company to change our dividend policy. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the Board of Directors may deem relevant. We may also incur indebtedness in the future that may prohibit or effectively restrict the payment of dividends on our ordinary shares.

If we determine to pay dividends on any of our ordinary shares in the future, as a holding company, we will be dependent on receipt of funds from WFOE. Payments of dividends by WFOE to our company are subject to restrictions including primarily the restriction that foreign invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents. There are no such similar foreign exchange restrictions in the Cayman Islands.

EXCHANGE RATE INFORMATION

Our business is conducted in China, and the financial records of WFOE and Baisha Fujian are maintained in RMB, their functional currency. However, we use the U.S. dollar as our reporting currency; therefore, periodic reports made to shareholders will include current period amounts translated into U.S. dollars using the then-current exchange rates, for the convenience of the readers. Our financial statements have been translated into U.S. dollars in accordance with Accounting Standards Codification (“ASC”) 830-10, “Foreign Currency Matters.” We have translated our asset and liability accounts using the exchange rate in effect at the balance sheet date. We translated our statements of income using the average exchange rate for the period. We reported the resulting translation adjustments under other comprehensive income. Unless otherwise noted, we have translated balance sheet amounts with the exception of equity at June 30, 2010 at ¥6.7815 to $1.00 as compared to ¥6.8259 to $1.00 at December 31, 2009 and as compared to ¥6.8225 to $1.00 at December 31, 2008. The average translation rates applied to income statement accounts for the six months ended June 30, 2010, the year ended December 31, 2009 and the year ended December 31, 2008 were ¥6.8238 to $1.00, ¥6.8307 to $1.00 and ¥6.9477 to $1.00, respectively.

We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The Chinese government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. On October 22, 2010, the Federal Reserve foreign exchange rate was ¥6.6585 to $1.00. Our company does not currently engage in currency hedging transactions.

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated.

Federal Reserve Foreign Exchange Rate

	(RMB per U.S. Dollar) Period End	Average	High	Low
2005	8.0702	8.1936	8.2765	8.0702
2006	7.8041	7.9723	8.0702	7.8041
2007	7.2946	7.6072	7.2946	7.8127
2008	6.8225	6.9477	7.2946	6.8225
2009	6.8259	6.8307	6.8470	6.8176
2010
January	6.8268	6.8269	6.8295	6.8258
February	6.8258	6.8285	6.8330	6.8260
March	6.8258	6.8260	6.8270	6.8254
April	6.8247	6.8256	6.8275	6.8229
May	6.8305	6.8275	6.8310	6.8245
June	6.7815	6.8184	6.8323	6.7815
July	6.7735	6.7762	6.7807	6.7709
August	6.8069	6.7873	6.8069	6.7670
September	6.6905	6.7396	6.8102	6.6869
October (through October 22)	6.6585	6.6532	6.6912	6.4440

Over the past ten years, the Renminbi has moved from a period of being tightly linked to the US dollar, to a period of revaluation and strengthening against the dollar and into a second period of current relative stability, as shown in the following chart of exchange rates since January 2000.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2010 on a pro forma as adjusted basis giving effect to the sale of the minimum and maximum offering at an assumed public offering price of $6.00 per share and to reflect the application of the proceeds after deducting a 7% placement fee, a 0.75% non-accountable expense allowance and an estimated $600,000 in other offering expenses.

You should read this table in conjunction with our financial statements and related notes appearing elsewhere in this prospectus and “Use of Proceeds” and “Description of Capital Stock.”

Minimum Offering (2,000,000 Ordinary Shares)

U.S. Dollars

(Unaudited)

June 30, 2010

	As Reported	Pro Forma Adjusted for IPO (1)
Ordinary Shares
Shares(2)	100	17,173,334
Par Value Amount	$1	$.0000066
Common Stock	$100	$113	(3)
Additional Paid-In Capital	$6,918,564	$17,388,551	(3)
Statutory Reserves	$2,201,284	$2,201,284
Retained Earnings	$13,203,082	$13,203,082
Accumulated Other Comprehensive Income	$1,159,605	$1,159,605

Total	$23,482,635	$33,952,635

Maximum Offering (2,500,000 Ordinary Shares)

U.S. Dollars

(Unaudited)

June 30, 2010

	As Reported	Pro Forma Adjusted for IPO (1)
Ordinary Shares
Shares(2)	100	17,173,334
Par Value Amount	$1	$.0000066
Common Stock	$100	$116	(3)
Additional Paid-In Capital	$6,918,564	$20,156,048	(3)
Statutory Reserves	$2,201,284	$2,201,284
Retained Earnings	$13,203,082	$13,203,082
Accumulated Other Comprehensive Income	$1,159,605	$1,159,605

Total	$23,482,635	$36,720,135

(1)

This column gives effect to the 151,733.34-for-1 share split of our ordinary shares that occurred on                      , 2010, the sale of the minimum offering and the maximum offering, as applicable, at an assumed public offering price of $6.00 per share and reflects the application of the proceeds after deducting a 7% underwriting discount, 0.75% non-accountable expense allowance and our estimated offering expenses of $600,000.

(2)

Pro forma adjusted for IPO additional paid in capital reflects the net proceeds we expect to receive, after deducting a 7% underwriting discount, a 0.75% non-accountable expense allowance and approximately $600,000 in expenses, less the par value of the shares offered. In a minimum offering, we expect to receive net proceeds of $10,470,000 ($12,000,000 offering, less underwriting discount of $840,000, non-accountable expense allowance of $90,000 and offering expenses of $600,000), of which $10,469,987 would be attributable to additional paid in capital after deducting $13 in aggregate par value amount. In a maximum offering, we expect to receive net proceeds of $13,237,500 ($15,000,000 offering, less underwriting discount of $1,050,000, non-accountable expense allowance of $112,500 and offering expenses of $600,000), of which $13,237,484 would be attributable to additional paid in capital after deducting $16 in aggregate par value amount.

DILUTION

If you invest in our ordinary shares, your interest will be diluted to the extent of the difference between the initial public offering price per ordinary share and the pro forma net tangible book value per ordinary share after the offering. Dilution results from the fact that the per ordinary share offering price is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares. Our net tangible book value attributable to shareholders at June 30, 2010 was $23,482,635 or approximately $1.55 per ordinary share. Net tangible book value per ordinary share as of June 30, 2010 represents the amount of total tangible assets less goodwill, acquired intangible assets net, and total liabilities, divided by the number of ordinary shares outstanding.

If the minimum offering is sold, we will have 17,173,334 ordinary shares outstanding upon completion of the offering. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after June 30, 2010, will be approximately $33,952,635 or $1.98 per ordinary share. This would result in dilution to investors in this offering of approximately $4.02 per ordinary share or approximately 67.0% from the assumed offering price of $6 per ordinary share. Net tangible book value per ordinary share would increase to the benefit of present stockholders by $0.43 per share attributable to the purchase of the ordinary shares by investors in this offering.

If the maximum offering is sold, we will have 17,673,334 ordinary shares outstanding upon completion of the offering. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after June 30, 2010, will be approximately $36,720,135 or $2.08 per ordinary share. This would result in dilution to investors in this offering of approximately $3.92 per ordinary share or approximately 65.3% from the assumed offering price of $6 per ordinary share. Net tangible book value per ordinary share would increase to the benefit of present stockholders by $0.53 per share attributable to the purchase of the ordinary shares by investors in this offering.

The following table sets forth the estimated net tangible book value per ordinary share after the offering and the dilution to persons purchasing ordinary shares based on the foregoing minimum and maximum offering assumptions.

	Minimum Offering (1)	Maximum Offering (2)
Assumed offering price per ordinary share	$6.00	$6.00
Net tangible book value per ordinary share before the offering	$1.55	$1.55
Increase per ordinary share attributable to payments by new investors	$0.43	$0.53
Pro forma net tangible book value per ordinary share after the offering	$1.98	$2.08
Dilution per ordinary share to new investors	$4.02	$3.92

(1)

Assumes net proceeds of $10,470,000 from the offering of 2,000,000 ordinary shares, calculated as follows: $12,000,000 offering, less underwriting discount of $840,000, non-accountable expense allowance of $90,000 and offering expenses of $600,000.

(2)

Assumes net proceeds of $13,237,500 from offering of 2,500,000 ordinary shares, calculated as follows: $15,000,000 offering, less underwriting discount of $1,050,000, non-accountable expense allowance of $112,500 and offering expenses of $600,000.

POST-OFFERING OWNERSHIP

The following chart illustrates our pro forma proportionate ownership, upon completion of the offering under alternative minimum and maximum offering assumptions, by existing shareholders and investors in this offering, compared to the relative amounts paid by each. The chart reflects payment by existing shareholders as of the date the consideration was received and by investors in this offering at the assumed offering price without deduction of commissions or expenses. The chart further assumes no changes in net tangible book value other than those resulting from the offering.

	Shares Purchased		Total Consideration
	Amount	Percent	Amount	Percent	Average Price Per Share
MINIMUM OFFERING
Existing Shareholders	15,173,334	88.35%	$23,482,635	66.18%	$1.55
New Investors	2,000,000	11.65%	$12,000,000	33.82%	$6.00

Total	17,173,334	100%	$35,482,635	100%	$2.07

	Shares Purchased		Total Consideration
	Amount	Percent	Amount	Percent	Average Price Per Share
MINIMUM OFFERING
Existing Shareholders	15,173,334	85.85%	$23,482,635	61.02%	$1.55
New Investors	2,500,000	14.15%	$15,000,000	38.98%	$6.00

Total	17,673,334	100%	$38,482,635	100%	$2.18

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our audited historical consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

Through our contractually controlled subsidiaries, Baisha Fujian and Fulian Machinery, we operate a fire safety products company in the People’s Republic of China, providing “one-stop” fire safety solutions from design, production, sale and installation of fire protection products and systems to after-sales maintenance of common and patented fire extinguishing systems. We manufacture over forty different fire safety products which are primarily divided among four categories: (1) gaseous fire protection systems and products, (2) fire protection doors and windows, (3) fire hydrant systems and products and (4) traditional fire protection products and systems such as fire hydrants, fire hoses and fire-fighting lances.

We market our products to commercial, industrial and residential users. We distribute our fire safety products in twenty-one (21) provinces, direct-controlled municipalities and autonomous regions of mainland China. Our customers include Chinese railway operators, financial institutions, telecom companies, residential and commercial building owners and electricity plants. We have provided fire safety products and services for more than 4,000 key projects across China. Our company as has been designated an authorized manufacturer of special locomotive fire facilities by CSR Qishuyan Locomotive Co., Ltd., an affiliate of China South Locomotive & Rolling Stock Corporation Limited, which is one of the two locomotive manufacturing companies in China.

In 2010, our Company was recognized as one of the Top Ten Chinese Fire Protection Brands by HC International, a leading e-commerce company and one of the leading information sources of fire protection industry in China. Our “Yuan Hong” trademark is recognized as a “China Well-Known Trademark.” Trademarks in China may be identified as well-known by the Trademark Office of the SAIC or the People’s Court. Our “Yuan Hong” trademark was recognized as a “China Well-Known Trademark” by Changde Intermediate People’s Court. Five elements are considered during the accreditation process: public awareness, duration of use, extent of publicity efforts, previous records of protection as a well-known trademark, and other relevant factors. China’s membership in the “Paris Convention for the Protection of Industrial Property” since 1984 gives special legal protection to well-known trademarks, both domestically and internationally. There are several key additional protections for well-known trademarks, such as cross-class protection, protection against bad faith registration, protection against registration for domain name or company name by other entities.

We are the first “High- and New-Technology Enterprise” in the fire safety products industry of Fujian Province, a recognition awarded jointly by Fujian Provincial Department of Science and Technology, Fujian Provincial Department of Finance, Fujian Provincial Government, State Administration of Taxation and Fujian Provincial Taxation Bureau, pursuant to the Regulations Regarding High- and New-Technology Enterprise Designation promulgated by the Department of Technology, the Department of Treasury and the State Administration of Taxation in April 2008. Through such award, the Chinese government aims to promote science and technology and economy development through industrial innovations. This award comes with strict qualification requirements, including the ownership in the intellectual property of its core technology, a set percentage of employees having received university education, a set percentage of annual net income earmarked for R&D, a set percentage of revenues coming from high-tech products and services, among others. High- and New-Technology Enterprises regularly receive preferential treatments in the areas of taxation, human resources and funding, among others, from the various levels of the government. See “Risk Factor - Our business benefits from certain government incentives” for a discussion of the effects and extent of such preferential tax treatment.

Baisha Fujian has also been designated as the site for “Quanzhou City Automatic Fire Extinguishing System Engineering and Technology Research Center.” The criteria for such designation include the following: technological advantage in the field, strong sustainable growth, sound organizational structure and internal controls, superior facilities and team of talents, and recognition by the government for breakthrough technology with the capacity to transform such technology into industrial products. The designation as a Research Center indicates that our company has a strong presence in the fire protection industry in both scientific research and economic growth.

Recent Developments

On May 13, 2010, in anticipation of the offering, the shareholders of Yuanhong HK subscribed to 100 ordinary shares of Yuan Hong in exchange for all the outstanding shares of Yuanhong HK (“Share Exchange”). As a result, Yuanhong HK became a wholly-owned subsidiary of our company.

On July 1, 2010, Yuanhong HK entered into a series of agreements (collectively the “Transfer Agreements”) governing the relationship among WFOE, Baisha Fujian and all shareholders of Baisha Fujian. Pursuant to the Transfer Agreements, all of the rights and obligations of shareholders of Baisha Fujian under the contractual arrangements were transferred to WFOE, which became the primary beneficiary of Baisha Fujian (see “Consolidated Financial Statements, December 31, 2009 and 2008 - Note 19” and “Our Corporate Structure - Overview” and “Contractual Arrangements with Baisha Fujian, Baisha Fujian’s Shareholders, WFOE and Yuanhong HK.”) As a result of these contractual arrangements, which obligates WFOE to absorb all risks of loss from Baisha Fujian’s activities and enable WFOE to receive all of its residual returns, the Company treats Baisha Fujian as a variable interest entity as required by the Accounting Standard Update, “Consolidations: Improvement to Financial Reporting by Enterprises Involved with Variable Interest Entities,” issued by the Financial Accounting Standards Board (“FASB”). Accordingly, the Company consolidates Baisha Fujian’s operations, assets and liabilities through WFOE.

The reorganization is treated as “Under Common Control.” The proportionate ownership of Yuan Hong immediately after the Share Exchange and the proportionate ownership of Baisha Fujian before the Share Exchange were the same. Our company has accounted for this reorganization as a legal reorganization of entities under common control in a manner similar to a pooling-of-interests, and all shares and per share data therefore have been restated to give retroactive effect to this transaction. Accordingly, the share capital represents the capital amount of our company as if the reorganization had been completed as of the earliest period presented and assets and liabilities were transferred at carrying amounts.

On August 10, 2010, the Company’s Board of Directors authorized the establishment of a stock option pool (the “Pool”) for directors and employees upon the closing of the IPO. The Pool will contain options to purchase the Company’s common shares equal to 10% of the number of shares outstanding at the conclusion of the IPO. The options will vest at a rate of 20% per year for five years and have an exercise price equal to the fair market value of the Company’s common shares on the date of grant.

Selected Consolidated Financial Data

In the table below, we provide you with summary financial data of our company. This information is derived from our consolidated financial statements included elsewhere in this prospectus. You should read the selected consolidated financial data in conjunction with our consolidated financial statements, the related notes and the information set forth below. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results do not necessarily indicate our results expected for any future periods.

	For the Six Months Ended June 30, 2010 (Unaudited)	For the Six Months Ended June 30, 2009 (Unaudited)	For the Year Ended December 31, 2009	For the Year Ended December 31, 2008
	Amount	Amount	Amount	Amount
Revenues	$30,728,190	$19,955,946	$50,421,960	$24,383,695
Cost of revenues	$(18,351,539)	$(12,606,298)	$(30,182,437)	$(16,227,475)

Gross profit	$12,376,651	$7,349,648	$20,239,523	$8,156,220
Operating Expenses:
Selling expenses	$(701,883)	$(362,225)	$(1,075,020)	$(814,293)
General and administrative expenses	$(1,359,785)	$(423,072)	$(1,275,755)	$(651,486)
Research expense	$(268,114)	$(267,830)	$(539,497)	$(493,689)
Bad debt expenses	$—	$—	$(386,874)	$(391,544)

Total operating expenses	$(2,329,782)	$(1,053,127)	$(3,277,146)	$(2,351,012)

Income from operations	$10,046,869	$6,296,521	$16,962,377	$5,805,208
Other income/(expense), net	$(410,371)	$(90,232)	$(287,809)	$(191,514)

Income before income tax expenses	$9,636,498	$6,206,289	$16,674,568	$5,613,694
Provision for income taxes	$(1,460,170)	$(1,730,428)	$(4,247,944)	$(1,404,247)

Net income	$8,176,328	$4,475,861	$12,426,624	$4,209,447

Foreign Currency Translation

The reporting currency of the Company is the U.S. dollar. The Company’s subsidiaries and VIEs maintained their book and records in their functional currency, the Chinese Yuan Renminbi (“RMB”). The Company translates the subsidiaries’ and VIEs’ assets and liabilities into U.S. dollars using the applicable exchange rates prevailing at the balance sheet dates, and the statement of operations and cash flows are translated at average exchange rates during the reporting period. Equity accounts are translated at historical rates. The resulting translation adjustments are reported under comprehensive income and as a separate component of shareholders’ equity.

Foreign exchange rates used are as follows:

	June 30,		December, 31,
	2010	2009	2009	2008
Period end RMB/U.S. Dollar exchange rate	6.7815	6.8302	6.8259	6.8225
Average RMB/U.S. Dollar exchange rate	6.8238	6.8293	6.8307	6.9477

Because we conduct our business predominantly in RMB-denominated transactions, any change in foreign exchange rate has an equal impact on our revenues, cost of revenues and other expenses, to the extent such difference largely cancel each other out except for the net income. For instance, the average exchange rate decreased by 0.0805% from the six months ended on June 30, 2009 to the six months ended on June 30, 2010. Revenues increased by 0.0805%, as did costs of revenue and other expenses, resulting in a net increase of 0.0805% in net income. Because revenues, cost of revenues and other expenses move in tandem to the extent they are affected by the change in foreign exchange rate, the change does not have a bigger impact on the individual items than on general financial results.

Results of Operations

Key Components of Results of Operations

Revenues

A majority of our revenues is derived from product sales. The remaining portion of our revenues is generated from installation and maintenance services.

Cost of Revenues

Our cost of revenues primarily consists of costs that are attributable to our product sales. The costs of revenues attributable to our product sales are primarily comprised of direct materials and wages.

Gross Profit and Gross Margin

Gross profit is equal to revenues less cost of revenues. Gross margin is equal to gross profit divided by revenues.

Operating Expenses

Our operating expenses consist of selling, marketing and distribution expenses, general and administrative expenses, research expenses and bad debt expenses.

Selling, Marketing and Distribution Expenses

Our selling, marketing and distribution expenses primarily include salaries, advertising and promotion expenses, freight, commissions for distributors, utilities and rental expenses.

General and Administrative Expenses

Our general and administrative expenses primarily consist of salaries and other compensation expenses of management, accounting and administrative personnel, utilities, rental expenses and provision for depreciation of properties or underlying land used in connection with administrative activities, and professional service fees and other administrative costs not related to the delivery of services, including costs and expenses in connection with this offering.

Financing Costs

Our financing costs primarily include interest paid on short-term loans and miscellaneous bank charges.

Factors Affecting Our Financial Performance and Results of Operations

We believe key macro-level factors affecting our financial performance and results of operations include:

•

Market demand and supply. Our revenues are significantly affected by the demand for fire protection products in China. Market demand for our products is driven by various factors including, among others, the increasingly more stringent health and safety construction requirements, continued urbanization, and improvement in China’s high-speed railway networks and other infrastructure. The rapid growth of China’s economy has led to an increase in accelerated urbanization as well as security standards. These factors contributed to the significant growth in the retail sales of fire protection products in China in recent years. However, if this upward trend of market demand is impacted by the general economic conditions, our revenue could be affected as a result.

•

Competition. We manufacture, sell, install and repair fire control products. This market in the PRC is relatively fragmented, with many suppliers, a substantial number of which are small. The sector appears to be consolidating, however, and this trend, should it continue, may result in our facing more large competitors who would represent a greater competitive challenge to us. If so, our business could suffer and our results of operations and profitability could be adversely affected. Meanwhile, our business has enjoyed relatively high profit margins to date because we have concentrated our marketing efforts in industrial fire safety. If existing competitors become more successful and new competitors enter the market because of the prospect of high margins, demand for our services may become more price competitive, resulting in pressure on our sales and profit margins, with adverse effects on our results of operations.

•

Government policies. Our results of operations may be affected by government policies and regulations relating to the fire protection industry in China, such as PRC governmental policies on the qualification of fire protection products manufacturers, the industry standards as well as any policies or regulations affecting market demand, which could significantly impact our revenues and results of operations.

Our results of operations in any given period are also directly affected by company-specific factors, including:

•

Size and Scope of Our Sales Network. Our revenues are directly affected by the number, location and performance of our sales network. We expect revenues are likely to grow if we increase the size and scope of our sales network.

•

Product and Service Mix. Changes in the product mix of our sales and changes in the mix of the services that we perform may affect our profitability and gross margin. We offer a diversified portfolio of our products that typically generates a higher gross profit margin than any single product sales. In addition, our after-sales repair and maintenance service generally has higher gross profit margin than our products sales. Although a substantial majority of our revenues are currently generated from our products sales business, the proportion of revenues and profit contributed by our maintenance service business has increased over the two-year period ended December 31, 2009 primarily due to the rapid expansion of our after-sales customer base and increase in demand for products maintenance services. We expect to continue expanding our higher margin products and services to meet the increasing market demand.

•

Cost of revenues. Our gross profit is directly affected by our cost of revenues. Our cost of revenues consists primarily of the cost of raw materials. Steel is the major material used in the production of our fire extinguisher and fire protection doors, copper is the major material used in the production of our fire extinguisher valves, and gaseous chemical fire agents are the primary component of our gas fire extinguisher. In the last several years, the prices of steel, copper, and gaseous chemical fire agents that we use have fluctuated substantially, in large part due to the increasing demand for these materials in China resulting from its rapid economic development. Significant increases in the price, quality or availability of steel, copper and gaseous chemical fire agents could adversely affect our operating results and profit margins.

•

Impact of Acquisitions. We are implementing an acquisition strategy and plan to pursue selective acquisitions of additional manufactories as a means of growing our business. Our ability to identify, acquire, effectively manage and integrate new manufacturing companies which may have higher-level qualifications or new patents into our existing operation and production lines will have a significant effect on our financial condition and results of operations.

Results of Operations: Six Months Ended June 30, 2010 Compared to Six Months Ended June 30, 2009

The following table sets forth a summary of our consolidated results of operations for the periods indicated. This information should be read together with our consolidated financial statements the six months ended June 30, 2010 and 2009 and the years ended December 31, 2009 and 2008 and related notes included elsewhere in this prospectus. Our historical results presented below are not necessarily indicative of the results for any future periods.

	For the Six Months Ended June 30, 2010		For the Six Months Ended June 30, 2009
	Amount	% of Revenues	Amount	% of Revenues	Change in Amount	Change in %
Revenues	$30,728,190	100%	$19,955,946	100%	$10,772,244	54%
Cost of revenues	$(18,351,539)	60%	$(12,606,298)	63%	$5,745,241	46%

Gross profit	$12,376,651	40%	$7,349,648	37%	$5,027,003	68%
Operating Expenses:
Selling, marketing and distribution expenses	$(701,883)	2%	$(362,225)	2%	$339,658	94%
General and administrative expenses	$(1,359,785)	4%	$(423,072)	2%	$936,713	221%
Research expense	$(268,114)	1%	$(267,830)	1%	$284	0%

Total operating expenses	$(2,329,782)	7%	$(1,053,127)	5%	$1,276,655	121%

Income from operations	$10,046,869	33%	$6,296,521	32%	$3,750,348	60%
Other income (expense), net	$(410,371)	1%	$(90,232)	1%	$320,139	355%

Income before income tax expenses	$9,636,498	32%	$6,206,289	31%	$3,430,209	55%
Current income tax provision	$(1,432,444)	5%	$(1,755,416)	9%	$322,972	(18%)
Deferred tax provision	$(27,726)	0%	$24,988	0%	$52,714	(211%)

Net income	$8,176,328	27%	$4,475,861	22%	$3,700,467	83%

Revenues

The table below sets forth a breakdown of our revenues by source of revenue for the periods indicated:

Product/Service	For Six Months Ended June 30, 2010	Percentage to Total Revenue	For Six Months Ended June 30, 2009	Percentage to Total Revenue	Change in Amount	Change in %
Gaseous fire protection systems and products	$17,100,391	56%	$9,963,788	50%	$7,136,603	72%
Fire proof doors and windows	$3,231,577	11%	$4,507,706	23%	($1,276,129)	(28%)
Fire hydrant systems and products	$4,477,517	15%	$1,661,460	8%	$2,816,057	169%
Traditional fire extinguishing products and systems	$1,992,979	6%	$370,528	2%	$1,622,451	438%

Total Product Sales	$26,802,464	87%	$16,503,482	83%	$10,298,982	62%

Installation service revenue	$1,946,427	6%	$1,211,872	6%	$734,555	61%
Maintenance service revenue	$1,979,299	6%	$2,240,592	11%	($261,293)	(12%)

Total Revenue	$30,728,190	100%	$19,955,946	100%	$10,772,244	54%

Our revenues increased by 54%, or $10,772,244, to $30,728,190 for the six months ended June 30, 2010 from $19,955,946 for the six months ended June 30, 2009. This increase was primarily attributable to a 62% increase in revenues from product sales for the six months ended June 30, 2010, compared to June 30, 2009.

Our products sales revenue increased by approximately 62%, from $16,503,482 to $26,802,464, during the six months ended June 30, 2010 compared to the same period in 2009. Such increase resulted primarily from the two factors of sales volume and sales price. On the one hand, the quantity of products sold increased from 317,099 to 732,856, contributing an increase of $21,640,152 to sales revenue. On the other hand, the weighted average price decreased from $52.05 to $36.57, resulting in a decrease of $11,344,611 in sales revenue. The net result from the changes in both volume and price is an increase of $10,295,541 in sales revenue.

Sales of gaseous fire protection systems constitute 56% of our total sales revenue. There was an increase of 72%, or $7,136,603, in sales revenue from gaseous fire protection systems during the six months ended June 30, 2010 compared to the same period in 2009, which resulted from our expansion of gaseous fire protection systems production. Sales of fire hydrant systems and products constitute 15% of our total sales revenue. There was an increase of 169%, or $2,816,057, in sales revenue from fire hydrant systems and products during the six months ended June 30, 2010 compared to the same period in 2009. Sales of fire proof doors and windows constitute 11% of total sales revenue. There was a decrease of 28%, or $1,276,129, in sales revenue from fireproof doors and windows during the six months ended June 30, 2010 compared to the same period in 2009. Such decrease arose from the upgrading of the production line. Lastly, sales of traditional fire protection system constitute 6% of total sales revenue. There was an increase of 438%, or $1,622,451, in sales revenue from traditional fire protection systems during the six months ended June 30, 2010 compared to the same period in 2009.

Our general increase in sales revenue is largely attributable to our increased marketing efforts, which resulted in sales to new customer including Hua Hong Fire Equipment Co. Ltd in the amount of $1,339,321 (2009 - nil), and sales of products used in large construction projects including the Tangshan Yuanyangcheng project in the amount of $952,544 (2009 - nil), the Baiyunqu Court project in the amount of $927,347 (2009 - nil) and the Foshan Taocicheng project in the amount of $688,962 (2009 - nil). Sales to these four new customers constitute 14.58% of the total sales revenue.

The increase in our revenues from installation services by approximately 61% in the six months ended June 30, 2010 compared to the same period in 2009 is primarily a result of our increased marketing efforts.

The decrease in our revenues from maintenance services by approximately 12% in the six months ended June 30, 2010 compared to the same period in 2009 is primarily a result of the decrease in maintenance service fees that we charge our customers which was negatively impacted by the market competition.

Cost of revenues

The following table sets forth a breakdown of our cost of goods sold by source of revenue for the period indicated:

	For the Six Months Ended June 30,
	2010 (Unaudited)		2009 (Unaudited)
	Amount	% of Revenues	Amount	% of Revenues	Change in Amount	Change in %
Cost of revenues
Product Sales	$16,645,645	55%	$11,279,499	57%	$5,366,146	48%
Installation	$954,749	3%	$608,424	3%	$346,325	57%
Maintenance Services	$751,145	2%	$718,375	3%	$32,770	5%

Total	$18,351,539	60%	$12,606,298	63%	$5,745,241	46%

Our cost of revenues increased by 46%, or $5,745,241, to $18,351,539 for the six months ended June 30, 2010 from $12,606,298 the six months ended June 30, 2009. The increase is primarily due to increased raw materials used to produce our products and used in connection with installation and maintenance services, which is in line with the increased revenues for the same period and consistent with the continued expansion of our business. Our cost of revenues as a percentage of revenues, however, decreased, from 63% to 60%, largely due to the economies of scale realized through the 46% annual increase in our sales revenues.

Cost of revenues attributable to our product sales increased 48%, or $5,366,146, to $16,645,645 for the six months ended June 30, 2010 from $11,279,499 for the six months ended June 30, 2009, primarily due to increased raw materials used to produce our products which is in line with the increased revenues from product sales for the same period and consistent with the continued expansion of our business. Cost of revenues as a percentage of product sales decreased from 57% to 55% due to the higher efficiency in connection with the expansion of our business.

Cost of revenues attributable to our installation services increased 57%, or $346,325, to $954,749 for the six months ended June 30, 2010 from $608,424 for the six months ended June 30, 2009, primarily as a result of raw materials used in installation services and installation labor costs, each of which is in line with the increased revenues from installation services for the same period and consistent with the continued expansion of our business.

Cost of revenues attributable to our maintenance services increased 5%, or $32,770, to $751,145 for the six months ended June 30, 2010 from $718,375 for the six months ended June 30, 2009. These maintenance services increased in spite of lost revenues due to adjustments of some of the maintenance services that we provide to our customers. We have historically serviced both our products and those produced by other companies. We have more recently begun to focus on providing services only for our products. Because our products tend to be of a higher quality, the replacement parts and raw materials tend to be more expensive. As a result, our cost of providing maintenance services is higher when we are servicing our own products.

Gross Profit and Gross Margin

The table below sets forth a breakdown of gross profit and gross margin for our three primary revenue sources for the periods indicated:

	For the Six Months Ended June 30,
	2010 (Unaudited)		2009 (Unaudited)
	Amount	Gross margin	Amount	Gross margin
Gross profit
Product Sales	$10,156,819	38%	$5,223,983	32%
Installation	$991,678	51%	$603,448	50%
Maintenance Services	$1,228,154	62%	$1,522,217	68%

Total	$12,376,651	40%	$7,349,648	37%

The 6% increase in our gross margin from our product sales for the six months ended June 30, 2010 from the same period in 2009 was primarily the result of the 62% increase in revenues from our product sales, which exceeded the 48% increase in cost of goods sold.

In terms of changes in product mix, the increase in gross margin is primarily attributable to the increase in sales of gaseous fire protection systems, which have much higher margins than other types of products. Gaseous fire protection systems’ gross margin was 36% for the sixth months ended June 30, 2009, compared to the average margin of 32% among all products, and was 41% for the sixth months ended June 30, 2010, compared to the average gross margin of 38%. From the six months ended June 30, 2009 to the same period in 2010, the sales of gaseous fire protection systems increased by 71.46%, from $9,963,788 to $17,100,391. During the six months ended June 30, 2009, 60.4% of our total sales consisted of gaseous fire protection systems; during the same period in 2010, that percentage rose to 63.8%.

The decrease in the gross margin of maintenance service for the six months ended June 30, 2010, compared to the same period in 2009, is mainly due to (a) the decrease in maintenance service fees we charge our customers which was negatively impacted by the market competition and (b) the increased cost of replacement parts and raw materials we used in providing maintenance services, which, as noted above, increased because of our recent focus on providing services only for our own products which are of higher quality than some of our competitor’s products, necessitating the use of higher quality, more expensive replacement parts and raw materials.

We expect our overall average gross margin to continue to grow as we further expand our higher margin products and services and as we continue to focus our efforts on developing our product sales division.

Operating Expenses

Our operating expenses increased by 121%, or $1,276,655, to $2,329,782 for the six months ended June 30, 2010 from $1,053,127 for the six months ended June 30, 2009. The following table sets forth our operating expenses for the periods indicated:

	For the Six Months Ended June 30,
	2010 (Unaudited)		2009 (Unaudited)
	Amount	% of Revenues	Amount	% of Revenues	Change in Amount	Change in %
Operating Expenses:
Selling, marketing and distribution expenses	$701,883	2%	$362,225	2%	$339,658	94%
General and administrative expenses	$1,359,785	4%	$423,072	2%	$936,713	221%
Research expenses	$268,114	1%	$267,830	1%	$284	0%

	$2,329,782	7%	$1,053,127	5%	$1,276,655	121%

Selling, Marketing and Distribution Expenses. Our selling, marketing and distribution expenses increased by 94%, or $339,658, to $701,883 for the six months ended June 30, 2010 from $362,225 for the six months ended June 30, 2009. This increase was primarily due to an increase in sales bonus by $337,758, from $10,841 to $348,599, as a result of our expanded marketing efforts and in line with our growth in revenue. Sales bonus alone is responsible for 99.44% of the increase in selling, marketing and distribution expenses. While the expenses grew in absolute amount, our selling, marketing and distribution expenses remained stable as a percentage of our revenues which is 2% for the six months ended June 30, 2010 and 2009. We anticipate such expenses will continue to increase as we expand our sales network and build our operations in additional regional markets in China, and we expect such expenses will remain stable as a percentage of revenues.

General and Administrative Expenses. Our general and administrative expenses increased by 221%, or $936,713, to $1,359,785 for the six months ended June 30, 2010 from $423,072 for the six months ended June 30, 2009. This increase was primarily due to professional fees related to this offering, board meeting expense, and meals and entertainment. Specifically, professional fees including accounting, legal and auditing fees increased from $0 for the six months ended June 30, 2009 to $210,000 for the same period in 2010; we held more board meetings in order to improve management and control, which resulted in an increase in expense of $161,057, from $40,984 to $202,047; as a result of our expanded business operation, meals and entertainment expenses increased by $155,552, from $7,479 to $163,031. Our general and administrative expenses were 4% of total revenue for the six months ended June 30, 2010, compared to 2% in the same period last year. We expect such expenses to continue to increase as our business expands. We will also incur additional costs to meet the requirements of being a public company in the U.S., such as hiring additional staff with experience in U.S. GAAP and SEC reporting requirements and developing internal audit, disclosure control and compliance functions. All of these measures will increase our general and administrative expenses in the periods following this offering.

Income from Operations

As a result of the foregoing, our income from operations increased by 60%, or $3,750,348, to $10,046,869 for the six months ended June 30, 2010 from $6,296,521 for the six months ended June 30, 2009.

Current Income Tax Provision and Deferred Tax Provision

The current income tax provision and deferred tax provision decreased by 16%, or $270,258, to $1,460,170 for the six months ended June 30, 2010 from $1,730,428 for the six months ended June 30, 2009. This decrease was due to the decrease of income tax rate from 25% to 15%.

Net Income

Our net income increased by 83%, or $3,700,467, to $8,176,328 for the six months ended June 30, 2010 from $4,475,861 for the six months ended June 30, 2009. Our net margin increased to 27% for the six months ended June 30, 2010 from 22% for the same period of 2009. Net margin is a profitability ratio which is calculated as net income divided by revenue. These increases are primarily due to sales of products used in large construction projects and the increase in sales of our gas automatic alarm fire-extinguishing systems.

Results of Operations: Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

The following table sets forth a summary of our consolidated results of operations for the periods indicated. This information should be read together with our consolidated financial statements for the years ended December 31, 2009 and 2008 and related notes included elsewhere in this prospectus. Our historical results presented below are not necessarily indicative of the results for any future periods.

	For the Years Ended December 31,
	2009		2008
	Amount	% of Revenues	Amount	% of Revenues	Change in Amount	Change in %
Revenues	$50,421,960	100%	$24,383,695	100%	$26,038,265	107%
Cost of revenues	$(30,182,437)	60%	$(16,227,475)	67%	$13,954,962	86%

Gross profit	$20,239,523	40%	$8,156,220	33%	$12,083,303	148%
Operating Expenses:
Selling, marketing and distribution expenses	$(1,075,020)	2%	$(814,293)	3%	$260,727	32%
General and administrative expenses	$(1,275,755)	3%	$(651,486)	3%	$624,269	96%
Research expense	$(539,497)	1%	$(493,689)	2%	$45,808	9%
Bad debt expenses	$(386,874)	1%	$(391,544)	2%	$4,670	(1%)

Total operating expenses	$(3,277,146)	6%	$(2,351,012)	10%	$926,134	39%

Income from operations	$16,962,377	34%	$5,805,208	24%	$11,157,169	192%
Other income (expense), net	$(287,809)	1%	$(191,514)	1%	$96,295	50%

Income before income tax expenses	$16,674,568	33%	$5,613,694	23%	$11,060,874	197%
Income tax expenses	$(4,247,944)	8%	$(1,404,247)	6%	$2,843,697	203%

Net income	$12,426,624	25%	$4,209,447	17%	$8,217,177	195%

Revenues

The table below sets forth a breakdown of our revenues for our sources of revenue for the periods indicated:

Product/Service	For Year Ended December 31, 2009	Percentage to Total Revenue	For Year Ended December 31, 2008	Percentage to Total Revenue	Change in Amount	Change in %
Gaseous fire protection systems and products	$27,703,490	55%	$5,929,421	24%	$21,774,069	367%
Fire proof doors and windows	$8,781,810	17%	$6,794,659	28%	$1,987,151	29%
Fire hydrant systems and products	$3,476,383	7%	$2,026,520	8%	$1,449,863	72%
Traditional fire extinguishing products and systems	$1,782,978	4%	$3,843,567	16%	($2,060,589)	(54%)

Total Product Sales	$41,744,661	83%	$18,594,077	76%	23,150,584	125%

Installation service revenue	$3,092,230	6%	$4,145,638	17%	($1,053,408)	(25%)
Maintenance service revenue	$5,585,069	11%	$1,643,980	7%	$3,941,089	240%
Total Revenue	$50,421,960	100.00%	$24,383,695	100.00%	$26,038,265	107%

Our revenues increased by 107%, or $26,038,265, to $50,421,960 for the year ended December 31, 2009 from $24,383,695 for the year ended December 31, 2008.

This revenues increase was primarily attributable to an increase in product sales, by 125% for the year ended December 31, 2009 from the year ended December 31, 2008. This increase in product sales was primarily attributable to the two factors of sales volume and sales price. On the one hand, the units of products sold increased from 676,061 to 939,842, contributing an increase of $7,253,978 to sales revenue. On the other hand, the weighted average price increased from $27.50 to $44.42, resulting in an increase of $15,902,127 in sales revenue. Particularly, there has been increased market demand for our gaseous fire protection systems. Sales of our gaseous fire protection system increased by 367%, or $21,774,069, to constitute 55% of total sales revenue for the year ended December 31, 2009. This increase is primarily attributable to sales to Baisha Fujian’s largest customer, CSR Qishuyan Locomotive Co., Ltd., an affiliate of China South Locomotive & Rolling Stock Corporation Limited, which is one of the two locomotive manufacturing companies in China. For the years ended December 31, 2009 and December 31, 2008, gaseous fire protection system sales to CSR Qishuyan Locomotive Co., Ltd. are $11,549,519 and $631,288, respectively, which amounts represent 28% of our 2009 product sales (23% of our total 2009 sales) and 3% of our 2008 product sales (3% of our total 2008 revenues).

In 2009, development of new customers brought us good results. For instance, 21% of our sales revenue, or $10,709,638, came from Baida Material Co., Ltd. of Changzhou City, a new customer. We expect our revenues to continue to grow as we expand our sales network and further increase our sales presence in the locomotive market.

Cost of Revenues

The following table sets forth a breakdown of our cost of goods sold for our three primary sources of revenue for the period indicated:

	For the Years Ended December 31,
	2009		2008
	Amount	% of Revenues	Amount	% of Revenues	Change in Amount	Change in %
Cost of revenues:
Product sales	$26,794,505	53%	$13,686,723	56%	$13,107,782	96%
Installation	$1,511,825	3%	$1,896,524	8%	$384,699	(20%)
Maintenance Services	$1,876,107	4%	$644,228	3%	$1,231,879	191%

Total	$30,182,437	60%	$16,227,475	67%	$13,954,962	86%

Our cost of revenues increased by 86%, or $13,954,962, to $30,182,437 for the year ended December 31, 2009 from $16,227,475 for the year ended December 31, 2008. The increase, primarily due to our increased direct materials, compared to a 107% increase of our revenues during the same period and is consistent with the continued expansion of our business.

Cost of revenues attributable to our products sales increased by 96%, or $13,107,782, to $26,794,505 for the year ended December 31, 2009 from $13,686,723 for the year ended December 31, 2008. Cost of revenues as a percentage of product sales decreased from 56% to 53% due to the higher efficiency in connection with the expansion of our business.

Cost of revenues attributable to our installation and maintenance services increased by 33%, or $847,180, to $3,387,932 for the year ended December 31, 2009 from $2,540,752 for the year ended December 31, 2008.

Gross Profit

The table below sets forth a breakdown of our gross profit and gross margin by revenue source for the periods indicated:

	For the years ended December 31,
	2009		2008
	Amount	Gross margin	Amount	Gross margin
Gross profit:
Product sales	$14,950,156	36%	$4,907,354	26%
Installation	$1,580,405	51%	$2,249,114	54%
Maintenance Services	$3,708,962	66%	$999,752	61%

Total	$20,239,523	40.1%	$8,156,220	33.4%

Our gross profit increased by 148%, or $12,083,303, to $20,239,523 for the year ended December 31, 2009 from $8,156,220 for the year ended December 31, 2008. Our gross margin for the year ended December 31, 2009 increased by 7% from the year ended December 31, 2008.

The increase was primarily the result of the increase in revenues and gross margin in our product sales and maintenance service divisions, which together constitute 94% and 83% of total revenues for the years ended

December 31, 2009 and December 31, 2008, respectively. These two divisions typically enjoy a higher gross margin relative to installation. We achieved significant growth in gross margin for our product sales and maintenance service business in those periods because we enhanced our sales efforts in response to increased market demand for higher margin products and substantially increased our revenues in this division through higher utilization of our existing capacity.

Specifically, the 10% increase in gross margin for product sales revenue, from 26% to 36%, was largely attributable to the increase in sales of higher margin products such as gaseous fire protection systems. Gaseous fire protection systems had a gross margin of 41% for the year ended December 31, 2008, compared to the average of 26% among all products, and had a gross margin of 40% for the year ended December 31, 2009, compared to the average of 36%.

We expect our overall average gross margin to continue to grow as we further expand our higher margin products and services.

Operating Expenses

Our operating expenses increased by 39%, or $926,134, to $3,277,146 for the year ended December 31, 2009 from $2,351,012 for the year ended December 31, 2008. The following table sets forth our operating expenses for the periods indicated:

	For the Years Ended December 31,
	2009		2008
	Amount	% of Revenues	Amount	% of Revenues	Change in Amount	Change in %
Operating Expenses:
Selling, marketing and distribution expenses	$1,075,020	2%	$814,293	3%	$260,727	32%
General and administrative expenses	$1,275,755	3%	$651,486	3%	$624,269	96%
Research expense	$539,497	1%	$493,689	2%	$45,808	9%
Bad debt expenses	$386,874	0%	$391,544	2%	$4,670	(1%)

Total	$3,277,146	6%	$2,351,012	10%	$926,134	39%

Selling, Marketing and Distribution Expenses. Our selling, marketing and distribution expenses increased by 32%, or $260,727, to $1,075,020 for the year ended December 31, 2009 from $814,293 for the year ended December 31, 2008. This increase was primarily due to an increase in freight, service charges, advertisement expense and salaries incurred in connection with sales activities. Specifically, freight increased by $326,572, from $133,459 to $460,031, service charge increased by $80,456, from $1,708 to $82,164, advertisement expense increased by $68,667, from $72,636 to $141,303, and salaries increased by $64,036, from $92,701 to $156,737. In the meantime, our commission expense decreased by $244,637, from $462,768 to $218,131, which partially counterbalanced the overall increase in selling, marketing and distribution expenses. As a percentage of our revenues for the years ended December 31, 2009 and December 31, 2008, our selling, marketing and distribution expenses remained relatively stable. We anticipate such expenses will continue to increase in absolute amount as we expand our sales network and operations in additional regional markets in China, though we expect such expenses will remain stable as a percentage of revenues.

General and Administrative Expenses. Our general and administrative expenses increased by 96%, or $624,269, to $1,275,755 for the year ended December 31, 2009 from $651,486 for the year ended December 31, 2008. This increase was primarily due to board meeting expense, consulting fees, and miscellaneous fees and surtaxes. Specifically, we held more board meetings in order to improve management and control, which resulted in an increase of $207,073, from $12,954 to $220,027; consulting fees increased by $147,626, from $7,988 to $155,614; miscellaneous fees and surtaxes increased by $123,108, from $143,104 to $266,212. As a percentage of our revenues for the years ended December 31, 2009 and December 31, 2008, our general and administrative expenses remained stable, at approximately 3% of our total revenues for each of the years ended December 31, 2009 and December 31, 2008. We expect such expenses to continue to increase in absolute amount as our business expands. We will also incur additional costs to meet the requirements of being a public company in the U.S., such as hiring additional staff with experience in U.S. GAAP and SEC reporting requirements, and developing internal audit, disclosure control and compliance functions. All of these measures will increase our general and administrative expenses in the periods following this offering.

Income from Operations

As a result of the foregoing, our income from operations increased significantly, by 192%, or $11,157,169, to $16,962,377 for the year ended December 31, 2009 from $5,805,208 for the year ended December 31, 2008.

Income Tax Expenses

Our income tax expenses increased by 203%, or $2,843,697, to $4,247,944 for the year ended December 31, 2009 from $1,404,247 for the year ended December 31, 2008. This significant increase was in line with the substantial increase of our taxable income during the period.

Net Income

Our net income increased by 195%, or $8,217,177, to $12,426,624 for the year ended December 31, 2009 from $4,209,447 for the year ended December 31, 2008. Our net margin increased to 25% in 2009 from 17% in 2008. These increases are primarily due to the increase in sales of our gas automatic alarm fire-extinguishing system to CSR Qishuyan Locomotive Co., Ltd., an affiliate of China South Locomotive & Rolling Stock Corporation Limited, which is one of the two locomotive manufacturing companies in China.

Liquidity and Capital Resources

Liquidity: June 30, 2010 Compared to June 30, 2009

The following table sets forth a summary of our cash flows for the periods indicated:

	For the Six Months Ended June 30,
	2010 (Unaudited)	2009 (Unaudited)
Net cash provided by (used in) operating activities	($1,398,302)	($602,442)
Net cash provided by (used in) investing activities	($1,351,579)	($24,028)
Net cash provided by (used in) financing activities	$2,483,870	($527,681)
Net decrease in cash and cash equivalents	$266,011	$1,154,151
Cash and cash equivalents, beginning of period	$824,788	$8,034,214
Cash and cash equivalents, end of period	$561,780	$6,874,454

Operating Activities

Net cash provided by or used in our operating activities is primarily from net income, as adjusted by depreciation and amortization, deferred income taxes, foreign exchange gain and changes in operating assets and liabilities such as accounts receivable, prepayments, deposits and other receivables, due from Fulian Machinery’s original shareholders, inventories, due from shareholders, accounts payable, notes payable, advances from customers, other payables and accrued liabilities and income taxes payable.

Net cash used in operating activities was $1,398,302 for the six months ended June 30, 2010, compared to net cash used operating activities of $602,442 for the six months ended June 30, 2009.

Net cash used in operating activities of $1,398,302 for the six months ended June 30, 2010 is primarily attributable to changes in the following components:

•	Our net income of $8,176,328 adjusted by depreciation and amortization of $253,944 and deferred income taxes of $27,726;

•	an increase in accounts payable of $2,371,492 which is primarily the result of our increased purchases of inventory to accommodate increased sales orders;

•	a decrease in inventories of $914,900 which is primarily a result of increased sales orders which allowed us to sell inventory on hand;

•	a decrease in notes payable in the amount of $586,611 as a result of our use of cash to purchase raw materials rather than relying on loan proceeds;

•

a decrease in amounts due from shareholders in the amount of $482,701 as a result of Zhuge Zhuang, our President and Chief Executive Officer paying certain business expenses on behalf of us which reduced his account balance that was owing to us, see “Related Party Transactions – Due to Shareholders;”

•

an increase in amounts due to shareholders in the amount of $148,144 which is primarily a result of a shareholder paying certain business expenses on behalf of us, see “Related Party Transactions – Advances to Shareholders;”

•

an increase in accounts receivable of $12,222,952 which is primarily a result of our typical increase in accounts receivable balances for the first half of our fiscal year, see “Management’s Discussion and Analysis - Days Sales Outstanding - Capital Resources and Capital Expenditures: June 30, 2010 Compared to June 30, 2009;”

•	an increase in prepayments, deposits and other receivables of $1,895,545 which is primarily a result of our increased production, sales and procurement activities; and

•

an increase in other payables and accrued liabilities in the amount of $349,231 which is primarily a result of an increase in accrued employee benefits, accrual of professional fees, commission fee accruals and other business charges payable.

Net cash of $602,442 used in operating activities for the six months ended June 30, 2009 is primarily attributable to changes in the following components:

•	Our net income of $4,475,681, adjusted by depreciation and amortization of $159,028 and deferred income taxes of ($24,988);

•	an increase in other payables and accrued liabilities of $172,664 which is primarily a result of increase in accrued employee benefits, commission fee accruals and other business charges payable;

•	an increase in accounts payable of $1,912,664 which is primarily the result of our increased purchases of inventory to accommodate increased sales orders;

•

an increase in notes payable of $1,998,520 which is primarily a result of our increased use of loan proceeds to fund purchases and working capital needs in order to improve efficiency of use of our funds;

•

a decrease in amounts due to shareholders of $2,703,224 which is primarily a result of amounts paid to a shareholder to reimburse the shareholder for amounts advanced by such shareholder to fund our working capital needs, see “Related Party Transactions – Advances to Shareholders;

•

an increase in accounts receivable of $3,199,357 which is primarily a result of our typical increase in accounts receivable balances for the first half of our fiscal year, see “Management’s Discussion and Analysis - Days Sales Outstanding - Capital Resources and Capital Expenditures: December 31, 2009 Compared to December 31, 2008;”;

•	an increase in prepayments, deposits and other receivables of $3,912,606 our increased production, sales and procurement activities ; and

•	an increase in inventories in the amount of $112,258 which is primarily a result of a decrease in demand for our products and services which in turn resulted in an increase in our inventory on-hand.

Investing Activities

Our net cash used in investing activities of $1,351,579 for the six months ended June 30, 2010 was primarily used for the purchases of production equipments and assembly lines. Such equipments and assembly lines are located at Fulian Machinery after the latter was acquired at the end of December 2009.

Net cash used in investing activities of $24,028 for the six months ended June 30, 2009 was used to purchase plants and equipments.

Financing Activities

Net cash provided by our financing activities for the six months ended June 30, 2010 was $2,483,870, compared to net cash used in our financing activities of $527,681 for June 30, 2009, primarily as a result of additional short-term loans obtained.

The terms of our loans outstanding during the six months ended June 30, 2010 and the six months ended June 30, 2009 do not include debt covenants.

Capital Resources and Capital Expenditures: June 30, 2010 Compared to June 30, 2009

To date, we have financed our operations primarily through cash flows from operations and short-term bank loans. We may explore other ways to finance our operations in the future, including long-term credit facilities and offerings of debt or equity securities.

We believe that our current cash and cash equivalents, anticipated cash flow from operations and the proceeds from this offering will be sufficient to meet our expected cash requirements, including for working capital and capital expenditure purposes, for at least 12 months following this offering. We may, however, require additional cash due to changing business conditions or other future developments, including any investments or acquisitions we may decide to pursue. In addition, after this offering, we will become a public company and will incur a significantly higher level of legal, accounting and other expenses than we did as a private company and we may need to obtain additional capital resources to cover these costs. If our existing cash is insufficient to meet our requirements, we may seek to sell additional equity or debt securities or borrow from lending institutions. We cannot assure you that financing will be available in the amounts we need or on terms acceptable to us, if at all. The sale of additional equity securities, including convertible debt securities, would dilute our shareholders. The incurrence of debt would divert cash for working capital and capital expenditures to service debt obligations and could restrict our ability to pay dividends to our shareholders. If we are unable to obtain additional equity or debt financing as required, our business operations and prospects may suffer.

Our current assets increased from $19,929,509 at December 31, 2009 to $32,272,730 at June 30, 2010. While our cash and restricted cash decreased from $824,788 and $4,395,066, respectively, at December 31, 2009, to $561,780 and $4,128,880 at June 30, 2010, our accounts receivable increased materially from $5,640,956 at December 31, 2009 to $17,981,736 at June 30, 2010. The decrease in cash was primarily due to the increase in receivables and repayment of bank loans.

We repaid $1,324,867 in bank loans in the six months ended June 30, 2010, compared with $817,913 during the same period in 2009.

As of June 30, 2010 and December 31, 2009, we had bank loans from various banks that were due within one year in the amount of $14,156,160 and $11,872,519 respectively. The material terms of such short-term loans are set forth in the following table:

	June 30, 2010	December 31, 2009
Agricultural Bank of China
Due November 29, 2010, annual interest at 110% of People’s Bank of China (“PBOC”) rate or 5.841% as at June 30, 2010 and December 31, 2009, secured by certain plants and land use rights with total carrying value of $10,396,511 as at June 30, 2010 (2009 - $10,434,856) and guaranteed by certain shareholders of the Company (1)	$4,423,800	$4,981,028

Due January 1, 2011, annual interest at 110% of PBOC rate or 5.841% as at June 30, 2010, unsecured and guaranteed by shareholders of the Company and an unrelated party (2)	$3,539,040	$0.00

Due December 6, 2010, annual interest at 110% of PBOC rate or 5.841% as at December 31, 2009, secured by certain plants and land use rights with total carrying value of $2,480,085 as at December 31, 2009 and guaranteed by certain shareholders of the Company	$0.00	$732,504

Hua Xia Bank
Due September 28, 2010, annual interest at 120% of PBOC rate or 6.372% as at June 30, 2010 and December 31, 2009, unsecured and guaranteed by the Company’s shareholders and an unrelated company (4)	$737,300	$732,504

Due December 28, 2010, annual interest at 90% of PBOC rate or 4.779% as at June 30, 2010 and December 31, 2009, secured by restricted cash of $1,474,600 as at June 30, 2010 (2009 - $1,465,008) and guaranteed by one of the Company’s shareholders (3)	$1,400,870	$1,391,758

Nan An Mei Lin Rural Credit Bank
Due August 29, 2010, annual interest at 180% of PBOC rate or 9.7% as at June 30, 2010 and 9.6% as at December 31, 2009, unsecured and guaranteed by an unrelated company (4)	$442,380	$439,502

Due September 30, 2010, annual interest at 180% of PBOC rate or 9.7% as at June 30, 2010 and 9.6% as at December 31, 2009, unsecured and guaranteed by an unrelated company (4)	442,380	$439,502

Bank of Communications
Due December 7, 2010, fixed annual interest at 5.310% as at June 30, 2010 and 105% of PBOC rate or 5.576% as at December 31, 2009(i), unsecured and guaranteed by the Company’s shareholders and an unrelated company (2)	$1,032,220	$1,025,506

Due December 16, 2010, fixed annual interest at 5.310% as at June 30, 2010 and annual interest at 105% of PBOC rate or 5.576% as at December 31, 2009(i), unsecured and guaranteed by the Company’s shareholders and an unrelated company (2)	$1,474,600	$1,465,008

Due December 15, 2010, annual interest at 90% of PBOC rate or 4.779% as at June 30, 2010 and annual interest at 4.374% as at December 31, 2009, guaranteed by one of the Company’s shareholders and secured by restricted cash of $737,300 as at June 30, 2010 (2009 - $732,504) (3)	$663,570	$659,254

Bank of China
Due June 16, 2010, fixed annual interest at 7.76%, guaranteed by an unrelated individual and secured by restricted cash of $42 as at December 31, 2009	—	$5,953

Total	$14,156,160	$11,872,519

(1)	Yuan Hong plans to refinance this loan and has received preliminary approval for such refinancing from the lender.
(2)	Yuan Hong plans to refinance this loan but has no commitment or understanding with the lender at this time as to such refinancing.
(3)	Yuan Hong plans to repay the loan in full at maturity and believes it has sufficient cash flow to make such repayment.
(4)	As of September 30, 2010, this loan has been fully repaid.

As of June 30, 2010, we do not have any commitments or arrangements for capital expenditures.

Current liabilities as of June 30, 2010 totaled $26,462,542, an increase of 26% from our December 31, 2009 balance of $21,055,255. This increase is primarily due to an increase in the current portion of bank loans from $11,872,519 as of December 31, 2009 to $14,156,160 as of June 30, 2010, an increase in accounts payable from $4,489,630 as of December 31, 2009 to $6,906,298 as of June 30, 2010, an increase in other payables and accrued liabilities from $882,079 as of December 31, 2009 to $1,418,916 as of June 30, 2010 and an increase in income taxes payable from $260,482 as of December 31, 2010 to $1,214,608 as of June 30, 2010 and an increase in a payable to a shareholder of $147,500 as of June 30, 2010 compared to $0 as of December 31, 2009, offset by a decrease in advances from customers from $620,528 as of December 31, 2009 to $259,700 as of June 30, 2010.

Our accounts receivable have increased as a result of our efforts in increasing revenues by expanding our sales network and adjusting our product mix to focus on higher margin products. Our revenues increased by 54%, or $10,772,244, to $30,728,190 for the six months ended June 30, 2010 from $19,955,946 for the six months ended June 30, 2009. This increase was primarily attributable to a 62% increase in revenues from product sales for the six months ended June 30, 2010, compared to June 30, 2009. As our revenues and sales have increased, we have also increased our purchases of raw materials, which resulted in an increase in prepayments, deposits and other receivables (net of allowance for doubtful accounts) from $3,881,123 at December 31, 2009 to $5,814,482 at June 30, 2010.

Days Sales Outstanding

The average number of days that it took us to collect revenue after a sale was made (the “DSO”) increased from thirty four days for the twelve months ended December 31, 2009 to sixty nine days for the six months ended June 30, 2010. Many of our customers are state-owned enterprises which typically pay suppliers at or near year end. As a result, our DSO is typically higher during the first six months of the year than it is during the last six months of the year. For example, accounts receivable from two of our most important clients, Baida Material Co., Ltd. of Changzhou City and CSR Qishuyan Locomotive Co., Ltd., an affiliate of China South Locomotive & Rolling Stock Co., Ltd., constitute fifty nine percent of our accounts receivable balance as of June 30, 2009. Since we collected the majority of the balance by the end of 2009, the remaining balances from these two customers only constitute eight percent of our total account receivable balance as at December 31, 2009.

We have formed a team to monitor the cycle of our accounts receivable to improve our DSO. We require that our sales representatives follow up with customers regarding outstanding accounts receivable balances. Each sales representative’s accounts receivable collection rates are considered an important factor in measuring performance.

Our accounts payable have increased as a result of additional raw materials (primarily copper and steel) we ordered to meet increased demand for our products. Our accrued liabilities and other payables have increased primarily as a result of increases in accrued liabilities for accrued payroll, commissions and professional fees from $195,702 as of December 31, 2009 to $382,386 as of June 30, 2010 and an increase in other payables from $34,527 as of December 31, 2009 to $356,503 as of June 30, 2010.

Bad Debt Allowance

As at June 30, 2010, the Company provided total of $1,080,676 bad debt allowance on the prepayments, deposits and other receivables account which represented 16% of the total short-term prepayments, deposits and other receivables as at June 30, 2010. The total allowance did not change from December 31, 2009.

The bad debt allowance consisted of $146,260 of allowance on other receivables, which represented 7% of our other receivables balance as at June 30, 2010. This relates to an historical advance made to an unrelated business partner before 2008, management determined it was unlikely to collect related funds, therefore a full bad debt allowance was provided.

The remaining bad debt allowance of $934,416 was related to prepayments on raw materials, which represented 19% of prepayments on raw materials balance as of June 30, 2010. This is provided for those prepayments that were made over one year ago and have not been utilized on any specific purchase order for over one year.

The prepayments and deposits on raw material are generally required by our suppliers for the ongoing business relationships. The prepayments and deposits are not directly associated with a specific purchase order but will be used to offset any accounts payable balance resulting form any specific purchase order.

Liquidity: December 31, 2009 Compared to December 31, 2008

The following table sets forth a summary of our cash flows for the periods indicated:

	Year Ended December 31,
	2009	2008
Net cash provided by (used in) operating activities	$8,440,495	$5,148,083
Net cash provided by (used in) investing activities	($12,553,110)	($1,049,128)
Net cash provided by (used in) financing activities	($3,087,749)	($731,674)
Net (decrease) increase in cash and cash equivalents	($7,200,364)	$3,367,281
Cash and cash equivalents, beginning of year	$8,034,214	$4,307,167
Cash and cash equivalents, end of year	$824,788	$8,034,214

Operating Activities

Net cash provided by or used in operating activities primarily consists of net income, as adjusted by bad debt expense, depreciation and amortization, deferred income taxes, gain or loss on disposal of property, and changes in operating assets and liabilities such as accounts receivable, prepayments, deposits and other receivables, due from Fulian Machinery’s original shareholders, inventories, due from shareholders, accounts payable, notes payable, advances from customers, other payables and accrued liabilities and income taxes payable. We acquired Fulian Machinery at the end of December 2009, in order to increase our production capacity and to develop new production lines for higher margin products, such as gas foam balance fire protection products and fire protection windows and doors. See “Our Corporate Structure.”

Net cash provided in operating activities was $8,440,495 for the twelve months ended 2009, compared to net cash provided by operating activities of $5,148,083 for the twelve months ended 2008.

Net cash of $8,440,495 provided by operating activities for the year ended December 31, 2009 is primarily attributable to the following components:

•	Our net income of $12,426,624, adjusted by bad debt expense of $386,874, non-cash depreciation and amortization of $277,766 and deferred income taxes in the amount of $124,678;

•

an increase in notes payable of $731,989 which is primarily a result of our increased use of loan proceeds to fund purchases and working capital needs in order to improve efficiency of use of our funds;

•	an increase in accounts receivable of $1,793,809 which is primarily a result of the 107% increase in our sales revenue from the twelve months ended December 31, 2008 to December 31, 2009;

•

an increase in inventories of $1,411,207 which is primarily a result of our increase in inventories during the fourth quarter of 2009 to accommodate our forecasted increase in demand for our products and services in the first quarter of 2010;

•	an increase in prepayments, deposits and other receivables of $3,263,507 which is primarily a result of our increased production, sales and purchasing activities;

•	an increase in amounts due from the Fulian original shareholders in the amount of $292,796, see “Note 3 to December 31, 2009 and 2008 Consolidated Financial Statements – Acquisition;”

•

an increase in amounts due from shareholders in the amount of $646,177 which is primarily a result of funds that we advanced to a shareholder to facilitate negotiations on general business projects on our behalf, see “Related Party Transactions – Advances to Shareholders;”

•	an increase in accounts payable of $1,820,319, which is primarily a result of our increased raw materials purchases in order to expand sales;

•

an increase in notes payable in the amount of $731,989 which is primarily a result of our increased use of loan proceeds to fund purchases and working capital needs in order to improve efficiency of use of our funds;

•	a decrease in other payables and accrued liabilities in the amount of $142,198, which is primarily a result of payments of accrued payroll, commissions and other professional fees.

Net cash provided by operating activities of $5,148,083 for the twelve months ended December 31, 2008 is primarily attributable to the following components:

•	Our net income of $4,209,447, adjusted by bad debt expense of $391,544 and non-cash depreciation and amortization of $267,677;

•

An increase in notes payable of $1,727,190 which is primarily a result of our increased use of loan proceeds to fund purchases and working capital needs in order to improve efficiency of use of our funds;

•	An increase in accounts receivable of $1,465,568 which is primarily a result of our increased sales revenue;

•

An increase in inventories of $708,584 which is primarily the result of our increasing inventory in the fourth quarter of 2008 to accommodate our forecasted increase in demand for our products and services;

•	An increase in prepayments, deposits and other receivables of $649,337 which is primarily our increased production, sales and procurement activities;

•	An increase in accounts payable of $580,569 which is primarily our increased production, sales and procurement activities;

•

An increase in notes payable in the amount of $1,727,190 which is primarily a result of our increased use of loan proceeds to fund purchases and working capital needs in order to improve efficiency of use of our funds;

•

An increase in other payables and accrued liabilities of $797,400 which is primarily a result of an increase in short term advances of $791,498 from an unrelated vender which we repaid in the year ended December 31, 2009.

Days Sales Outstanding

Our average DSO decreased from forty five days for the twelve months ended December 31, 2008 to thirty four days for the twelve months ended December 31, 2009. Many of our customers are state-owned enterprises which typically pay suppliers at or near year end. As a result, our DSO is typically higher during the first six months of the year than it is during the last six months of the year. For example, sales to two of the most important clients, Baida Material Co., Ltd. of Changzhou City and CSR Qishuyan Locomotive Co., Ltd., an affiliate of China South Locomotive & Rolling Stock Corporation Limited, constitute forty-five percent of the our revenues for the twelve months ended December 31, 2009. We have formed a team to monitor the cycle of our accounts receivable to improve our DSO. We also had our sales representative follow-up with customers regarding outstanding accounts receivable balances as of December 31, 2009.

Bad Debt Allowance

As at December 31, 2009, the Company provided total of $1,080,601 bad debt allowance on the prepayments, deposits and other receivables account which represented 22% of the total short-term prepayments, deposits and other receivables as at December 31, 2009.

The bad debt allowance consisted of $145,309 of allowance on other receivables, which represented 7% of our other receivables balance as at December 31, 2009. This relates to a historical advance made to an unrelated business partner before 2008, management determined it was unlikely to collect related funds, therefore a full bad debt allowance was provided.

The remaining bad debt allowance of $935,292 was related to prepayments on raw materials, which represented 32% of prepayments on the raw materials balance as of December 31, 2009. This is provided for those prepayments that were made over one year ago and have not been utilized on any specific purchase order for over one year.

The prepayments and deposits on raw materials are generally required by our suppliers as part of our ongoing business relationships. The prepayments and deposits are not directly associated with a specific purchase order but will be used to offset any accounts payable balance resulting from any specific purchase order.

Investing Activities

Net cash used in investing activities of $12,553,110 for the year ended 2009 primarily consists of an increase of $5,430,995 in land use rights and a $5,216,810 increase in purchase of plants and equipments, each of which were acquired in connection with our purchase of Fulian Machinery. On December 10, 2009, the Company signed a purchase agreement with the shareholders of Fulian Machinery and acquired 100% ownership of Fulian Machinery for a purchase price of $10,314,485. Fulian Machinery was inactive before the acquisition and accordingly the acquisition was accounted for as an asset acquisition and the purchase price was allocated to the identifiable assets and liabilities assumed based on their estimated fair values. The Company plans to use the acquired Fulian Machinery plants, buildings and land use rights to expand its operations.

Net cash used in investing activities of $1,049,128 for the year ended December 31, 2008 is solely attributable to an increase in plants and equipments.

Financing Activities

For the year ended December 31, 2009, net cash used in financing activities was $3,087,749. The activities were mainly comprised of $2,927,982 in changes in restricted cash, additions to paid-in-capital of $4,391,936, repayment of bank loans in the amount of $4,185,708, dividends payment of $13,907,799 to shareholders and proceeds received from bank loans in the amount $13,541,804.

For the year ended December 31, 2008, cash used in financing activities was $731,674. The activities were comprised of $1,439,342 in changes in restricted cash, repayment of bank loans in the amount of $1,739,185 and proceeds received from bank loans in the amount $2,446,853.

Capital Resources and Capital Expenditures: December 31, 2009 Compared to December 31, 2008

We have financed our operations primarily through cash flows from operations and short-term bank loans. We may explore other ways to finance our operations in the future, including long-term credit facilities and offerings of debt or equity securities.

We believe that our current cash and cash equivalents, anticipated cash flow from operations and the proceeds from this offering will be sufficient to meet our expected cash requirements, including for working capital and capital expenditure purposes, for at least 12 months following this offering. We may, however, require additional cash due to changing business conditions or other future developments, including any investments or acquisitions we may decide to pursue. In addition, after this offering, we will become a public company and will incur a significantly higher level of legal, accounting and other expenses than we did as a private company and we may need to obtain additional capital resources to cover these costs. If our existing cash is insufficient to meet our requirements, we may seek to sell additional equity or debt securities or to borrow from lending institutions. We cannot assure you that financing will be available in the amounts we need or on terms acceptable to us, if at all. The sale of additional equity securities, including convertible debt securities, would dilute our shareholders. The incurrence of debt would divert cash for working capital and capital expenditures to service debt obligations and could result in operating and financial covenants that restrict our operations and our ability to pay dividends to our shareholders. If we are unable to obtain additional equity or debt financing as required, our business operations and prospects may suffer.

As of December 31, 2009, we had bank loans of $11,872,519 from various banks that are due within one year. We entered into a research and development service agreement in the amount of $402,145 with Xiamen Technology University for which the university agrees to perform research and development services for the Company, as well as an operation lease of $1,626. Both contracts end in 2010.

As of December 31, 2009 and December 31, 2008, we did not have any commitments or arrangements for capital expenditures.

Current liabilities as of December 31, 2009 totaled $21,055,255, an increase of 31% from our December 31, 2008 balance of $16,080,413. This increase is primarily due to an increase in the current portion of bank loans from $2,505,139 as of December 31, 2008 to $11,872,519 as of December 31, 2009, an increase in accounts payable from $2,669,360 as of December 31, 2008 to $4,489,630 as of December 31, 2009, an increase in other bank notes payable from $283,348 as of December 31, 2008 to $620,528. Current liabilities as of December 31, 2008 also included $7,001,709 dividends payable. Although our bank loans as of December 31, 2009 increased by 373% to $11,872,519 from December 31, 2008, the increase in our financing costs as a percentage of our revenues for such period was insignificant.

Our short-term and long-term loans payable at December 31, 2008 and December 31, 2009 consisted of the following:

	For the Twelve Months Ended 2009	For the Twelve Months Ended 2008
Agricultural Bank of China

Due November 29, 2010, annual interest at 110% of People’s Bank of China (“PBOC”) rate or 5.841% as at December 31, 2009, secured by certain plants and land use right, with total carrying value of $10,434,856 as at December 31, 2009 and guaranteed by certain shareholders of the Company	$4,981,028	—

Due December 6, 2010, annual interest at 110% of PBOC rate or 5.841% as at December 31, 2009, secured by certain plants and land use rights with total carrying value of $2,480,085 as at December 31, 2009 and guaranteed by certain shareholders of the Company	$732,504	—

Hua Xia Bank

Due September 28, 2010, annual interest at 120% of PBOC rate or 6.372% as at December 31, 2009, unsecured and guaranteed by the Company’s shareholders and an unrelated company	$732,504	—

Due December 28, 2010, annual interest at 90% of PBOC rate or 4.779% as at December 31, 2009, guaranteed by one of the Company’s shareholders and secured by the restricted cash of $1,465,008 as at December 31, 2009	$1,391,758	—

Due September 26, 2009, annual interest at 120% of PBOC rate or 6.372% as at December 31, 2008, unsecured and guaranteed by the Company’s shareholders and an unrelated company	—	$732,868

Nan An Mei Lin Rural Credit Bank

Due August 29, 2010, annual interest at 180% of PBOC rate or 9.6% as at December 31, 2009, unsecured and guaranteed by an unrelated company	$439,502	—

Due September 30, 2010, annual interest at 180% of PBOC rate or 9.6% as at December 31, 2009, unsecured and guaranteed by an unrelated company	$439,502	—

Due January 18, 2009, fixed interest at 9.6%, unsecured and guaranteed by one of the Company’s shareholders	—	$219,861

Due July 29, 2009, fixed annual interest at 11.1%, unsecured and guaranteed by an unrelated company	—	$439,722

Due September 22, 2009, fixed annual interest at 11.1%, unsecured and guaranteed by an unrelated company	—	$513,008

Due March 27, 2009, fixed annual interest at 11.1%, unsecured and guaranteed by an unrelated company	—	$586,295

Bank of Communications

Due December 7, 2010, annual interest at 105% of PBOC rate or 5.6% as at December 31, 2009(i), unsecured and guaranteed by the Company’s shareholders and an unrelated company	$1,025,506	—

Due December 16, 2010, annual interest at 105% of PBOC rate or 5.6% as at December 31, 2009(i) , unsecured and guaranteed by the Company’s shareholders and an unrelated company	$1,465,008	—

Due June 16, 2010, fixed annual interest at 4.4% as at December 31, 2009, guaranteed by one of the Company’s shareholders and secured by restricted cash of $732,504 as at December 31, 2009	$659,254	—

Bank of China

Due June 16, 2010, fixed annual interest at 7.8%, guaranteed by an unrelated individual and related restrict cash balance was $42 as at December 31, 2009 (2008 - $17)	$5,953	$19,340

Total	$11,872,519	$2,511,094	(1)

(1)	Current portion: $2,505,139, Long-term portion: $5,955

Off-Balance Sheet Commitments and Arrangements

Under SEC regulations, we are required to disclose our off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, such as changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. An off-balance sheet arrangement means a transaction, agreement or contractual arrangement to which any entity that is not consolidated with us is a party, under which we have:

•	any obligation under certain guarantee contracts,

•	any retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to that entity for such assets,

•

any obligation under a contract that would be accounted for as a derivative instrument, except that it is both indexed to our stock and classified in shareholder equity in our statement of financial position, and

•

any obligation arising out of a material variable interest held by us in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to us, or engages in leasing, hedging or research and development services with us.

As of June 30, 2010, December 31, 2009 and December 31, 2008, we did not have any off-balance sheet commitments or arrangements. We do not anticipate entering into any such commitments or arrangements in the foreseeable future.

Taxation

The Cayman Islands and Hong Kong Special Administrative Region

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. Dividend payments are not subject to withholding tax in the Cayman Islands. There are no other taxes likely to be material to our company levied by the government of the Cayman Islands, except for stamp duties that may be applicable on instruments executed in, or after execution brought within the jurisdiction of, the Cayman Islands. The Cayman Islands is not a party to any double taxation treaties.

Yuanhong HK, our wholly owned subsidiary incorporated in Hong Kong, is a holding company; Yuanhong HK does not have any operations in Hong Kong. Dividend payments are not subject to withholding tax in Hong Kong.

PRC

Pursuant to the PRC EIT law and relevant regulations that were applicable before January 1, 2008, our PRC subsidiary was generally subject to enterprise income taxes at a statutory rate of 33%. Such income tax rate was reduced to 25% under the current EIT law that became effective on January 1, 2008. The effective tax rate applicable to our operations, which are located entirely in the PRC, was 25% in both 2008 and 2009. Baisha Fujian is qualified as a high-tech company and obtained government approval of a preferred tax rate of 15%, effective on January 1, 2010 and expiring on July 31, 2012.

Under the EIT law, and its implementation rules, dividends, interest, rent, royalties and gains on transfers of property of a foreign-invested enterprise in the PRC payable to its foreign investor who is a non-resident enterprise will be subject to a 10% withholding tax, unless such non-resident enterprise’s jurisdiction of incorporation has a tax treaty with the PRC that provides for a reduced rate of withholding tax. The Hong Kong Special Administrative Region, or Hong Kong, where Yuanhong HK, our PRC subsidiary direct holding company is incorporated, does have a tax treaty with the PRC. That tax treaty provides that, among other things, dividends payable on equity interests of a PRC company to individuals or entities in Hong King are entitled to enjoy a reduced withholding tax rate of 5%, provided that such individuals or entities are deemed as the “beneficial owners” to those dividends as defined under that tax treaty. On October 27, 2009, the State Administration of Taxation, or SAT, promulgated the Circular on How to Understand and Recognize the “Beneficial Owner” in Tax Treaties, or Circular 601. Circular 601 clarifies that a beneficial owner shall be a person engaged in actual operation and this person could be an individual, a company or any other entity. Circular 601 expressly excludes a “conduit company,” which is established for the purposes of tax avoidance and dividends transfer and is not engaged in actual operations such as manufacturing, sales and management, from being a beneficial owner. It is still unclear how Circular 601 is implemented by SAT or its local counterparts in practice and whether Yuanhong HK could be recognized as a “beneficial owner.” If Yuanhong HK is considered as a non-resident enterprise but not qualified as a beneficial owner, Yuanhong HK will not be entitled to a reduced 5% withholding tax and the 10% withholding tax would be imposed on our dividend income received from our PRC subsidiary. As a result, our net income would be reduced and our operating results would be adversely affected.

Under the EIT law, an enterprise established outside the PRC with its “de facto management body” within the PRC is considered a resident enterprise and will be subject to enterprise income tax at the rate of 25% on its worldwide income. The “de facto management body” is defined as the organizational body that effectively exercises overall management and control over production and business operations, personnel, finance and accounting, and properties of the enterprise. It remains unclear how the PRC tax authorities will interpret such a broad definition. Substantially all of our management members are based in the PRC. If the PRC tax authorities subsequently determine that Yuanhong HK should be classified as a resident enterprise, then its worldwide income will be subject to income tax at a uniform rate of 25%, which may have a material adverse effect on our financial condition and results of operations. Notwithstanding the foregoing provision, the EIT law also provides that, if a resident enterprise directly invests in another resident enterprise, the dividends received by the investing resident enterprise from the invested enterprise are exempted from income tax, subject to certain conditions. Therefore, if Yuan Hong and Yuanhong HK are classified as PRC resident enterprises, the dividends received from our Yuanhong HK, as our PRC subsidiary, may be exempted from income tax. However, it remains unclear how the PRC tax authorities would interpret the PRC tax resident treatment of an offshore company, like Yuan Hong, having indirect ownership interests in PRC enterprises.

Interest Rate Risk

We are subject to market risks due to fluctuations in interest rates on our debt. Increases in interest rates will increase the cost of new borrowings and our interest expense. Accordingly, fluctuations in interest rates can lead to significant fluctuations in the fair value of our debt instruments. We do not use any derivative instruments to manage our interest rate risk exposure. We have not been subject to nor do we anticipate being exposed to material risks due to changes in interest rates.

Foreign Exchange Risk

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions. Historically, the conversion of Renminbi into foreign currencies, including U.S. dollars, has been based on rates set by the People’s Bank of China. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an appreciation of the Renminbi against the U.S. dollar. There remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the Renminbi against the U.S. dollar.

We do not believe that we currently have any significant direct foreign exchange risk and have not hedged our exposure to foreign currency exchange risk. All of our revenues and expenses are denominated in Renminbi. Fluctuations in the exchange rate will also affect the relative value of any dividend we pay to investors outside the PRC and earnings from, and the value of, any foreign currency-denominated investments we may make in the future. In addition, as the net proceeds from this offering will be denominated in U.S. dollars, fluctuations in the exchange rate between the U.S. dollar and the Renminbi will affect the relative purchasing power of these proceeds if they are not converted into Renminbi in a timely manner.

Inflation

According to the National Bureau of Statistics of China, the change of consumer price index in China was 5.9% and (0.7)% in 2008 and 2009, respectively. Although we have not been materially affected by inflation since our inception, we may be affected in the future by higher rates of inflation in China. For example, certain operating costs and expenses, such as personnel expenses, real estate leasing expenses, travel expenses and office operating expenses may increase as a result of higher inflation. Additionally, because a substantial portion of our assets consists of cash and cash equivalents and short-term investments, high inflation could significantly reduce the value and purchasing power of these assets. We are not able to hedge our exposures to higher inflation in China.

Accounting Matters

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The critical accounting policies summarized in this section are discussed in further detail in the notes to the 2008 and 2009 audited consolidated financial statements appearing elsewhere in this prospectus. Management believes that the application of these policies on a consistent basis enables us to provide useful and reliable financial information about our operating results and financial condition.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and changes in these estimates are recorded when known.

Significant estimates made by management include: revenue recognition, warranty provision, allowance for doubtful accounts, inventory obsolescence, cost allocation between working-in-progress and finished goods, depreciation and amortization of long-lived assets, valuation allowance for deferred tax assets, uncertain tax positions and the recoverability of long-lived assets. Actual results could differ from those estimates.

Basis of Presentation

The Company was incorporated in the Cayman Islands on April 26, 2010 and as part of the reorganization conducted in 2010 as described in the annual audit report 2008-2009 (the “Reorganization”), became the ultimate holding company of Baisha Fujian, the operating entity established in the PRC on March 25, 2003.

The Reorganization is treated as “Under Common Control.” The proportionate ownership of the Company immediately after the Share Exchange and the proportionate ownership of Baisha before the Share Exchange was the same. The Company has accounted for the Reorganization as a legal reorganization of entities under common control in a manner similar to a pooling-of-interests, and accordingly all shares and per share data have been restated to give retroactive effect to this transaction. Accordingly, the share capital represents the capital amount of the Company as if the reorganization had been completed as of the earliest period presented.

Revenue Recognition

Revenues are recognized when it is probable that the economic benefits will flow to the Company as follows:

Product Sales. The Company recognizes revenue from product sales when persuasive evidence of an arrangement exists, the product has been delivered, the price is fixed and determinable and collection is reasonably assured. Management considers delivery to occur upon shipment provided title and risk have passed to the customer, which is generally when the product is shipped to the customer from the Company’s facility. The Company’s product sales revenues represent the invoiced value of goods, net of value added taxes (“VAT”). All of the Company’s products that are sold in the PRC are subject to a VAT at a rate of 17% of the invoice amount. VAT collected from customers in the PRC, net of VAT paid on the purchases of certain raw materials and other materials used in the production of finished products, is recorded as a liability in the consolidated balance sheet until it is paid to the tax authorities. No allowance for sales returns was made as at June 30, 2010, December 31, 2009 and 2008 as product returns are insignificant based on historical experience.

Installation. The Company offers customers installation services for its own products. The Company also performs standalone installation service for customers with products purchased from third parties. Revenue on installation contracts is recognized when installation is completed.

The Company sometimes enters into installation service contracts in connection with product sales. Even if the installation contract and product sales contracts are entered into separately, the Company evaluates them as a single arrangement and determines whether the arrangement contains more than one unit of accounting in accordance with the standard, “Multiple-Deliverable Revenue Arrangement.” An arrangement is separated, if (1) the delivered element(s) has (have) value to the customer on a stand-alone basis, (2) there is reliable evidence of the fair value of the undelivered element(s) and (3) if the arrangement includes a general right of return relative to the delivered element(s), delivery or performance of the undelivered element(s) is (are) considered probable and substantially in the control of the Company. If all three criteria are fulfilled, the appropriate revenue recognition convention is then applied to each separate unit of accounting. Generally, the total arrangement consideration is allocated to the separate units of accounting based on their relative fair values. Reliable fair values are sales prices for the component when it is regularly sold on a stand-alone basis, third-party prices for similar components or, under certain circumstances, cost plus, an adequate business specific profit margin related to the relevant element. If the three criteria are not met, revenue is deferred until such criteria are met or until the period in which the last undelivered element is delivered. The amount allocable to the delivered elements is limited to the amount that is not contingent upon delivery of additional elements or meeting other specified performance conditions.

For multiple element contracts where there is no vendor specific objective evidence (VSOE) or third-party evidence that would allow the allocation of an arrangement fee amongst various pieces of a multi-element contract, fees received in advance of services provided are recorded as deferred revenues until additional operational experience or other VSOE becomes available, or until the contract is completed.

The Company recognizes product sales and installation revenue under the standard, “Multiple-Deliverable Revenue Arrangement.” The manufacture of fire control system comprises two stages: (a) manufacture, and (b) installation. These two stages constitute separate units of accounting. In practice, the Company always enters into separate product and installation contracts with the customer as the customer has the choice to use its own staff or external contractors to install the products based on product installation manuals provided by the Company when the products are delivered. The Company usually sells its products on a standalone basis and also is separately engaged by customers to install fire control systems that the customers purchase from other fire control suppliers. It is the Company’s policy to sell its products at the set prices regardless of whether customer separately enters into an installation contract with the Company. The Company always prices its installation services at market competitive prices regardless of whether the installation service relates to its own products or standalone installation services. The Company determines the contract amount on each product sales and installation contract presents its related fair value.

Maintenance Service. The Company offers customers maintenance services for its own products and also performs standalone maintenance services. For the maintenance service in connection with the Company’s own products, the maintenance contract usually is negotiated and entered into one year after the product is sold. The Company’s maintenance contracts are related to specific job orders and there is no stated period indicated in the contracts. All of these contracts are entered into on an as needed basis, as determined by the customers. The Company recognizes the maintenance revenue when the related job order is completed.

The Company generally provides a one year warranty period for products sold, installation and maintenance services performed. No warranty cost provisions were provided as at June 30, 2010, December 31, 2009 and 2008, because the actual warranty cost incurred was insignificant based on historical experience.

Comprehensive Income

Comprehensive income consists of net income and foreign currency translation gains and losses affecting shareholders’ equity that, under GAAP, are excluded from net income. The gain on foreign exchange translation totaled $151,996 for the six months ended June 30, 2010, $8,922 for the year ended December 31, 2009 and $402,745 for the year ended December 31, 2008.

Segment Information

The Company’s chief operating decision-makers (i.e., chief executive officer and directors) review financial information presented on a consolidated basis, accompanied by disaggregated information about revenues by business lines for purpose of allocating resource and evaluating the financial performance. There are no segment managers who are held accountable for operations, operating results and plans for levels or components below the consolidated unit level. Due to the similarities in economic characteristics between the Company’s operations and the common nature of the products, services and customers, the Company considered itself to be operating within one reportable segment in accordance with the standard, “Disclosure about Segments of an Enterprise and Related Information.” The Company provides enterprise wide disclosure as required by the authoritative guidance for segment reporting (see “Consolidated Financial Statements December 31, 2009 and 2008 - Note 18”). All of the Company’s operations and customers are located in the PRC. Consequently, no geographic information is presented.

Plants and Equipment

Plants and equipment are recorded at cost. Depreciation is computed using the straight-line method. Costs incurred during the construction and installation of the assets are initially capitalized as construction in progress and transferred into plants and equipment when the assets are ready for their intended use, at which time depreciation commences. Maintenance and repairs are charged directly to expenses as incurred. Major additions and betterment to plants and equipment are capitalized and depreciated over the remaining useful life of the assets.

Land Use Rights

All land in the PRC is owned by the government. However, the government grants the user the rights to use the land. The land use rights are recorded at cost and amortized over the term of the land use right, which is 50 years.

Impairment of Long-Lived Assets

The Company periodically evaluates the carrying value of long-lived assets. Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair values are reduced for the cost of disposal. Based on its review, the Company believes there were no impairments of its long-lived assets as of June 30, 2010, December 31, 2009 and 2008.

Fair Value of Financial Instruments

The standard “Disclosures about Fair Value of Financial Instruments” defines financial instruments and requires fair value disclosures for those instruments. The standard “Fair Value Measurements” defines fair value and establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosures requirements for fair value measures. The carrying amounts reported in the balance sheets for cash, accounts receivable, other receivable, due from (to) shareholders, bank loans, accounts payable, other payable, notes payable and accrued liabilities qualify as financial instruments and are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

The three levels are defined as follows:

•	Level 1: inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•

Level 2: inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

•	Level 3: inputs to the valuation methodology are unobservable and significant to the fair value.

As of June 30, 2010, December 31, 2009 and 2008, we did not have any assets and liabilities that are measured at fair value on a nonrecurring basis in periods subsequent to initial recognition.

Accounting Principles Adopted in 2009

In December 2007, the FASB issued new accounting guidance “Business Combinations” which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquirer and the goodwill acquired. It also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. The adoption on January 1, 2010 of this standard did not have a material impact on our consolidated financial statements.

In March 2008, the FASB issued new accounting guidance, “Disclosures about Derivative Instruments and Hedging Activities.” It requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit risk related contingent features in derivative agreements. The adoption on January 1, 2009 of this standard did not have an impact on our consolidated financial position or results of operations.

In April 2008, the FASB issued new accounting guidance, “Determination of the Useful Life of Intangible Assets.” This guidance is intended to improve the consistency between the useful life of a recognized intangible asset under the previous guidance for Goodwill and Other Intangible Assets and the period of expected cash flows used to measure the fair value of the asset when the underlying arrangement includes renewal or extension of terms that would require substantial costs or result in a material modification to the asset upon renewal or extension. Companies estimating the useful life of a recognized intangible asset must now consider their historical experience in renewing or extending similar arrangements or, in the absence of historical experience, must consider assumptions that market participants would use about renewal or extension as adjusted for some entity-specific factors. The adoption on January 1, 2009 of this standard did not have a material impact on our consolidated financial statements.

In September 2008, the FASB issued new accounting guidance, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” It addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing income per share under the two-class method. This guidance establishes that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. The adoption on January 1, 2009 of this standard did not have an impact on our consolidated financial statements.

In April 2009, the FASB issued new accounting guidance “Recognition and Presentation of Other-Than-Temporary Impairments,” which provides operational guidance for determining other-than-temporary impairments (“OTTI”) for debt securities. This standard is effective for interim and annual periods ending after June 15, 2009. The adoption of this standard did not have an impact on our consolidated financial statements.

In April 2009, the FASB issued new accounting guidance, “Determining Fair Value When Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not

Orderly.” It provides guidance on how to determine the fair value of assets and liabilities when the volume and level of activity for the asset/liability has significantly decreased. It also provides guidance on identifying circumstances that indicate a transaction is not orderly. In addition, it requires disclosure in interim and annual periods of the inputs and valuation techniques used to measure fair value and a discussion of changes in valuation techniques. Since the volume and level of activity for our assets or liabilities have not decreased and there are no transactions identified as not orderly, the adoption of this standard did not have an impact on our consolidated financial statements.

Accounting Principles Adopted in 2010

In June 2009, the FASB issued FASB Accounting Standard Update, “Consolidations: Improvement to Financial Reporting by Enterprises Involved with Variable Interest Entities.” This standard eliminates certain scope exceptions previously permitted, provides additional guidance for determining whether an entity is a variable interest entity, and requires companies to more frequently reassess whether they must consolidate variable interest entities. The changes also replace the previously required quantitative approach to determining the primary beneficiary of a variable interest entity with a requirement for an enterprise to perform a qualitative analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity. The standard is effective for interim and annual reporting periods beginning after January 1, 2010. The adoption on January 1, 2010 of this standard did not have a material effect on the Company’s consolidated financial statements.

In January 2010, the FASB issued the guidance, “Improving Disclosures about Fair Value Measurements.” This guidance amends existing disclosure requirements about fair value measurement and clarifies and provides additional disclosure requirements related to recurring and non-recurring fair value measurements. This guidance becomes effective for the Company on January 1, 2010. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

Recent Accounting Pronouncements

In September 2009, the FASB issued “Multiple-Deliverable Revenue Arrangements.” The new guidance states that if vendor specific objective evidence or third party evidence for deliverables in an arrangement cannot be determined, companies will be required to develop a best estimate of the selling price to separate deliverables and allocate arrangement consideration using the relative selling price method. The new guidance is effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. We are currently evaluating the impact this guidance may have on our results of operations, financial position and cash flows.

In March 2010, the FASB issued ASU No. 2010-11, “Scope Exception Related to Embedded Credit Derivatives.” The provisions of ASU 2010-11 amend ASC Topic 815, “Derivatives and Hedging,” to provide clarification on the bifurcation scope exception for embedded credit derivative features. ASU 2010-11 is effective for interim and annual reporting periods beginning on July 1, 2010. The Company does not expect the adoption of this standard will have a material impact on its consolidated financial statements.

In April 2010, the FASB issued ASU 2010-13 “Compensation—Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades.” ASU 2010-13 updates ASC 718 to codify the consensus reached in EITF Issue No. 09-J, “Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades.” ASU 2010-13 clarifies that share-based payment awards with an exercise price denominated in the currency of a market in which a substantial portion of the underlying equity security trades should not be considered to meet the criteria requiring classification as a liability. The updated guidance is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. Early adoption is permitted. The Company does not expect the adoption of this standard will have a material impact on its consolidated financial statements.

On July, 2010, the FASB issued ASU 2010-20 “Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses” (“ASU 2010-20”) which expands the disclosure requirements concerning the credit quality of an entity’s financing receivables and its allowance for credit losses. ASU 2010-20 is effective for interim and annual reporting periods beginning on or after December 15, 2010. The Company does not expect the adoption of this guidance will have a material impact on its consolidated financial statements.

OUR BUSINESS

Our Company

Through our contractually controlled subsidiaries, Baisha Fujian and Fulian Machinery, we operate a fire safety products company in the People’s Republic of China, providing “one-stop” fire safety solutions from design, production, sale and installation of fire protection products and systems to after-sales maintenance of common and patented fire extinguishing systems. We manufacture over forty different fire safety products which are primarily divided among four categories: (1) gaseous fire protection systems and products, (2) fire protection doors and windows, (3) fire hydrant systems and products and (4) traditional fire protection products and systems such as fire hydrants, fire hoses and fire-fighting lances.

We market our products to commercial, industrial and residential users. Our customers include Chinese railway operators, financial institutions, telecom companies, residential and commercial building owners and electricity plants. We have provided fire safety products and services for more than 4,000 key projects across China. Our company as has been designated an authorized manufacturer of special locomotive fire facilities by CSR Qishuyan Locomotive Co., Ltd., an affiliate of China South Locomotive & Rolling Stock Corporation Limited, which is one of the two locomotive manufacturing companies in China.

We are the first “High- and New-Technology Enterprise” in the fire safety products industry of Fujian Province, a recognition awarded jointly by Fujian Provincial Department of Science and Technology, Fujian Provincial Department of Finance, Fujian Provincial Government, State Administration of Taxation and Fujian Provincial Taxation Bureau, pursuant to the Regulations Regarding High- and New-Technology Enterprise Designation promulgated by the Department of Technology, the Department of Treasury and the State Administration of Taxation in April 2008. Through such award, the Chinese government aims to promote science and technology and economy development through industrial innovations. This award comes with strict qualification requirements, including the ownership in the intellectual property of its core technology, a set percentage of employees having received university education, a set percentage of annual net income earmarked for R&D, a set percentage of revenues coming from high-tech products and services, among others. High- and New-Technology Enterprises regularly receive preferential treatments in the areas of taxation, human resources and funding, among others, from the various levels of the government. See “Risk Factor - Our business benefits from certain government incentives” for a discussion of the effects and extent of such preferential tax treatment.

Our “Yuan Hong” trademark is recognized as a “China Well-Known Trademark.” Trademarks in China may be identified as well-known by the Trademark Office of the SAIC or the People’s Court. Our “Yuan Hong” trademark was recognized as a “China Well-Known Trademark” by Changde Intermediate People’s Court. Five elements are considered during the accreditation process: public awareness, duration of use, extent of publicity efforts, previous records of protection as a well-known trademark, and other relevant factors. China’s membership in the “Paris Convention for the Protection of Industrial Property” since 1984 gives special legal protection to well-known trademarks, both domestically and internationally. There are several key additional protections for well-known trademarks, such as cross-class protection, protection against bad faith registration, protection against registration for domain name or company name by other entities.

Baisha Fujian has also been designated as the site for “Quanzhou City Automatic Fire Extinguishing System Engineering and Technology Research Center.” The criteria for such designation include the following: technological advantage in the field, strong sustainable growth, sound organizational structure and internal controls, superior facilities and team of talents, and recognition by the government for breakthrough technology with the capacity to transform such technology into industrial products. The designation as a Research Center indicates that our company has a strong presence in the fire protection industry in both scientific research and economic growth.

Industry and Market Background

The Chinese fire safety products industry is divided into three major segments: residential, commercial and industrial. According to the Market Research Report, there are over 3,000 fire protection product manufacturing companies in China. The Market Research Report and the 2008 Industry Report report that the sales volume of fire safety products in China reached approximately ¥46 billion in 2008 and the average annual sales growth rate, which over the past five years has been 17%, is expected to grow at a rate of 15% to 20% in the next few years.

The fire safety products industry in China is relatively fragmented with many suppliers. According to the 2008 Industry Report, only 5% of the Chinese fire safety products companies achieved annual sales exceeding ¥50 million and 72% have annual sales below ¥10 million. Until recently, the small-scale fire production companies played a dominant role in the industry.

Our Geographic Market

In addition to our sales center in our headquarters located in Nan’an City, Fujian Province, we have established nine sales agencies and more than fifty distributors. We distribute our fire safety products in twenty-one (21) provinces, direct-controlled municipalities and autonomous regions of mainland China, as shown in red on the following map:

Competitive Strengths

We believe the following strengths differentiate us from our competitors in our market in China:

•

We are dedicated to research and technology to improve and maintain our industry position. With a strong focus on technology, Baisha Fujian has developed over forty different fire safety products which are primarily divided among four categories: (1) gaseous fire protection systems and products, (2) fire protection doors and windows, (3) fire hydrant systems and products and (4) traditional fire protection products and systems such as fire hydrants, fire hoses and fire-fighting lances. Baisha Fujian has been awarded the first national high-tech enterprise in the fire safety products industry of Fujian Province. Baisha Fujian has been designated as the site for “Quanzhou City Automatic Fire Extinguishing System Engineering and Technology Research Center.” See “Our Business – Our Company.” Baisha Fujian’s products, such as heptafluoropropane automatic fire-fighting equipment (see “Definitions, Conventions and Glossary of Technical Terms”) and high-pressure carbon dioxide automatic fire extinguishers have been awarded with state invention patents. Our officers are on a number of industry standards drafting committees and also serve as editors that establish fire safety standards.

•

We are dedicated to providing top quality products and excellent customer service. Baisha Fujian has built a strong development and manufacturing platform that features in-depth R&D, state-of-the-art facilities, experienced personnel and strict compliance with ISO9001:2000. Baisha Fujian has been recognized as a “Fujian Credit and Quality Association.”

•

We have developed a strong brand reputation. Our “Yuan Hong” brand products have been recognized as “Fujian Famous-Brand Products” and our “Yuan Hong” trademark was recognized in 2006 as a “China Well-Known Trademark.” In 2010, we were recognized as one of the Top Ten Chinese Fire Protection Brands by HC International. See “Our Business – Our Company.”

•

With a nationwide sales network, our company has built a solid client base. In addition to Baisha Fujian’s sales center located in our Nan’an City, Fujian, China headquarters, we have established nine sales agencies and more than fifty distributors covering twenty-one (21) provinces, direct-controlled municipalities and autonomous regions of mainland China.

•

Baisha Fujian is the exclusive supplier for several large companies. CSR Qishuyan Locomotive Co., Ltd., an affiliate of China South Locomotive & Rolling Stock Corporation Limited, which is one of the two locomotive manufacturing companies in China, has designated us as a company authorized to manufacture special locomotive fire facilities. Baisha Fujian is also the exclusive automobile fire control equipment supplier for three domestic automobile manufacturers, including Chery Automobile, Changhe Automobile and Jiangling Motors.

Our Strategies

We are committed to be a leader in the Chinese fire safety industry. We intend to achieve this goal by implementing the following strategies:

•

New Product Development and Product Portfolio Expansion. We plan to build a research and development center, increase our research and development investments, expand our research and development team and further strengthen our cooperation with external experts, research institutions and universities. We also plan to continue to improve and refine our existing products and to develop new products to expand our product portfolio to better serve the existing and new markets.

•

Development of New Regional Markets. Though China has enormous market potential, Baisha Fujian’s current sales comprise only a small portion of the fire safety products and services market share, and in many locations, we do not even sell our products and services. According to the Market Research Report, the sales volume of fire safety products in China reached approximately ¥46 billion in 2008. Our revenue for the year ended December 31, 2009 is approximately 1% of China’s total market share (based on the ¥46 billion 2008 sales volume reported in the Market Research Report). We plan to expand our sales network to increase our products and services market share.

•

Expansion of New Industry Markets. Baisha Fujian already plays a role as a market leader in China’s railway fire safety and services industry, as evidenced by the fact that we have been designated an authorized manufacturer of special locomotive fire facilities by CSR Qishuyan Locomotive Co., Ltd., an affiliate of China South Locomotive & Rolling Stock Corporation Limited, which is one of the two locomotive manufacturing companies in China. To further expand Baisha Fujian’s sales of products and services market share, we plan to target industrial fire safety products consumers, recruit experienced sales professionals, develop preferred provider status with project contractors and project engineers who are responsible for procuring fire safety products.

•

Expansion of Fire Engineering Services. Within the next two years, we plan to obtain the “Fire Prevention Facility Engineering Professional Contracting” qualification and the “Fire Prevention Facility Project Design” qualification issued by the Chinese Ministry of Construction so that we can develop a fire engineering services business. We also plan to recruit professionals in the fire engineering services business to help us develop a fire engineering services business. Presently our income is mainly derived from product sales and our installation services are provided primarily to customers that purchase our products. By obtaining the “Fire Prevention Facility Engineering Professional Contracting” qualification and the “Fire Prevention Facility Project Design” qualification we will be able expand the range of services that we provide to our customers to include fire facilities construction projects involving consulting, design, construction, integration of engineering design and construction, project general contracting, project management and other services. When we expand our fire engineering services capabilities, we will expand our market share and market influence.

•

Target the International Fire Safety Products Market. We are committed to becoming a global supplier of high quality fire safety products. We plan to create a special team to market fire safety products internationally through cooperation with large international engineering contractors in China and international manufacturers.

•

Mergers and Acquisitions. We plan to achieve growth through strategic acquisitions of companies that we will integrate with our existing operations. We plan to target companies that (a) have products similar or complementary to our products, (b) have competitive geographic and marketplace advantages and (c) fire engineering services companies. We do not, however, have any understanding, agreement or commitment at this time with regard to any potential acquisition.

Our Challenges and Risks

We believe our primary challenges are:

•	We must continue to develop, introduce and market Baisha Fujian’s fire safety protection products.

•	We must actively recruit, train and retain skilled technical personnel.

•	We face significant competition from existing competitors and new market entrants.

•	We must protect Baisha Fujian’s trade secrets and other valuable intellectual property.

•	We are subject to fluctuations in the prices of raw materials.

•	The costs associated with such growth are difficult to quantify, but could be significant.

•	We may be unable to respond to the rapid technological change of our industry.

•

If Baisha Fujian experiences a rapid increase in the sale of its products and services, it will be required to deliver large volumes of products and services to customers on a timely basis. Meeting any such increased demand will require Baisha Fujian to expand its manufacturing facilities, to increase its ability to purchase raw materials, to increase the size of its work force, to expand Baisha Fujian’s quality control capabilities and to increase the scale upon which Baisha Fujian provides its products and services. Such demands would require more capital and working capital than Baisha Fujian currently has available and Baisha Fujian maybe unable to meet the needs of its customers.

•

We rely principally on dividends paid by our PRC operating subsidiary, WFOE, and our PRC affiliate, Baisha Fujian, to fund cash and financing requirements, and there are PRC laws restricting the ability of these entities from paying dividends or making other distributions to us.

Our Products and Services

Although we have only one reportable business segment for financial statement purposes, our revenues are derived from three primary revenue sources: (i) product sales, (ii) installation services and (iii) maintenance services. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Segment Information.”

Products. Baisha Fujian’s products include four main categories: gaseous fire protection systems and products, fire protection doors and windows, fire hydrant systems and products and traditional fire protection products and systems.

Gaseous Fire Protection Systems and Products. Baisha Fujian manufactures a series of gaseous fire extinguishers, including a heptafluoropropane automatic fire-extinguishing system, a fixed high pressure carbon dioxide automatic fire-extinguishing system, a clean-air automatic fire-extinguishing system and a pipeless network fire-extinguishing system. See “Definitions, Conventions and Glossary of Technical Terms.” Depending on the extinguishing agent used, Baisha Fujian fire extinguishers are tailored to meet the particular needs of Baisha Fujian customers. Baisha Fujian gaseous fire protection systems and products are installed mainly in commercial buildings but are also installed in some special working environments.

Fire Protection Doors and Windows. Baisha Fujian manufactures fireproof doors by stamping, folding and welding cold rolled steel. The doors are equipped with fireproof materials on the inside and electrostatic coating on the outside. Baisha Fujian fire protection doors and windows are primarily installed in residential buildings.

Fire Hydrant Systems and Products. Baisha Fujian manufactures indoor fire hydrants, outdoor fire hydrants, fire pump jointers, water guns, fire control water bands, fire hose reels, connecting pieces for fire hydrants and valve and sprayer products. Baisha Fujian’s valve and sprayer products include wet alarm valves, sprinkle alarm valves, water sprayers, water curtain drenchers, high-speed water mist sprayers, medium-speed water mist sprayers, water flow indicators, and pressure switches. Baisha Fujian’s fire hydrant systems and products are widely installed in hotels, hospitals and industrial plants.

Traditional Fire Protection Products and Systems. Baisha Fujian manufactures fire hydrant cases and fire extinguisher cases. Fire hydrant cases integrate our other products such as indoor fire hydrants, connecting pieces, water bands, fire-fighting lances, fire hose reels, and other electrical devices. Baisha Fujian’s traditional fire protection products and systems are primarily installed in public facilities.

Installation Services. All of Baisha Fujian’s products except its portable fire extinguishers require installation. Consistent with customary Chinese business practices, Baisha Fujian’s customers generally enter into separate contracts for the purchase products and installation services. Over sixty percent of customers who purchase Baisha Fujian’s products also enter into installation contracts with Baisha Fujian. Baisha Fujian also provides installation services for products purchased by customers from other suppliers.

Maintenance Services. Baisha Fujian provides maintenance services for its products and for products supplied by other manufacturers. Maintenance contracts are typically entered into within one year after the sale of a product. Gaseous fire protection systems and other fire safety products require routine periodic systems checks and maintenance, depending on the product type and customer requirement. Products installed on locomotives are generally returned to Baisha Fujian for compulsory maintenance after 5,600 miles of use. Maintenance services for other types of products typically require on-site inspection and repair.

Principal Suppliers

Given the importance to our business of key materials and parts, the procurement and management are key activities for us. We carefully manage our purchasing efforts and have established company policies involving materials and parts procurement. The cost of materials for our own products as percentage of the total production costs for the periods June 30, 2010, December 31, 2009 and December 31, 2008 was 91%, 92% and 90%, respectively.

The key raw materials and parts that we use to manufacture our products are steel, copper, gaseous chemical fire agents, electrolytic sheet, perlite board, steel cylinder, perlite board, aluminum alloy, barometer, electromagnetic valve, and fire alarm controllers. These materials are widely used in our industry. We purchase our raw materials and parts from every major supply source available; therefore, our supply of raw materials and products is widely spread over numerous suppliers.

Supplier Management System. We have adopted measures to reduce risks in materials and parts supply, including (i) obtaining better services and higher quality, (ii) diversifying suppliers and supply sources, and (iii) seeking long-term contracts with suppliers. We believe the components provided by our suppliers are widely available and do not anticipate that we will be unable to obtain these components from other suppliers in the event our principal suppliers are unable or unwilling to supply us.

Purchasing Procedures. Our production department works with our quality and procurement departments to produce a list of qualified suppliers based on quality, price, technical competency and capacity. Purchasing transactions are sometimes conducted in accordance with a procedure for bidding invitations. Potential suppliers are evaluated on their proposed terms of technical specifications, price, payment terms and timing for delivery. After validation of the various suppliers’ service and capabilities for stable supply, we acquire the needed materials and parts from the suppliers offering the best terms. Our procurement department establishes an oversight process by appointing individuals to conduct periodic market research of key price points. There is a standard procedure for conducting such bidding process and accepting the bids to insure that all purchasing procedures are being strictly adhered to. We enter into long-term contracts with some suppliers to lock in prices and send purchase orders for each delivery when necessary.

Major Suppliers. The following table lists our top ten suppliers of materials and parts for products we manufacture as of December 31, 2009:

Suppliers	Amount Purchased in 2009 (In Thousands)	Percentage of Total Purchase in 2009
Changshu Zhong Hao 3F Chemical Materials Co., Ltd	$2,215	6%
Jinjiang Dongmao Colored Sheet Industry & Trade Co., Ltd	$1,795	5%
Cangzhou Hengtong Valve and Pipe Fitting Manufacturing Co., Ltd	$1,204	3%
Jiangsu Jingjiang Adhesive Factory	$1,149	3%
Shanghai Shanggao Trade Co., Ltd	$1,085	3%
Fuzhou Shenglong Chemical Co., Ltd	$1,033	3%
Zhongqing Hecheng Copper Industry Co., Ltd	$972	3%
Nanan Hecheng Copper Industry Co., Ltd	$940	3%
Junda Powder Co., Ltd	$857	2%
Zhangzhou Aolisi Chemical Industry Co., Ltd	$703	2%

Total	$11,953	34%

The following table lists our top ten suppliers of materials and parts for products we manufacture as of December 31, 2008:

Suppliers	Amount Purchased in 2008 (In Thousands)	Percentage of Total Purchase in 2008
Huafeng Metal Co., Ltd	$454	3%
Fuzhou Sanhe Co., Ltd	$403	3%
Shilihe Plastic Co., Ltd	$306	2%
Haiwan Safety Technology Co., Ltd	$307	2%
Quanzhou Mixi Building Materials Co., Ltd	$262	2%
Quanzhou Xufeng Hardware Co., Ltd	$262	2%
Quanzhou Mizhong Rangang Petrochemical Co., Ltd	$246	2%
Xiamen Power Investment Co., Ltd	$224	2%
Qingyuan Fire-Protection Co., Ltd	$217	2%
Oubeier Powder Co., Ltd	$213	1%

Total	$2,894	21%

Research and Development

Our research and development technology team includes the top tiered technical specialists, senior engineers, experts and technical staff. Among them, Zhuge Zhuang, our President, Chief Executive Officer and Chairman of the Board, is a member of the Quanzhou China People’s Political Consultative Conference and is the inventor of our gas fire extinguishing system. Our Chief Engineer, Mr. Qingqi Chen, participated in the drafting and approval of documents of Fire Industry Standards and Technology. Our company’s technology center has more than 20 experienced professional engineers, including four masters and one doctorate.

We regularly interact with professional experts in the fire control industry and universities such as Xiamen Technology University for joint research and product development. We currently have a contract with Xiamen Technology University, pursuant to which the university has agreed to perform research and development services for us involving automatic fire extinguishing systems for automobiles. The term of the contract ends on October 1, 2010. Payments due under the contract in the year 2010 amount to $402,145.

Our research and development efforts have resulted in the development of products such as a car pulse automatic blasting powder fire extinguishing system, a locomotive video monitor alarm gas fire extinguishing system for high-speed trains, a ship carbon dioxide alarm gas fire extinguishing system, an oil pressure balancing foam fire extinguishing system and infrared self-homing fire water cannons. All of these products are in a development stage and are not currently manufactured or distributed.

Our research and development costs for the periods ended June 30, 2010, December 31, 2009 and December 31, 2008 were $268,114, $539,497 and $493,689, respectively. The cost of our company’s research and development activities is charged against operating expenses and is not directly borne by our customers.

Sales and Marketing

Our sales team has more than forty experienced salespersons. In addition to our sales center in our headquarters located in Nan’an City in Fujian, China, we have established nine sales agencies and more than fifty distributors in twenty-one (21) provinces, direct-controlled municipalities and autonomous regions of mainland China.

We market our products to commercial, residential and industrial users. Our customers include Chinese railways, financial institutions, telecom companies, electricity plants and residential and commercial building owners.

We obtain information on potential customers through the fire regulators, local fire industry associations, professional fire-safety related networks and fire industrial exhibitions. In addition, we receive referrals from architectural design institutes which are engaged in the design of civil and industrial construction, including architectural design, structural design and equipment design. Our referral relationship with architectural design institutes is not a contractual relationship but is based on our informal relationships with the architectural design institutes. We also receive customer orders through our direct marketing efforts and through our agents. We have a website, www.Baishafire.com, to attract customers who perform on-line research regarding the fire safety products industry and we run advertisements on industry websites including www.alibaba.com and www.fire.hc360.com.

Our advertising costs were $23,165, $141,303 and $72,636 for the periods ended June 30, 2010, December 31, 2009 and December 31, 2008, respectively.

Environmental Compliance

Baisha Fujian had nominal environmental compliance costs for the periods ended December 31, 2009 and December 31, 2008. As confirmed by the Nan’an City Environmental Protection Bureau, from 2007 to 2009, Baisha Fujian’s discharge of industry pollution has met the relevant national environmental standards. Baisha Fujian has not had an environmental pollution accident and no administrative penalty has been imposed on Baisha Fujian as a result of a violation of environmental protection regulations.

Competition

The fire safety products industry in China is relatively fragmented, with many suppliers. According to the 2008 Industry Report, only 5% achieved annual sales exceeding $7,320,000 and 72% have annual sales below $1,460,000. Until 2008, these small-scale fire production companies played a dominant role in the industry; however, in recent years, a small number of Chinese fire protection companies have achieved brand differentiation advantages. We expect brand differentiation to result in fewer companies in the industry but we believe that the surviving companies will be larger and, as a result, will become more competitive.

Our main competitors are the manufacturers of gaseous extinguishing systems, fireproof doors, water- based fire extinguishing products, such as Guangdong SENJE Fire Protection, Fujian Tianguang Fire-Fighting Scie-tech Incorporated Company, Nan’an Mintai Fire-fighting Equipment Co., Ltd and Quanzhou Huisheng Fire-Resistant Set Co., Ltd.

We primarily compete on the basis of product performance, price, reputation and our ability to timely complete projects. We believe that our established distribution and customer service network and our brand recognition provides us with a competitive advantage over smaller, local competitors. In order to maintain and enhance our competitive advantage, we must continue to focus on competitive pricing and technological innovation to position our company to be at the forefront of market trends.

Although we believe that our competitive strengths provide us with advantages over many of our competitors, some of our competitors have stronger customer bases, better access to government authorities and engineers that responsible for procuring fire safety products and more access to capital than us. If we fail to maintain or improve our market position or fail to respond successfully to changes in the competitive landscape of the fire safety products industry, our business, financial condition and results of operations may suffer.

Customers

As of the fiscal year ended December 31, 2009, our company achieved sales of $50.4 million, of which, sales to our ten largest customers amount to $30.9 million, constituting 61% of total revenue and sales to our two largest customers amount to $22.7 million constituting 45% of total revenue. We have not entered into long-term supply contracts with our top two customers. Therefore, there can be no assurance that we will maintain or improve the relationships with these customers, or that we will be able to continue to supply these customers at current levels or at all. If we cannot maintain long-term relationships with these major customers, the loss of sales could have an adverse effect on our business, financial condition and results of operations. See “Risk Factors – We receive a significant portion of our revenues from a small number of customers. Our business will be harmed if our customers reduce their orders from us.”

The following table sets forth our ten largest customers as for the year ended December 31, 2009:

Customer’s Name	Sales For Year Ended December 31, 2009 (Thousands)	Percentage of Total Sales
CSR Qishuyan Locomotive Co., Ltd.	$11,978	24%
Baida Material Co., Ltd. of Changzhou City	$10,710	21%
Nanjing Fire Protection Engineering Co., Ltd., Xiamen Branch	$1,652	3%
Qingdao Shuangyan Valve Construction Co., Ltd.	$1,468	3%
Maorong Decoration Engineering Co., Ltd. of Fujian Province	$1,398	3%
Ishizaki Project Department, Second Construction Engineering Co., Ltd. of Quanzhou City	$1,091	2%
Fujian Jingsheng Construction and Development Co., Ltd (Wuyi Oasis 3)	$926	2%
Xiaoling Xu	$602	1%
Beijing Zhongmin Yuanhong Fire Equipment Sales Center	$553	1%
Chengdu Lian’an Fire Equipment Co., Ltd.	$512	1%

Total	$30,890	61%

As of the fiscal year ended December 31, 2008, the Company achieved sales of $24.4 million, of which sales to the Company’s ten largest customers amount to $2.9 million, constituting 12% of the Company’s total revenue.

The following table sets forth our ten largest customers as for the year ended December 31, 2008:

Customer’s Name	Sales for the Year Ended December 31, 2008 (Thousands)	Percentage of Total Sales
CSR Qishuyan Locomotive Co., Ltd.	$678	3%
Huaqiang Garden 2	$310	1%
International Chamber of Commerce Building	$275	1%
Jiangxi Changxia Construction Engineering Group Corporation, Xiamen Branch	$265	1%
Sedrin Nanchang Co., Ltd.	$257	1%
Beijing Zhongmin Yuanhong Fire Equipment Sales Center	$241	1%
Jiangxi Journalists Station	$239	1%
Jiuzhou Home Garden	$238	1%
Jiangxi Blue Sky Academy	$218	1%
Kunming Baisha Fire Equipment Co., Ltd.	$211	1%

Total	$2,932	12%

Employees

As of August 1, 2010, we employed approximately three hundred fifty (350) full-time employees and two hundred twenty (220) part-time employees. Approximately eight percent of our employees are management personnel, six percent are research and development personnel, twelve percent are sales personnel and the balance of our employees are skilled workers and general staff personnel.

Under Chinese law, our employees have formed trade unions which protect employees’ rights, aim to assist in the fulfillment of our economic objectives, encourage employee participation in management decisions and assist in mediating disputes between us and union members. We believe that we maintain a satisfactory working relationship with our employees and we have not experienced any significant labor disputes or any difficulty in recruiting staff for our operations.

As required by applicable Chinese law, we have entered into employment contracts with all of our employees. We have also entered into confidentiality agreements with all of our employees under which such employees are prohibited from disclosing confidential information of the Company or using it for other purposes than the benefit of the Company.

Our employees in China participate in a state pension plan administered by Chinese municipal and provincial governments.

DESCRIPTION OF PROPERTY

All land in China is owned by the State. Individuals and companies are permitted to acquire rights to use land or land use rights for specific purposes. In the case of land used for industrial purposes, the land use rights are granted for a period of 50 years. This period may be renewed at the expiration of the initial and any subsequent terms. Granted land use rights are transferable and may be used as security for borrowings and other obligations. We currently own land use rights for property used as a research and development center, manufacturing facilities, warehouses, office buildings and employee quarters in Nan’an City in Fujian.

The following table summarizes land use rights granted to us:

Property Use	Lessee/Address	Term	Acreage
Industrial	Baisha Fujian Baisha Industrial Area Meilin, Nan’an City, Fujian, PRC (1)	50 years Expires: April 20, 2042	1.043
Industrial	Baisha Fujian Baisha Industrial Area Meilin, Nan’an City, Fujian, PRC (1)	50 years Expires: August 31, 2048	0.77
Industrial	Fulian Machinery Yuan Hong Fire Control Industrial Area, Binjiang Machinery Manufacturing Base, Nan’an City, Fujian, PRC (2)	50 years Expires: June 13, 2057	16.83

(1)	The combined total cost for the land use rights for the two properties located in the Baisha Industrial Area Meilin, Nan’an City, Fujian, PRC is $403,762.20.
(2)	The total cost for the land use rights for Yuan Hong Fire Control Industrial Area, Binjiang Machinery Manufacturing Base Nan’an City, Fujian, PRC is $5,513,763.29.

We believe that all our properties and equipment have been adequately maintained, are generally in good condition, and are suitable and adequate for our business.

REGULATION

Regulation of Products and Services

Our products and services are governed by the Fire Prevention Law of the People’s Republic of China, which was promulgated on October 28, 2008, and stipulates that the quality of fire protection products shall meet the national standards, and, if there are no national standards, the products shall meet trade standards. Chinese law prohibits the manufacture, sale or use of fire protection products that do not conform to such standards.

There are three national standards that govern fire protection products in PRC: (i) the standards of Mandatory Product Verification System, (ii) Product Type Approval System and (iii) Mandatory Inspection System. These standards aim to protect the legitimate rights and interests of the end-users and consumers and to strengthen the supervision and control the quality of products. Manufacturers who produce defective products may be subject to civil or criminal liabilities and their business licenses may be revoked.

According to the Annex of Notice of the National Fire Prevention Products Management and Control Project launched by the Ministry of Public Security, General Administration of Quality Supervision, Inspection and Quarantine, and State Administration for Industry & Commerce, our products are not subject to the standard of Mandatory Product Verification System. Baisha Fujian has obtained all corresponding certificates for its current types of products, required by the standards of Product Type Approval System and Mandatory Inspection System.

Pursuant to the PRC General Principles of the Civil Law, promulgated on April 12, 1986, a defective product which causes property damage or physical injury to any person may subject the manufacturer or vendor of such product to civil liability for such damage or injury.

The PRC Law on the Protection of the Rights and Interests of Consumers of 1993, or the Consumers Protection Law, provides further protection to the legal rights and interests of consumers in connection with the purchase or use of goods and services. Pursuant to the Consumers Protection Law, a consumers’ association was established to handle consumer complaints and assist consumers. The Consumers Protection Law also details the compensation to which consumers and certain third parties are entitled when property damage or physical injury is incurred.

In addition, the PRC Tort Law of 2010, or the Tort Law, establishes a separate chapter regarding product liability. Compared to other laws, rules and regulations in relation to product liability, the Tort Law expressly provides that, in the event of death or serious personal injuries caused by defective products, the entity that manufactures or distributes such defective products as to which such entity is clearly aware of the existence of such defects, may be subject to punitive damages.

The Company complies with the relevant PRC laws, rules and regulations, and all of the Company’s products meet the relevant national standards. No complaints have been raised by consumers of the Company’s products and no governmental authority has imposed a penalty with respect to the quality of the Company’s products.

Environmental Protection Regulations

Pursuant to the relevant provisions of the Environmental Protection Law promulgated on December 26, 1989, businesses shall incorporate environmental protection work into their plans, establish an environmental protection responsibility system, and adopt effective measures to prevent and control pollution and other harm caused to the environment. Businesses that discharge pollutants must report to and register with the relevant authorities in accordance with the provisions of the competent administrative department of environmental protection under the State Council. If a business discharges pollutants in excess of prescribed national or local discharge standards, it must pay excess discharge penalties in accordance with state provisions and assume responsibility for eliminating and controlling such pollution.

If a business causes water pollution, it is subject to the Prevention and Control of Water Pollution Law (promulgated on May 11, 1984, revised on February 28, 2008). The business must report to and register with the local environmental protection department its existing facilities for discharging and treating pollutants, and the categories, quantities and concentrations of pollutants discharged under its normal operating conditions, and it must also provide to the same department technical information concerning prevention and control of water pollution. Businesses that discharge pollutants into a body of water shall pay a pollutant discharge fee in accordance with State regulations and if the discharge exceeds the limits set by the national or local standards, it must pay a fee for excess discharge according to State regulations.

If a business discharges solid waste pollutant to environment, it is subject to Law of the PRC on the Prevention and Control of Environmental Pollution by Solid Wastes (promulgated on October 30, 1995, revised on December 29, 2004). Businesses must establish and improve the responsibility system for the prevention and control of environmental pollution and adopt measures for the prevention and control of environmental pollution by industrial solid wastes. Businesses discharging industrial solid wastes shall, in accordance with the regulations enacted by the environmental protection administrative department of the State Council, provide information about the categories, discharging amount, flow direction, storage, treatment and other materials concerning industrial solid wastes to the environmental protection administrative department of the local people’s government at or above the county level where such entities are located.

Any enterprise or institution that fails to comply with the laws and regulations mentioned above, can be fined according to the consequential damage incurred or be ordered to suspend its operations or close down. Where any violation of the provisions of such laws and regulations causes a serious environmental pollution accident leading to grave consequences such as a serious loss of public or private property or personal injury or death, the persons directly responsible for the accident can be charged with criminal responsibility.

As confirmed by Nan’an City Environmental Protection Bureau on July 19, 2010, from 2007 to 2009, the discharge of industry pollution of Baisha Fujian has met the relevant national standards, and Baisha Fujian has not been found any environmental pollution accident or any administrative penalty imposed by this Bureau.

Regulation of Foreign Currency Exchange and Dividend Distribution

Foreign Currency Exchange. The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations (1996), as amended, and the Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996). Under these regulations, Renminbi are freely convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions, but not for most capital account items, such as direct investment, loan, repatriation of investment and investment in securities outside China, unless the prior approval or verification of SAFE or its local counterparts is obtained. In addition, any foreign loans to an operating subsidiary in China that is a foreign invested enterprise cannot, in the aggregate, exceed the difference between its respective approved total investment amount and its respective approved registered capital amount. Furthermore, any foreign loan must be registered with SAFE or its local counterparts for the loan to be effective. Any increase in the amount of the total investment and registered capital must be approved by the MOFCOM or its local counterpart. Any violation of such laws and regulations could result in our inability to take advantage of foreign investment through Baisha Fujian, including but not limited to our ability to increase our registered capital, obtain foreign loans and make offshore investments (if any). Even though the Company complies with the foregoing laws and regulations, and plans to comply with such provisions in the future, the Company may not be able to obtain these government approvals or registrations on a timely basis, if at all, which could result in a delay in the process of making such behaviors.

Dividend Distribution. The principal regulations governing the distribution of dividends by foreign holding companies include the Foreign Investment Enterprise Law (1986), as amended, and the Administrative Rules under the Foreign Investment Enterprise Law (2001).

Under these regulations, foreign investment enterprises in China may pay dividends only out of their retained profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, foreign investment enterprises in China are required to allocate at least 10% of their respective retained profits each year, if any, to fund certain reserve funds unless these reserves have reached 50% of the registered capital of the enterprises. These reserves are not distributable as cash dividends.

If a company fails to make allocation to the statutory reserve fund in accordance with relative PRC laws, such company shall be ordered by the governmental authority to make full allocation to the required funds and a fine of not more than RMB 200,000 may be levied on the company. Our allocation in Baisha Fujian is in compliance with the above-mentioned laws and regulation, See “Risk Factors - We rely on dividends paid by WFOE for our cash needs and any limitation on the ability of our WFOE to pay dividends to us could have a material adverse effect on our ability to pay dividends, service debt we may incur and pay our operating expenses. If we determine to pay dividends on any of our ordinary shares in the future, as a holding company, we will be dependent on receipt of funds from WFOE.”

Notice 75. On October 21, 2005, SAFE issued Notice 75, which became effective as of November 1, 2005. According to Notice 75, registration with the local SAFE branch is required for PRC residents to establish or to control an offshore company for the purpose of financing that offshore company with assets or equity interests in an onshore enterprise located in the PRC. An amendment to registration or filing with the local SAFE branch by such PRC resident is also required for the injection of equity interests or assets of an onshore enterprise in the offshore company or overseas funds raised by such offshore company, or any other material change involving a change in the capital of the offshore company.

Under the relevant rules, failure to comply with the registration procedures set forth in Notice 75 may result in restrictions being imposed on the foreign exchange activities of the relevant onshore company, including the increase of its registered capital, the payment of dividends and other distributions to its offshore parent or affiliate and capital inflow from the offshore entity, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations.

PRC residents who control our company are required to register with SAFE in connection with their investments in us. All of our current shareholders who are PRC residents have made necessary applications and filings under Notice 75 for our current corporate structure. In the event of any major change in capital or interest in the offshore companies in the future, such PRC residents shall be required to register with SAFE for such changes.

All of our current shareholders who are PRC residents have informed us that they have made necessary applications and fillings under Notice 75. We have requested our shareholders who are PRC residents to make the necessary applications, filings and amendments as required under Notice 75 and other related rules. We attempt to comply, and attempt to ensure that our shareholders who are subject to these rules comply, with the relevant requirements. See “Risk Factor- Risks of Doing Business in China-Recent PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability and limit our ability to inject capital into our PRC subsidiary, limit our subsidiary’s ability to increase its registered capital, distribute profits to us, or otherwise adversely affect us.”

New M&A Regulations and Overseas Listings

On August 8, 2006, six PRC regulatory agencies, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (“CSRC”) and SAFE, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the New M&A Rule, which became effective on September 8, 2006. This New M&A Rule, among other things, includes provisions that purport to require that an offshore special purpose vehicle formed for purposes of overseas listing of equity interests in PRC companies and controlled directly or indirectly by PRC companies or individuals obtain the approval of CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

On September 21, 2006, CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. The CSRC approval procedures require the filing of a number of documents with the CSRC and it would take several months to complete the approval process. The application of this new PRC regulation remains unclear with no consensus currently existing among leading PRC law firms regarding the scope of the applicability of the CSRC approval requirement.

Our PRC counsel, Jingtian & Gongcheng, has advised us that, based on their understanding of the current PRC laws and regulations:

•

We currently control our Chinese affiliate, Baisha Fujian, by virtue of Control Agreements with Baisha Fujian but not through equity interest or asset acquisition which are stipulated in the New M&A Rule;

•

WFOE was established as a foreign-invested enterprise by means of direct investment at the time of their respective incorporation and not through a “merge with or acquisition of the equity or assets of any PRC domestic enterprise” as such terms is defined under the New M&A Rule; and

•

In spite of the lack of clarity on this issue, the CSRC has not issued any definitive rule or interpretation regarding whether offerings like the one contemplated by this Prospectus are subject to the New M&A Rule.

See “Risk Factor - Risks of Doing Business in China - Our failure to obtain prior approval of the China Securities Regulatory Commission of the listing and trading of our ordinary shares on a foreign stock exchange could delay this offering or could have a material adverse effect upon our business, operating results, reputation and trading price of our ordinary shares.”

Cayman Islands Exempt Status

As a Cayman Islands exempt company, our purposes are carried out mainly outside of the Cayman Islands. Our resultant exempted status means that certain provisions of Cayman Islands Laws including in particular relating to local companies’ control and trade and business licensing, do not apply to us. It is intended that the purposes of the Company will always be carried on mainly outside of the Cayman Islands and as such our status as an exempted company will not change.

Intellectual Property Rights

The PRC has domestic laws for the protection of rights in copyrights, patents, trademarks and trade secrets. The PRC is also a signatory to all of the world’s major intellectual property conventions, including:

•	Convention establishing the World Intellectual Property Organization (WIPO Convention) (June 4, 1980);

•	Paris Convention for the Protection of Industrial Property (March 19, 1985);

•	Patent Cooperation Treaty (January 1, 1994); and

•	The Agreement on Trade-Related Aspects of Intellectual Property Rights (TRIPs) (November 11, 2001).

Trademark

The PRC Trademark Law, adopted in 1982 and revised in 2001, with its implementation rules adopted in 2002, protects registered trademarks. The Trademark Office of the SAIC, handles trademark registrations and grants trademark registrations for a term of ten years.

We have registered with China’s SAIC Trademark Office, the following trademarks which we use in and are material to our fire safety products business:

Registration Certificate Number	Term	Use the Trademark
3302213	April 7, 2004 – April 6, 2014	Fire-extinguishing agents, fireproofing preparations , heavy annealing preparation, fire fighting foamer , fluxes , preservative for beer fire retarding agent, leather renovating chemicals, adhesives for industrial purposes, alkaline-earth metals and acid
3302203	October 21, 2003 – October 20, 2013	Computers, counters, punched card machines for offices, navigational instruments, electric welding apparatus, galvanic cells, fire extinguishing apparatus, wires, television apparatus and flashing lights (luminous signals)
726129	January 21, 2005 – January 20, 2015	Water-proof, anti-theft anti-noise three-functions door
726166	January 21, 2005 – January 20, 2015	In-door fire hydrant, water stream branch fire hydrant case and foam fire extinguisher
3652804	February 28, 2005 – February 27, 2015	Fire extinguishing apparatus, motor fire engines, Fire Alarms, clothing for protection against fire, smoke detectors, accumulator jars, radar apparatus, electronic notice boards, elevator operating apparatus and battery chargers
4276829	May 14, 2007 – May 13, 2017	Extinguishers, fire extinguishing apparatus, fire beaters, fire hose nozzles, sprinkler systems for fire protection, protection devices for personal use against accidents, clothing for protection against accidents and irradiation and fire
3302209	January 21, 2004 – January 20, 2014	Valves of metal (other than parts of machines), ladders of metal, doors of metal, screws of metal, fittings of metal for furniture, tanks of metal, rods of metal for welding, metal can hook, locks of metal for vehicles and screw rings
3302207	May 28, 2004 – May 27, 2014	Asbestos screens for firemen, hose, organic glass, stuffing rings, gum, insulating materials and waterproof packing

While we have registered with China’s SAIC Trademark Office the trademarks set forth in the below table, we do not currently use these trademarks in our fire safety products business and do not have plans to use these trademarks in the future:

Registration Certificate Number	Term	Use
3302211	February 7, 2004 – February 6, 2014	Food for babies, air freshening preparations, medicines for veterinary purposes, mosquito-repellent incense, sanitary towels, adhesive tapes for medical purposes, medicine health bag for medical purposes and adhesives for dentures
3302208	April 21, 2004 – April 20, 2014	Electric lamps, water heater, refrigerators, heat accumulators, faucets for pipes, bath installations, filters for drinking water, electric radiators and water heating installations
3302206	January 21, 2004 – January 20, 2014	Games, toys, chess, balls for games, beauty ware, gymnastics platform, batting gloves [accessories for games], ice skates, Christmas trees of synthetic material and fishing tackle
3302205	September 7, 2003 – September 6, 2013	Charcuterie, dried fish, aquatic product tin, Crystallized fruits, vegetables, preserved, eggs, milk, edible oils, fruit jellies and prepared nuts
3302204	March 7, 2004 – March 6, 2014	Beer, fruit juices, mineral water, vegetable juices (beverages), coke and beverages (preparations for making)
3302212	September 7, 2003 – September 6, 2013	Tobacco, tobacco pouches, matches, lighters for smokers and cigarette paper
3302202	April 21, 2004 – April 20, 2014	Advertising, business management assistance, sales promotion (for others), personnel management consultancy, relocation services for businesses, office machines and equipment rental and accounting

In the event of trademark infringement, the SAIC has the authority to fine the infringer and to confiscate or destroy the infringing products. In addition to actions taken by SAIC, we would be entitled to sue an infringer for compensation.

Patents

Patents in the PRC are governed by the China Patent Law (March 12, 1984), as amended and its Implementing Regulations (January 19, 1985), as amended.

The PRC is signatory to the Paris Convention for the Protection of Industrial Property, in accordance with which any person who has duly filed an application for a patent in one signatory country shall enjoy, for the purpose of filing in the other countries, a right of priority during the period fixed in the convention (12 months for inventions and utility models, and 6 months for industrial designs).

The Patent Law covers three kinds of patents, namely, patents for inventions, utility models and designs. The Chinese patent system adopts the principle of first to file. This means that, where multiple patent applications are filed for the same invention, a patent will be granted only to the party that filed its application first. Consistent with international practice, the PRC only allows the patenting of inventions or utility models that possess the characteristics of novelty, inventiveness and practical applicability. For a design to be patentable, it should not be identical with or similar to any design which, before the date of filing, has been publicly disclosed in publications in the country or abroad or has been publicly used in the country, and should not be in conflict with any prior right of another.

PRC law provides that anyone wishing to exploit the patent of another must conclude a written licensing contract with the patent holder and pay the patent holder a fee. One rather broad exception to this, however, is that, where a party possesses the means to exploit a patent for inventions or utility models but cannot obtain a license from the patent holder on reasonable terms and in a reasonable period of time, the PRC State Intellectual Property Office (“SIPO”) is authorized to grant a compulsory license. A compulsory license can also be granted where a national emergency or any extraordinary state of affairs occurs or where the public interest so requires. No compulsory license, however, has been granted by the SIPO up to now. The patent holder may appeal such decision within three months from receiving notification by filing a suit in a People’s Court.

PRC law defines patent infringement as the exploitation of a patent without the authorization of the patent holder. A patent holder who believes his patent is being infringed may file a civil suit or file a complaint with a PRC local Intellectual Property Administrative Authority, which may order the infringer to stop the infringing acts. A preliminary injunction may be issued by the People’s Court upon the patentee’s or the interested parties’ request before instituting any legal proceedings or during the proceedings. Evidence preservation and property preservation measures are also available both before and during the litigation. Damages in the case of patent infringement are calculated as either the loss suffered by the patent holder arising from the infringement or the benefit gained by the infringer from the infringement. If it is difficult to ascertain damages in this manner, damages may be determined with reference to the license fee under a contractual license.

We currently own two issued patents. These patents are related to fire detecting system control and fire extinguishing technologies as shown in the below table.

Product	Patent Issued	Expiration Date
Carbon Dioxide Automatic Extinguishing System	ZL021356696	October 30, 2022
Heptafluoropropane Automatic Fire-Fighting Device	Utility model patent No: ZL 03 263252.5	September 30, 2013

We plan to seek at least three national or international patents each year. Within the immediate year, we will be focusing our efforts on on-board pulse automatic blasting dry powder extinguishing systems, locomotive visible monitoring automatic alarm gas fire-extinguishing systems (installed in China’s high-speed railways), ship carbon dioxide automatic alarm fire-extinguishing systems and oil-field high-pressure balanced foam fire extinguishing systems as well as international advanced infrared self-homing fire water cannons.

In the event of a patent infringement, we could file a civil suit or file a complaint with a PRC local Intellectual Property Administrative Authority, which may order the infringer to stop the infringing acts. In addition, we would be entitled to sue an infringer for damages.

Business Secrets

We have applied for and received patents on two products, out of the more than forty fire control products that we produce. We have not applied for any intellectual property protection for certain manufacturing and processing techniques, business practices or confidential information (collectively, “Manufacturing and Operation Secrets”); however, we rely on Chinese business secret laws to protect our Manufacturing and Operation Secrets.

Article 10 of China’s Anti-Unfair Competition Law defines business secrets as “technical information and operational information which is not known to the public, which is capable of bringing economic benefits to the owners of the rights, which has practical applicability and which the owners of the rights have taken measures to keep secret.”

We have taken a number of measures to maintain our Manufacturing and Operation Secrets as business secrets under Chinese law:

•

We have established corporate policies regarding business secret documents and have assigned security levels to various documents that establish, among other things, which employees have access to particular documents.

•

We restrict staff who are allowed access to information about our Manufacturing and Operation Secrets to a need-to-know basis. All staff who have access to information about our business secrets are required to sign confidentiality agreements to protect our interest in our Manufacturing and Operation Secrets and to prevent them from using our business secrets to benefit our competitors.

•	We conduct background checks on all staff that will have access to confidential information before employment.

•	We review all information to be disseminated publicly to ensure that we do not disclose our business secrets.

Notwithstanding these measures, if we are required to sue to protect our rights in our Manufacturing and Operation Secrets, the ultimate determination of whether our Manufacturing and Operation Secrets constitute a business secret protected under Chinese law will be made on the facts of the case itself. We cannot guarantee that our Manufacturing and Operation Secrets will be found to be business secrets or that any court will protect our rights in Manufacturing and Operation Secrets.

Regulations on Offshore Parent Holding Companies’ Direct Investment in and Loans to Their PRC Subsidiaries

An offshore company may invest equity in a PRC company, which will become the PRC subsidiary of the offshore holding company after investment. Such equity investment is subject to a series of laws and regulations generally applicable to any foreign-invested enterprise in China, which include the Wholly Foreign Owned Enterprise Law, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Contractual Joint Venture Enterprise Law, all as amended from time to time, and their respective implementing rules; the Tentative Provisions on the Foreign Exchange Registration Administration of Foreign-Invested Enterprise; and the Notice on Certain Matters Relating to the Change of Registered Capital of Foreign-Invested Enterprises.

Under the aforesaid laws and regulations, the increase of the registered capital of a foreign-invested enterprise is subject to the prior approval by the original approval authority of its establishment. In addition, the increase of registered capital and total investment amount shall both be registered with SAIC and SAFE.

Shareholder loans made by offshore parent holding companies to their PRC subsidiaries are regarded as foreign debts in China for regulatory purposes, subject to a number of PRC laws and regulations, including the PRC Foreign Exchange Administration Regulations, the Interim Measures on Administration on Foreign Debts, the Tentative Provisions on the Statistics Monitoring of Foreign Debts and its implementation rules, and the Administration Rules on the Settlement, Sale and Payment of Foreign Exchange.

Under these regulations, the shareholder loans made by offshore parent holding companies to their PRC subsidiaries shall be registered with SAFE. Furthermore, the total amount of foreign debts that can be borrowed by such PRC subsidiaries, including any shareholder loans, shall not exceed the difference between the total investment amount and the registered capital amount of the PRC subsidiaries, both of which are subject to the governmental approval.

If the foreign debts exceed the difference, the total investment of such foreign invested enterprise must be re-verified by the governmental authority that originally approved the investment. If such re-verification is not obtained, the excessive amount of foreign debts cannot be registered or settled by SAFE, and must be returned to the original remittance party. There have not been any penalties imposed by any governmental authority in respect of our foreign debts and the Company has historically complied with and will continue to with the relevant PRC laws, rules and regulations in regarding to foreign debts, and will legally register, apply for approval and settle our foreign exchange. At this time, the Company does not have foreign debt.

MANAGEMENT

Executive Officers and Directors

The following table sets forth executive officers and directors of Yuan Hong, their ages and the positions held by them:

Name(1)	Age	Role(2)	Since
Zhuge Zhuang	55	Director, Chairman of the Board, Chief Executive Officer, Founder	4/2010
Daqi Zhuang	27	Director	4/2010
Hon Man Yun	42	Independent Director	8/2010
Yushen Liu	53	Independent Director	8/2010
Leiqing Peng	46	Independent Director	8/2010
Pengyun Zhao	35	Chief Financial Officer	7/2010
Tianjun Zhu	43	Vice President	6/2010
Qingqi Chen	61	Chief Engineer	4/2010
Zhuangzhi Li	42	Secretary of the Board of Directors	4/2010

(1)	The individuals’ business addresses are c/o Yuan Hong, Baisha Meilin Industrial Area, Nan’an City, Fujian Province 362300, People’s Republic of China
(2)	Each Director’s term expires at the annual general meeting of the Company. Each Director is eligible for re-election. The next annual general meeting of the Company will be August 2011.

Zhuge Zhuang. Mr. Zhuge Zhuang, the founder of the company, has served as Chairman of the Board and Chief Executive Officer of Yuan Hong since April 2010 and has served as Chairman of the Board and President of Baisha Fujian since he founded the entity in 2003. From 1989 to 2003, Mr. Zhuang served in similar capacities in the corporate predecessors to Baisha Fujian, Fujian Province Baisha Fire Control Industrial Trading Co., Ltd. and Fujian Province Nan’an Baisha Fire Control Equipment Factory. Mr. Zhuang graduated from China University of Geosciences, is a senior engineer, a member of the Technical Standardization Committee of the National Fire Safety, a member of the Technical Sub-Committee on Fixed Fire Extinguishing System, and a member of the Chinese People’s Political Consultative Conference of Nan’an City. Mr. Zhuang has worked in the fire safety industry for over 20 years. He was nominated as a director because of his experience in the fire safety industry and his longstanding leadership role in our company.

Daqi Zhuang. Mr. Daqi Zhuang has served as a Director of Yuan Hong since April 2010 and has served as the President of Baisha Fujian since 2005. Mr. Zhuang has worked in manufacturing, marketing and management for our Company since 2005. Mr. Zhuang received a bachelor’s degree in international business from the Xiamen University. Mr. Zhuang was nominated as a director because of his operating and management experience.

Hon Man Yun. Mr. Yun has served as an Independent Director of Yuan Hong since August 2010. Since May 2010, Mr. Yun has served as the Chief Financial Officer of Si Mei Te Food Limited (CADQ), a foreign company listed on OTC Bulletin Board. Since 2008, Mr. Yun has been serving as the Independent Director, Chairman of Audit Committee, Member of Compensation Committee, and Member of the Corporate Governance and Nominating Committee of Chisen Electric Corp. (CIEC), a company listed on OTC Bulletin Board. Since 2007, Mr. Yun has served as a Corporate Consultant of Smart Pine Investment Limited. From 2008 through April 2010, he was Chief Operating Officer and Treasurer of China INSOnline Corp. From January 2007 through August 2007, he was Corporate Controller of Hi-Tech Wealth Inc. From 2003 through 2006, he was Corporate Controller of General

Components, Inc. After receiving his diploma in accountancy from Morrison Hill Technical Institute in 1988 and his higher diploma in business studies from City Polytech of Hong Kong in 1991, Mr. Yun went on to receive a Master’s Degree in Business Administration from University of Western Sydney in 2007. Mr. Yun holds the following professional qualifications: Chartered Accountant of the Institute of Chartered Accountants in England & Wales; Fellow Member of the Chartered Association of Certified Accountants and Member of the Hong Kong Institute of Certified Public Accountants. Mr. Yun was nominated as a director because of his accounting and corporate governance experience.

Yushen Liu. Mr. Liu has served as an Independent Director of Yuan Hong since August 2010. From 2003 through 2006, Mr. Liu has served as the Chairman of Fire Expert Committee of PetroChina, and from June 2008 to present he has been appointed as a National Safe Production Expert recognized by the State Department. He has authored three national standards and drafted and reviewed various chapters of China Fire Codes. Mr. Liu is a renowned technical expert on PetroChina’s Safe Production Standards Committee and has helped extinguishing more than three thousand fires, four hundred of which were classified as severe fires. Mr. Liu has over forty years experience in petrochemical fire protection industry. From 2000 through 2006, Mr. Liu served as the Fire Chief of Daqing Oil Stock Company, a subsidiary of PetroChina. From 2007 through 2008, Mr. Lieu served as Independent Director of China Fire & Security Group Limited (NASDAQ:CFSG). Mr. Liu received Bachelor’s degree in Fire Protection Engineering from Chinese People’s Armed Police Forces Academy in 1988. Mr. Liu was nominated as a director because of his reputation and expertise in the fire safety industry and his knowledge of China Fire Codes.

Leiqing Peng. Ms. Peng has served as Independent Director of Yuan Hong since August 2010. She is currently a professor (focusing on marketing management) at and since 1995 has served as Dean of the School of Business Administration of Guangdong University of Business Studies. Since 2004, Ms. Peng has served as acting Deputy Secretary-General in China Marketing Association of University. Ms. Peng is currently pursuing a doctorate in business management from Renmin University of China. Ms. Peng was nominated as a director because of her expertise in marketing.

Pengyun Zhao. Mr. Zhao has served as Chief Financial Officer of Yuan Hong since July 2010. Mr. Zhao has ten years of experience in accounting, auditing and management, serving large firms, including Wangma Group, China Petroleum & Chemical Corporation (Sinopec), Shanghai Fosun Pharmaceutical Co. Ltd, and Yong’an Pharmaceutical Co. Ltd. Mr. Zhao has served as the Audit Director, Financial Director and Chief Financial Officer of China Risun Coal Chemicals Group from 2004 through June 2010. Mr. Zhao received a bachelor’s degree in accounting from Renmin University of China in 1996.

Tianjun Zhu. Mr. Zhu is Vice President of Yuan Hong and Baisha Fujian. Mr. Zhu has 15 years of experience in the fire safety equipment industry. In July 2000, Mr. Zhu became the Technical Director of Guangdong Ping’an Fire Fighting Equipment Co. Ltd. From March 2001 to June 2010, Mr. Zhu served Guangdong Shengjie Fire-Protection Group as a technician, workshop director, department manager, general manager of equipment company, and project manager of the Olympic Beijing 2008 stadium equipment installation and construction. Mr. Zhu graduated from Sichuan Daxian Institute of Electricity.

Qin Qi Chen. Mr. Chen has served as Chief Engineer of Yuan Hong since April 2010 and has served as the Chief Engineer of Baisha Fujian and in similar capacities at its corporate predecessors since 1998. Mr. Chen formerly served as the director of Nan’an City Hardware Factory and Chief Engineer of Fujian Baisha Fire Safety Co. Ltd. As one of the Company’s core technicians, Mr. Chen is in charge of technology development and product quality control for the Company. Mr. Chen received a bachelor’s degree from Fujian Agriculture University.

Zhuangzhi Li. Mr. Li has served as Secretary of the Board of Directors Yuan Hong since April 2010 and is a senior engineer for the Company. Mr. Li served as Manager of Hewlett-Packard Asia Pacific from 1998 through 2007 and served as a consultant to U&G Accounting United Firm (Beijing, PRC) from 2007 through 2009. Mr. Li possesses extensive multinational management experience, international business negotiation skills, and strong project planning and execution capabilities. Mr. Li received his bachelor’s degree in engineering from Xiamen University.

Executive Compensation

The following table shows the annual compensation paid by us for the years ended 2009 and 2008, to our principal executive officer. No other employee had total compensation in excess of $100,000 in 2008 or 2009.

Summary Compensation Table – Named Executive Officer

Name and Principal Position	Year	Salary	Bonus	Stock Awards	All Other Compensation	Total Paid

	2009	$8,790	—	—	—	$8,790
Zhuge Zhuang, President, Chairman of the Board (Principal Executive Officer)	2008	$8,790	—	—	—	$8,790

Employment Agreements

Under Chinese law, we may only terminate employment agreements without cause and without penalty by providing notice of non-renewal one month prior to the date on which the employment agreement is scheduled to expire. If we fail to provide this notice or if we wish to terminate an employment agreement in the absence of cause, then we are obligated to pay the employee one month’s salary for each year we have employed the employee. We are, however, permitted to terminate an employee for cause without penalty to our company, where the employee has committed a crime or the employee’s actions or inactions have resulted in a material adverse effect to us.

Our employment agreements with our executive officers generally provide for a term of three years, extendable for an additional two years, and a salary to be paid monthly. The agreements also provide that executive officers are to work an average of forty hours per week and are entitled to all legal holidays as well as other paid leave in accordance with PRC laws and regulations and our internal work policies. Under such agreements, our executive officers can be terminated for cause without further compensation. The employment agreements also provide that we will pay for all mandatory social security programs for our executive officers in accordance with PRC regulations. During the agreement and for three (3) years thereafter, our executive officers are subject to keep trade secrets confidential. In addition, our employment agreements with our executive officers prevent them from rendering services for our competitors for a period of two (2) years after termination of employment.

Stock Option Pool

Our Board of Directors and shareholders have approved a stock option plan for our employees to be implemented following completion of this offering. This pool will contain options to purchase our ordinary shares equal to ten percent (10%) of the number of ordinary shares outstanding at the conclusion of this offering. This pool will contain options to purchase up to 1,767,333 of our ordinary shares subject to outstanding share options or reserved for issuance under our share incentive plan, assuming a maximum offering. The options will vest at a rate of 20% per year for five years and have a per share exercise price equal to the fair market value of one of our ordinary shares on the date of grant. Other than those granted under this pool, we will not grant any shares or options to our employees prior to the second anniversary of the closing of this offering. No officers or directors of the Company will be granted options at of the closing of this offering.

Board of Directors and Board Committees

Our board of directors currently consists of five directors. We expect that all current directors will continue to serve after this offering. There are no family relationships between any of our executive officers and directors except that Mr. Zhuge Zhuang, President, Chief Executive Officer and Chairman of the Board of Yuan Hong, is the father of Mr. Daqi Zhuang, a Director of Yuan Hong and General Manager of Baisha Fujian.

All of our directors face re-election at each of our annual general meeting of shareholders. A director may vote in respect of any contract or transaction in which he is interested, provided that the nature of the interest of any director in any such contract or transaction shall be disclosed by him at or prior to the consideration of and the vote on that matter. A general notice or disclosure to the directors or otherwise contained in the minutes of a meeting or a written resolution of the directors or any committee thereof of the nature of a director’s interest shall be sufficient disclosure and after such general notice it shall not be necessary to give special notice relating to any particular transaction. A director may be counted for a quorum upon a motion in respect of any contract or arrangement which he shall make with our company, or in which he is so interested and may vote on such motion.

There are no membership qualifications for directors. Further, there are no share ownership qualifications for directors unless so fixed by us in a general meeting.

The Board of Directors maintains a majority of independent directors who are deemed to be independent under the definition of independence provided by NASDAQ Listing Rule 5605(a)(15). Hon Man Yun, Yushen Liu and Leiqing Peng are our independent directors.

There are no other arrangements or understandings pursuant to which our directors are selected or nominated.

Our Board of Directors plays a key role in our risk oversight. The Board of Directors makes all relevant Company decisions. As such, it is important for us to have both our President/Chairman of the Board and our Chief Financial Officer serve on the Board as they play key roles in the risk oversight of the Company. As a smaller reporting company with a small board of directors, we believe it is appropriate to have the involvement and input of all of our directors in risk oversight matters.

Board Committees

Currently, three committees have been established under the board: the audit committee, the compensation committee and the nominating committee. The audit committee is responsible for overseeing the accounting and financial reporting processes of our company and audits of the financial statements of our company, including the appointment, compensation and oversight of the work of our independent auditors. The compensation committee of the board of directors reviews and makes recommendations to the board regarding our compensation policies for our officers and all forms of compensation, and also administers our incentive compensation plans and equity-based plans (but our board retains the authority to interpret those plans). The nominating committee of the board of directors is responsible for the assessment of the performance of the board, considering and making recommendations to the board with respect to the nominations or elections of directors and other governance issues. The nominating committee considers diversity of opinion and experience when nominating directors.

Duties of Directors

Under Cayman Islands law, our directors have a fiduciary duty to the company to act in good faith in their dealings with or on behalf of our company and exercise their powers and fulfill the duties of their office honestly. This duty has four essential elements:

•	a duty to act in good faith in the best interests of the company;

•	a duty not to personally profit from opportunities that arise from the office of director;

•	a duty to avoid conflicts of interest; and

•	a duty to exercise powers for the purpose for which such powers were intended.

In general, Cayman Islands Law imposes various duties on directors of a company with respect to certain matters of management and administration of the company. In addition to the remedies available under general law, the Companies Law imposes fines on directors who fail to satisfy some of these requirements. However, in many circumstances, an individual is only liable if he is knowingly guilty of the default or knowingly and willfully authorizes or permits the default. In comparison, under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. In addition, under Delaware law, a party challenging the propriety of a decision of the directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the “business judgment rule.” If the presumption is not rebutted, the business judgment rule protects the directors and their decisions, and their business judgments will not be second guessed. If the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts subject directors’ conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

Director Compensation

All directors hold office until the next annual meeting of shareholders at which new directors are re-elected and until their successors have been duly elected and qualified. There are no family relationships among our directors or executive officers except that Mr. Zhuge Zhuang, President and Chairman of the Board is the father of Mr. Daqi Zhuang, a Director of Yuan Hong and General Manager of Baisha Fujian. Officers are elected by and serve at the discretion of the Board of Directors. Other than Daqi Zhuang and Zhuge Zhuang, employee directors do not receive any compensation for their services. Non-employee directors are entitled to receive $30,000 per year for serving as directors and may receive option grants from our company. In addition, non-employee directors are entitled to receive compensation for their actual travel expenses for each Board of Directors meeting attended. As we appointed all of our directors in 2010, we did not make any payments to directors in 2009.

Summary Compensation Table, Fiscal Year 2009 – Directors

Name(2)	Director Fees earned or paid in cash	Total(1)
Zhuge Zhuang	N/A	N/A
Daqi Zhuang	N/A	N/A
Hon Man Yun	N/A	N/A
Yushen Liu	N/A	N/A
Leiqing Peng	N/A	N/A

(1)

None of the directors received any director’s fees in the form of cash, ordinary share awards, option awards, nonqualified deferred compensation earnings or non-equity incentive plan compensation in fiscal year 2009.

(2)	All of the Board members were appointed in 2010.

Limitation of Director and Officer Liability

Pursuant to our Memorandum and Articles of Association, every director or officer and the personal representatives of the same shall be indemnified and secured harmless out of our assets and funds against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him or her in or about the conduct of our business or affairs or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning us or our affairs in any court whether in the Cayman Islands or elsewhere. No such director or officer will be liable for: (a) the acts, receipts, neglects, defaults or omissions of any other such Director or officer or agent; (b) any loss on account of defect of title to any of our property; (c) account of the insufficiency of any security in or upon which any of our money shall be invested; (d) any loss incurred through any bank, broker or other similar person; (e) any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgment or oversight on his or her part; or (f) any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers authorities, or discretions of his or her office or in relation thereto, unless the same shall happen through his or her own dishonesty, gross negligence or willful default.

RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since the beginning of 2008, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Related Parties

Since 2008, we have entered into transactions with the following people who are considered related persons on the respective bases listed next to their names:

Related Person Name	Related Party Basis
Zhuge Zhuang	Director, executive officer, forty-eight percent shareholder and father of Daqi Zhuang, Dali Zhuang and Dasi Zhuang
Daqi Zhuang	Director, ten percent shareholder, son of Zhuge Zhuang, brother of Dali Zhuang and brother of Dasi Zhuang
Dali Zhuang	Son of Zhuge Zhuang, brother of Daqi Zhuang, , brother of Dasi Zhuang and ten percent shareholder
Dasi Zhuang	Daughter of Zhuge Zhuang, sister of Daqi Zhuang, sister of Dali Zhuang and ten percent shareholder

Contractual Arrangements with Domestic Companies and their Shareholders

We operate our business in China through a series of contractual arrangements among our subsidiaries, Yuanhong HK and WFOE, on the one hand and Baisha Fujian and its shareholders (including Zhuge Zhuang, Daqi Zhuang, Dali Zhuang and Dasi Zhuang) on the other hand. The contractual arrangements, namely the Exclusive Equity Purchase Agreements, the Equity Pledge Agreements and the Power of Attorney, were entered into respectively among Yuanhong HK, WFOE and the shareholders of Baisha Fujian as part of a reorganization that resulted in Yuanhong HK and WFOE becoming wholly owned subsidiaries of Yuan Hong. In consideration for entering into the contractual arrangements, entities that are controlled by the shareholders of Baisha Fujian (including Zhuge Zhuang, Daqi Zhuang, Dali Zhuang and Dasi Zhuang) received shares in Yuan Hong such that each such entity’s equity percentage in Yuan Hong became the same as its respective controlling shareholders’ equity percentage in Baisha Fujian. For a more detailed description of these contractual arrangements, see “Our Corporate Structure – Contractual Arrangements with Baisha Fujian, Baisha Fujian’s Shareholders and WFOE.”

Advances to Shareholders

As of December 31, 2008, December 31, 2009 and June 30, 2010, we made advances to Mr. Zhuge Zhuang, our President and Chairman of the Board, in the amount of $326,983, $973,451 and $493,012 respectively. These advances were reflected as non-interest bearing, unsecured obligations of Mr. Zhuge Zhang to the Company, with no fixed terms for repayment. . The purpose of the advances is primarily to accommodate the common local business practice that the suppliers sometimes are more willing to directly deal with the Company’s representative i.e., a company’s Chief Executive Officer. The Company advanced to Mr. Zhuge Zhuang close to $1 million during the twelve months ended December 31, 2009 to facilitate negotiations on general business projects on behalf of the Company and recorded advances to shareholders as at December 31, 2009. During the first quarter of 2010, Mr. Zhuge Zhuang utilized the funds to make various deposits to the suppliers when those suppliers entered into the contracts with the Company. The balance of the advance to Mr. Zhuge Zhuang was then reduced to $43,960 as at March 31, 2010. Due to similar advances to Mr. Zhuge Zhuang in the second quarter of 2010, the advance to shareholder balance was increased to $493,012 at June 30, 2010.

Dividends to Shareholders

We declared dividends of $6,592,537, $4,397,215 and $0 for the years ended December 31, 2009 and 2008 and the six months ended June 30, 2010, respectively.

Due to Shareholders

During the twelve months ended December 31, 2009 and December 31, 2008 and the six months ended June 30, 2010, a shareholder of the Company paid certain expense on behalf of the company. The balance due to this shareholder as of December 31, 2009, 2008 and June 30, 2010 was $ nil, $ nil and $147,500, respectively. The balance due to this shareholder is non-interest bearing and has no fixed term for payment.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to beneficial ownership of our ordinary shares as of October     , 2010 by:

•	Each person who is known by us to beneficially own more than 5% of our outstanding ordinary shares;

•	Each of our directors and named executive officers; and

•	All directors and named executive officers as a group.

The number and percentage of ordinary shares beneficially owned before the offering are based on 15,173,334 ordinary shares outstanding as of October 27, 2010. Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our ordinary shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of ordinary shares beneficially owned by a person listed below and the percentage ownership of such person, ordinary shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within sixty days of October 27, 2010 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all ordinary shares shown as beneficially owned by them. Unless otherwise indicated in the footnotes, the address for each principal shareholder is in the care of China Yuan Hong Fire Control Group Holdings Ltd, Baisha Meilin Industrial Area, Nan’an City, Fujian Province 362300, People’s Republic of China. As of the date of the Prospectus, we had ten shareholders of record.

Named Executive Officers, Directors and 5% Shareholders	Amount of Beneficial Ownership (1)	Pre-Offering Percentage Ownership	Post-Minimum Offering Percentage Ownership	Post-Maximum Offering Percentage Ownership
Zhuge Zhuang, Director, Chairman of the Board, President (2)	7,283,201	48.00%	42.41%	41.21%

Daqi Zhuang, Director (3)	1,517,333	10.00%	8.84%	8.59%

Hon Man Yun, Independent Director	*	*	*	*

Yushen Liu, Independent Director	*	*	*	*

Leiqing Peng, Independent Director	*	*	*	*

Pengyun Zhao, Chief Financial Officer	*	*	*	*

Tianjun Zhu, Vice President	*	*	*	*

Qingqi Chen, Chief Engineer	*	*	*	*

Zhuangzhi Li, Board Secretary	*	*	*	*

All Named Executive Officers and Directors as a Group (9 individuals)	8,800,533	58.00%	51.25%	49.80%
Shareholders Holding Greater than 5% Not Mentioned Above
Effort Progress Company Limited	1,517,333	10.00%	8.84%	8.59%
Ever Blink Limited	1,517,333	10.00%	8.84%	8.59%

*	Less than 1%
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the ordinary shares.
(2)	Represents 7,283,201 shares held by Wealth Harmony Company, an entity controlled by Zhuge Zhuang, a Director and the Chairman of the Board and President and Chief Executive Officer of our Company.
(3)	Represents 1,517,333 shares held by Essential World Company Limited, an entity controlled by Daqi Zhuang, a Director of Yuan Hong and General Manager of Baisha Fujian.

DESCRIPTION OF SHARE CAPITAL

Our authorized share capital consists of 50,000,000 ordinary shares, $0.0000066 par value. We do not have preferred shares. As of the date of this prospectus, we have issued and outstanding 15,173,334 ordinary shares.

Ordinary Shares

Holders of ordinary shares are entitled to cast one vote for each share on all matters submitted to a vote of shareholders, including the election of directors. The holders of ordinary shares are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor and subject to any preference of any then authorized and issued preferred stock. See “Dividend Policy.” Such holders do not have any preemptive or other rights to subscribe for additional shares. All holders of ordinary shares are entitled to share ratably in any assets for distribution to shareholders upon the liquidation, dissolution or winding up of the Company, subject to any preference of any then authorized and issued preferred stock. There are no conversion, redemption or sinking fund provisions applicable to the ordinary shares. All outstanding ordinary shares are fully paid and non-assessable.

Limitations on the Right to Own Shares

There are no limitations on the right to own our shares.

Limitations on Transfer of Shares

Pursuant to Cayman Islands law, our directors possess a right to refuse to register a share transfer from one shareholder to another. This right is generally entrenched in a company’s Articles of Association, and said right is contained in our Articles of Association. Cayman Islands law intends for this right to be exercised consistently with a director’s fiduciary duty to shareholders. This power is usually delegated to the company’s registrar and is intended to be utilized as a mechanism to prevent fraudulent transfer of ordinary shares. If exercised, this power will prevent the transfer from being recognized in the records of the company, and the putative transferee will not be recognized as the holder of record of the shares.

Disclosure of Shareholder Ownership

There are no provisions in our Memorandum of Association or Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed. Although our Memorandum of Association and Articles of Association do not contain such a threshold, we are subject to statutory, regulatory and other legal obligations that may require such disclosure. For example, we will be bound by U.S. federal securities laws upon completion of this offering and will need to disclose the ownership of shareholder who hold more than 5% of any class of our securities in Item 12 of our annual report on Form 10-K.

Changes in Capital

We may from time to time by ordinary resolution increase the share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe. An ordinary resolution is a resolution that must be approved by holders of a majority of outstanding voting shares to become effective. The new shares shall be subject to the same provisions with reference to the payment of calls, lien, transfer, transmission, forfeiture and otherwise as the shares in the original share capital. We may by ordinary resolution:

•	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

•	convert all or any of our paid up shares into stock and reconvert that stock into paid up shares of any denomination;

•

in many circumstances, sub-divide our existing shares, or any of them, into shares of smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share form which the reduced share is derived; and

•

cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

We may by special resolution reduce our authorized but unissued share capital and any capital redemption reserve fund in any manner authorized by law. A special resolution is a resolution that must be approved by holders of more than two-thirds (2/3) of the outstanding voting shares to become effective, provided, however a company’s Articles of Association may impose a higher threshold. Our Articles of Association require special resolutions to receive the two thirds level.

Differences in Corporate Law

The Cayman Islands Companies Law is modeled after English law but does not follow many recent English law statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Law applicable to us and, for comparison purposes, the laws applicable to companies incorporated in the State of Delaware and their shareholders.

Mergers and Similar Arrangements

Historically, Cayman Islands law did not provide for mergers as that expression is understood under United States corporate law and prior to the enactment of the Companies Law (2009 Revision) the statutory provisions that facilitated the reconstruction and amalgamation of companies, provided that the arrangement had to be approved by a majority in number of each class of shareholders and creditors with whom the arrangement was to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, and subsequently the arrangement had to be sanctioned by the Grand Court of the Cayman Islands.

A new Part XVA has been added to the Companies Law (currently the 2010 Revision) to streamline the process of merger and consolidation of Cayman Islands companies, without Court approval. The primary characteristics of merger or consolidation under Cayman Law include:

A plan of merger or consolidation must be approved by (i) a shareholder resolution of each constituent company by a majority in number representing 75% in value of all shareholders voting together as one class; and (ii) if the shares in the consolidated or surviving company are to have the same rights and economic value as the shares held in each constituent company, a special resolution of all shareholders voting together as one class (in both cases shares which carry no voting rights can vote on the plan). This requirement does not apply if a parent company is seeking to merge with one or more subsidiaries (the parent must own 90% of each voting share class of the subsidiary/s), in which case a copy of the plan only needs be circulated to all shareholders; and

A plan of merger or consolidation must be signed by one director of each constituent company, along with a director’s declaration confirming, amongst other matters, post merger/consolidation solvency, bona fide motives behind the merger/consolidation, that the merger/consolidation is not intended to defraud unsecured creditors, the absence of adverse court proceedings or other such matters along with a list of assets and liabilities.

When a take-over offer is made and accepted (within four months) by holders of not less than 90.0% of the shares affected, the offerer may, within a two month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of a Delaware corporation, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

We are not aware of any reported class action or derivative action having been brought in a Cayman Islands court. In principle, the company itself will normally be the proper plaintiff in actions against directors, and derivative actions may not generally be brought by a minority shareholder. However, based on English authorities, who would in all likelihood, be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, required a special resolution, which was not obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit out of his position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third-party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. Cayman Islands law and our articles of association allow our shareholders holding not less than 10 percent of the paid up voting share capital of the Company to requisition a shareholder’s meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings. However, our articles of association require us to call such meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, our articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our articles of association, directors can be removed with cause or by the vote of holders of a majority of our shares, cast at a general meeting, or the unanimous written resolution of all shareholders.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution and Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the Companies Law of the Cayman Islands and our articles of association, our company may be voluntarily dissolved, liquidated or wound up only by the vote of holders of two-thirds of our shares voting at a meeting or by the holders of at least one-half of our shares voting at a meeting if the Company is no longer able to pay its debts as they fall due or in each case by the unanimous written resolution of all shareholders. In addition, our company may be wound up by the Grand Court of the Cayman Islands if the company is unable to pay its debts or if the court is of the opinion that it is just and equitable that our company is wound up.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the vote at a class meeting of holders of two-thirds of the shares of such class or unanimous written resolution, provided that if such variation has the effect of altering our articles of association, the variation will need to be approved in the manner described under the heading “Amendment of governing documents.”

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our memorandum and articles of association may only be amended with the vote of holders of two-thirds of our shares voting at a meeting or the unanimous written resolution of all shareholders.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime or gross negligence or willful default. Our memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty, fraud, gross negligence or willful default of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law to a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable as a matter of United States law.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or corporate records except our memorandum and articles of association. However, we will provide our shareholders with annual audited consolidated financial statements.

Stock Option Plans

Our Board of Directors and shareholders have approved a stock option plan to be implemented following the completion of this offering. This plan authorizes the issuance of up to 10% of the number of ordinary shares outstanding after this offering. Assuming a maximum offering, options to purchase up to 1,767,333 ordinary shares may be issued under this plan. Pursuant to this plan, we may issue options to purchase our ordinary shares to our employees and directors. The Compensation Committee of the Board of Directors will administer the plan. The options will have exercise prices equal to the fair market value of our ordinary shares on the date of grant. In addition, the options will vest over five years (20% per year) and have terms of ten years.

Certain Effects of Authorized but Unissued Ordinary Shares

Assuming closing of a maximum offering, the issuance of all shares in our share option plan, after this offering and the issuance of all shares in our share option plan, we will have 30,559,333 ordinary shares remaining authorized but unissued. Authorized but unissued ordinary shares are available for future issuance without shareholder approval. Issuance of these shares will dilute your percentage ownership in us.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our ordinary shares, and a liquid trading market for our ordinary shares may not develop or be sustained after this offering. Future sales of substantial amounts of ordinary shares, including ordinary shares issued upon exercise of outstanding options in this prospectus in the public market after this offering or the anticipation of those sales could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of our equity securities.

Upon the completion of the offering, we will have outstanding 17,673,334 ordinary shares, assuming no exercise of outstanding options, the closing of the maximum offering. Of these ordinary shares, the 2,500,000 ordinary shares sold in this offering will be freely tradable without restriction under the Securities Act, except that any shares purchased by our “affiliates,” as that term is defined in Rule 144 of the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below. The remaining approximately 15,173,334 ordinary shares outstanding will be restricted shares held by existing shareholders that could be sold pursuant to Rule 144. We have not agreed to register these restricted shares. We have not issued any warrants to purchase our ordinary shares or other securities convertible into our ordinary shares.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person (or persons whose shares are aggregated) who is deemed to be an affiliate of our company at the time of sale, or at any time during the preceding three months, and who has beneficially owned restricted shares for at least six months, would be entitled to sell within any three-month period a number of our ordinary shares that does not exceed the greater of 1% of the then outstanding ordinary shares or the average weekly trading volume of ordinary shares during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain manner of sale provisions, notice requirements and the availability of current public information about our company. In addition, sales by our affiliates may be subject to the terms of lock-up agreements. See “Shares Eligible for Future Sale – Lock-Up Agreements.”

A person who has not been our affiliate at any time during the three months preceding a sale, and who has beneficially owned his or her ordinary shares for at least six months, would be entitled under Rule 144 to sell such shares without regard to any manner of sale, notice provisions or volume limitations described above. Any such sales must comply with the public information provision of Rule 144 until our ordinary shares have been held for one year.

Rule 701

Securities issued in reliance on Rule 701 are also restricted and may be sold by shareholders other than affiliates of our company subject only to manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its six-month holding period requirement.

Registration on Form S-8

We intend to file a registration statement on Form S-8 under the Securities Act as soon as practicable after the closing of this offering to register up to 1,767,333 of our ordinary shares subject to outstanding stock options or reserved for issuance under our stock incentive plan, such amount being equal to ten percent (10%) of the number of ordinary shares issued and outstanding after the closing of the offering, assuming a maximum offering. This registration will permit the resale of these ordinary shares by nonaffiliates in the public market without restriction under the Securities Act, upon the completion of the lock-up period described below. Ordinary shares registered pursuant to the Form S-8 held by affiliates will be subject to Rule 144 volume limitations. As of the date of this Prospectus, we have not issued any options to purchase our ordinary shares.

Lock-Up Agreements

Each of our executive officers, directors and individuals who on the effective date of the registration statement of which this prospectus is a part are the beneficial owners of more than 5% of our ordinary shares, has agreed not to register, offer, sell, contract to sell or grant any of our ordinary shares or any securities convertible into or exercisable or exchangeable for our ordinary shares or any warrants to purchase our ordinary shares (including, without limitation, securities of our Company which may be deemed to be beneficially owned by such individuals in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon the exercise of a stock option or warrant) for a period of (a) as to one-half (1/2) of the ordinary shares now or in the future beneficially owned by such individual, ninety (90) days after the date of effectiveness or commencement of sales of this public offering and (b) as to the other one-half of such ordinary shares now or in the future beneficially owned by such individual, one hundred ninety (190) days after the date of effectiveness or commencement of sales of this public offering. Upon the expiration of these lock-up agreements, additional ordinary shares will be available for sale in the public market.

Summary of Shares Available for Future Sale

The following table summarizes the total shares potentially available for future sale. To the extent we sell a number of ordinary shares between the minimum and maximum offering, the below tables will be adjusted proportionately as to numbers of shares available for sale (as to option pool and placement agent shares) and dates on which such shares may be sold (as to currently outstanding shares).

Minimum Offering

Shares	Date Available for Sale
Currently Outstanding Ordinary Shares: 15,173,334

8,497,067	After 90 days from the date of effectiveness or commencement of sales of the public offering

6,676,267	After 190 days from the date of effectiveness or commencement of sales of the public offering

Ordinary Shares in Option Pool: 1,717,333	From vesting dates through expiration of grants

Shares Offered in this Offering: 2,000,000	After the date of this prospectus, these shares will be freely tradable.

Maximum Offering

Shares	Date Available for Sale
Currently Outstanding Ordinary Shares: 15,173,334

8,497,067	After 90 days from the date of effectiveness or commencement of sales of the public offering

6,676,267	After 190 days from the date of effectiveness or commencement of sales of the public offering

Ordinary Shares in Option Pool: 1,767,333	From vesting dates through expiration of grants

Shares Offered in this Offering: 2,500,000	After the date of this prospectus, these shares will be freely tradable.

TAXATION

The following summary of the material PRC, Cayman Islands and U.S. federal income tax consequences of an investment in our or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws.

PRC

In 2007, the PRC National People’s Congress enacted the PRC Enterprise Income Tax Law and related implementation rules, or the EIT Law, which became effective on January 1, 2008. The EIT Law imposes a single uniform income tax rate of 25% on all Chinese enterprises, including foreign-invested enterprises, and levies a withholding tax rate of 10% on dividends payable by Chinese subsidiaries to their foreign shareholders unless any such foreign shareholders’ jurisdiction of incorporation has a tax treaty with China that provides for a different withholding agreement. Under the EIT Law, enterprises established outside China but deemed to have a “de facto management body” within the country may be considered “resident enterprises” for Chinese tax purposes and, therefore, may be subject to an enterprise income tax rate of 25% on their worldwide income. Pursuant to the implementation rules of the EIT Law, “de facto management bodies” have material and overall management control over the business, personnel, accounts and properties of the enterprise. At present, the Chinese tax authority has not issued any guidance on the application of the EIT Law and its implementing rules on non-Chinese enterprise or group enterprise controlled entities whose structures are like ours. As a result, it is unclear what factors will be used by the Chinese tax authorities to determine whether we are a “de facto management organization” in China. However, as substantially all members of our management team are located in China, and may remain there in the future, we may be deemed a resident enterprise subject to an enterprise income tax rate of 25% on our worldwide income, with the possible exclusion of dividends received directly from another Chinese tax resident.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to our company levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not a party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

United States Federal Income Taxation

The following discussion describes the material U.S. federal income tax consequences to U.S. Holders (as defined below) under present law of an investment in our ordinary shares. This summary applies only to U.S. Holders that hold ordinary shares as capital assets and that have the U.S. dollar as their functional currency. This discussion is based on the tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The following discussion does not address the tax consequences to any particular investor or to persons in special tax situations such as:

•	banks;

•	financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	broker-dealers;

•	traders that elect to mark-to-market;

•	U.S. expatriates;

•	tax-exempt entities;

•	persons liable for alternative minimum tax;

•	persons holding our ordinary shares as part of a straddle, hedging, conversion or integrated transaction;

•	persons that actually or constructively own 10% or more of our voting stock;

•	persons who acquired our ordinary shares pursuant to the exercise of any employee share option or otherwise as consideration; or

•	persons holding our ordinary shares through partnerships or other pass-through entities.

Prospective purchasers are urged to consult their tax advisors about the application of the U.S. Federal tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our ordinary shares.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of shares and you are, for U.S. federal income tax purposes,

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Taxation of Dividends and Other Distributions on our Ordinary Shares

Subject to the PFIC rules discussed below, the gross amount of distributions made by us to you with respect to the ordinary shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, for taxable years beginning before January 1, 2011, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the ordinary shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Under U.S. Internal Revenue Service authority, ordinary shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the NASDAQ Capital Market. You should consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our ordinary shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our ordinary shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the ordinary shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ordinary shares for more than one year, you will be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes.

Passive Foreign Investment Company

Based on our current and anticipated operations and the composition of our assets, we do not expect to be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for our current taxable year ending December 31, 2010. Our actual PFIC status for the current taxable year ending December 31, 2010 will not be determinable until the close of such taxable year and, accordingly, there is no guarantee that we will not be a PFIC for the current taxable year. Because PFIC status is a factual determination for each taxable year which cannot be made until the close of the taxable year. A non-U.S. corporation is considered a PFIC for any taxable year if either:

•	at least 75% of its gross income is passive income; or

•

at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

We must make a separate determination each year as to whether we are a PFIC. As a result, our PFIC status may change. In particular, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our ordinary shares, our PFIC status will depend in large part on the market price of our ordinary shares. Accordingly, fluctuations in the market price of the ordinary shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. If we are a PFIC for any year during which you hold ordinary shares, we will continue to be treated as a PFIC for all succeeding years during which you hold ordinary shares. However, if we cease to be a PFIC, you may avoid some of the adverse effects of the PFIC regime by making a “deemed sale” election with respect to the ordinary shares.

If we are a PFIC for any taxable year during which you hold ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ordinary shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the ordinary shares;

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

•

the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ordinary shares cannot be treated as capital, even if you hold the ordinary shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for the ordinary shares, you will include in income each year an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of your taxable year over your adjusted basis in such ordinary shares. You are allowed a deduction for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the ordinary shares, as well as to any loss realized on the actual sale or disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. Your basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “—Taxation of Dividends and Other Distributions on our Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. We expect that our ordinary shares will be listed on the NASDAQ Capital Market and, consequently, we expect that, provided that the ordinary shares are regularly traded, if you are a holder of ordinary shares the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election.

If you hold ordinary shares in any year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 regarding distributions received on the ordinary shares and any gain realized on the disposition of the ordinary shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our ordinary shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our ordinary shares and proceeds from the sale, exchange or redemption of our ordinary shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding at a current rate of 28%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands because of the following benefits found there:

•	political and economic stability;

•	an effective judicial system;

•	favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•	the Cayman Islands has a less developed body of securities laws than the United States and provides significantly less protection to investors; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

All of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed CT Corporate System to serve as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Campbells, Cayman Islands, our counsel as to Cayman Islands law, and Jingtian & Gongcheng Attorneys at Law, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Campbells, Cayman Islands, our Cayman Island counsel, has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation. Notwithstanding the foregoing, Campbells has advised us that it is not necessary under the laws of the Cayman Islands in order to enable the investors to enforce their rights as shareholders in the Cayman Islands courts, that the investors be resident, domiciled, licensed, authorized or qualified to carry on business in the Cayman Islands.

Jingtian & Gongcheng Attorneys at Law has advised us that in accordance with the Civil Procedure Law of the People’s Republic of China (the “Civil Procedure Law”) adopted on April 9, 1991, as amended on October 28,

2007, foreign nationals or foreign enterprises as our U.S. shareholders are accorded the same litigation rights and obligations as a citizen or legal person of the PRC, the performance of which shall be subject to the applicable provisions of the Civil Procedure Law, including but not limited to the origination of actions and enforceability of judgments. Jingtian & Gongcheng Attorneys at Law has further advised us that that Chinese Civil Procedure Law provides for the recognition and enforcement of foreign judgments. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of Chinese Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other agreements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States or the Cayman Islands. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. Thus, it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands. In addition, our Articles and Memorandum do not require arbitration of disputes, including those arising under the laws of the United States, between our company, our officers and directors and our shareholders.

PLACEMENT

We have engaged Anderson & Strudwick, Incorporated to conduct this offering on a “best efforts, minimum/maximum” basis. The offering is being made without a firm commitment by the placement agent, which has no obligation or commitment to purchase any of our shares. None of our officers, directors or affiliates may purchase shares in this offering.

Unless sooner withdrawn or canceled by either us or the placement agent, the offering will continue until the earlier of (i) a date mutually acceptable to us and our placement agent after which the minimum offering is sold or (ii) October 31, 2010 (the “Offering Termination Date”). The Placement Agent has agreed in accordance with the provisions of SEC Rule 15c2-4 to cause all funds received by the Placement Agent for the sale of the ordinary shares to be promptly deposited in an escrow account maintained by SunTrust Bank, N.A. (the “Escrow Agent”) as escrow agent for the investors in the offering. The Escrow Agent will exercise signature control on the escrow account and will act based on joint instructions from our company and the placement agent. On the closing date for the offering, net proceeds in the escrow account maintained by the Escrow Agent will be delivered to our company. We will not be able to use such proceeds in China, however, until we complete certain remittance procedures in China, which may take as long as six months in the ordinary course. If we do not complete this offering before the Offering Termination Date, all amounts will be promptly returned as described below. In the event of any dispute between our company and the placement, including about whether the minimum offering has been sold and whether and how funds are to be reimbursed, the escrow agent is entitled to petition a court of competent jurisdiction to resolve any such dispute.

Investors must pay in full for all ordinary shares at the time of investment. Payment for the units may be made (i) by check, bank draft or money order made payable to “SunTrust Bank” and delivered to the Placement Agent no less than four business days before the date of closing, or (ii) by authorization of withdrawal from securities accounts maintained with the Placement Agent. If payment is made by authorization of withdrawal from securities accounts, the funds authorized to be withdrawn from a securities account will continue to accrue interest, if any interest is to accrue on such amounts, at the contractual rates until closing or termination of the offering, but a hold will be placed on such funds, thereby making them unavailable to the purchaser until closing or termination of the offering. If a purchaser authorizes the Placement Agent to withdraw the amount of the purchase price from a securities account, such Placement Agent will do so as of the date of closing. The Placement Agents will inform prospective purchasers of the anticipated date of closing. If payment is made by check, investors should make all checks payable to the Escrow Agent.

Proceeds deposited in escrow with the Escrow Agent may not be withdrawn by investors prior to the earlier of the closing of the offering or the Offering Termination Date. If the offering is withdrawn or canceled or if the 2,000,000 share minimum offering is not reached and proceeds therefrom are not received by us on or prior to the Offering Termination Date, all proceeds will be promptly returned by the Escrow Agent without interest or deduction to the persons from which they are received (within one business day) in accordance with applicable securities laws. All such proceeds will be placed in a non-interest bearing account pending such time.

Pursuant to that certain placement agreement by and between the placement agent and us, the obligations of the placement agent to solicit offers to purchase the shares and of investors solicited by the placement agent to purchase our ordinary shares are subject to approval of certain legal matters by counsel to the placement agent. The placement agent’s ability to complete this “best efforts minimum/maximum” transaction is dependent upon the existence of stable U.S. trading markets. As such, the placement agent’s obligations under the placement agreement are also subject to various conditions which are customary in transactions of this type, including that, as of the closing of the offering, there shall not have occurred (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange or the publication of quotations on the NASDAQ Stock Market (National Market System or Capital Market); (ii) a general moratorium on commercial banking activities in the State of New York or China; or (iii) the engagement by the United States or China in hostilities which have resulted in the declaration of a national emergency or war if any such event would have a material adverse effect, in the placement agent’s reasonable judgment, as to make it impracticable or inadvisable to proceed with the solicitation of offers to consummate the offering with respect to investors solicited by the placement agent on the terms and conditions contemplated herein.

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, to the extent that such liabilities under the Securities Act of 1933 arise from any untrue or misleading statement of a material fact contained in any of our prospectuses. We will not indemnify the placement agent, however, if such untrue or misleading statement of a material fact was made in reliance on written information provided by the placement agent, or the liabilities arise from the placement agent’s failure to send a prospectus to a purchaser at or prior to the written conformation in violation of the Securities Act or the placement agent’s subsequent failure to cure such violation. In regard to the certain liabilities against which we have agreed to indemnify the placement agent, we have agreed to contribute to payments the placement agent may be required to make.

The placement agent is offering the ordinary shares, subject to prior sale, when, as and if issued to and accepted by it, subject to conditions contained in the placement agreement, such as the receipt by the placement agent of officers’ certificates and legal opinions. The placement agent reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part in the event (i) our representations or warranties are incorrect or misleading or we fail to fulfill our agreements with the placement agent; (ii) a material adverse change occurs affecting our business, management, property, assets, results of operations, condition or prospects; (iii) trading is suspended on any national securities exchange; (iv) war is declared; (v) a banking moratorium is declared in Virginia, New York or the U.S.; or (vi) any laws, regulations, court or administrative order or other governmental or agency act causes the placement agent to believe that our business or the U.S. securities markets will be materially adversely affected. The placement agent’s discretion in this regard is broad.

The placement agent intends to offer our ordinary shares to its retail customers only in states in which we are permitted to offer our ordinary shares. We have relied on an exemption to the blue sky registration requirements afforded to “covered securities.” Securities listed on the NASDAQ Capital Market are “covered securities.” If we were unable to meet the NASDAQ Capital Market’s listing standards, then we would be unable to rely on the covered securities exemption to blue sky registration requirements and we would need to register the offering in each state in which we planned to sell shares. Consequently, we will not complete this offering unless we meet the NASDAQ Capital Market’s listing requirements.

In connection with this offering, the placement agent or certain of the securities dealers may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe PDF format will be used in connection with this offering.

Foreign Regulatory Restrictions on Purchase of our Shares

We have not taken any action to permit a public offering of our shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. People outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of our shares and the distribution of this prospectus outside the United States.

Commissions and Discounts

The placement agent has advised us that it proposes to offer the ordinary shares to the public at the initial public offering price on the cover page of this prospectus. The following table shows the public offering price, placement agent fee to be paid by us to the placement agent and the proceeds, before expenses, to us.

	Per Ordinary Share	Minimum Offering	Maximum Offering

Assumed public offering price	$6.00	$12,000,000	$15,000,000

Placement discount	$0.42	$840,000	$1,050,000

Proceeds to us, before expenses	$5.58	$11,160,000	$13,950,000

We expect our total cash expenses for this offering to be approximately $600,000, exclusive of the above commissions. In addition, we will pay the placement agent a non-accountable expense allowance of 0.75% of the amount of the offering, or $112,500 (maximum offering, exclusive of shares registered under Rule 462(b)) or $90,000 (minimum offering). The placement agent must sell the minimum number of securities offered (2,000,000 ordinary shares) if any are sold. The placement agent is required to use only its best efforts to sell the securities offered. The offering will terminate upon the earlier of: (i) a date mutually acceptable to us and our placement agent after which the minimum offering is sold or (ii) October 31, 2010. Until we sell at least 2,000,000 shares, all investor funds will be held in an escrow account at SunTrust Bank, Richmond, Virginia. If we do not sell at least 2,000,000 shares by October 31, 2010, all funds will be promptly returned to investors (within one business day) without interest or deduction. If we complete this offering, then on the closing date, we will issue shares to investors.

Market and Pricing Considerations

There is not an established market for our ordinary shares. We negotiated with our placement agent to determine the offering price of our ordinary shares in this offering using a multiple of approximately seven times our targeted after-tax net income for the fiscal year ending December 31, 2010. Noting past offerings completed by our placement agent, we believe that this multiple approximates the valuation multiples utilized in similar offerings for similarly-sized companies.

In addition to prevailing market conditions, the factors considered in determining the applicable multiples were:

•	The history of, and the prospects for, our company and the industry in which we compete;

•	An assessment of our management, its past and present operation, and the prospects for, and timing of, our future revenues;

•	The present state of our development; and

•	The factors listed above in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

Based on a target 2010 audited net after-tax income of $14,705,882, we have been valued at approximately $91,040,000. Our targeted 2010 net after-tax income is not a projection but instead represents a negotiated target between our company and our placement agent. Because we have 15,173,334 shares outstanding prior to the commencement of this offering, each such share has been valued at $6.00 per share, the assumed offering price in this offering.

If we are unable to achieve the targeted after-tax earnings upon which our valuation is based, then there is a risk that our company would be considered overvalued based on this multiple.

An active trading market for our ordinary shares may not develop. It is possible that after this offering the ordinary shares will not trade in the public market at or above the initial offering price.

Discretionary Shares

The placement agent will not sell any shares in this offering to accounts over which it exercises discretionary authority, without first receiving written consent from those accounts.

Application for Listing on the NASDAQ Capital Market

We have applied to list our ordinary shares on the NASDAQ Capital Market under the symbol “CNYH.” As this offering is a best-efforts offering, the NASDAQ Capital Market has indicated that it is unable to admit our ordinary shares for listing until the completion of the offering and, consequently, the satisfaction of NASDAQ Capital Market listing standards. If so admitted, we expect our ordinary shares to begin trading on the NASDAQ Capital Market on the day following the closing of this offering. If our ordinary shares are eventually listed on the NASDAQ Capital Market, we will be subject to continued listing requirements and corporate governance standards. We expect these new rules and regulations to significantly increase our legal, accounting and financial compliance costs. We and our placement agent agree that we will not close this offering unless we satisfy the NASDAQ Capital Market’s listing standards and will be able to trade on the NASDAQ Capital Market; however, we have not yet received such admission and have no assurance that we will receive such admission.

Price Stabilization, Short Positions and Penalty Bids

In order to facilitate the offering of the ordinary shares, the placement agent may engage in transactions that stabilize, maintain or otherwise affect the price of the ordinary shares. In order to facilitate the offering, the placement agent may, but is not required to, bid for, and purchase, ordinary shares in the open market to stabilize the price of the ordinary shares. These activities may raise or maintain the market price of the ordinary shares above independent market levels or prevent or retard a decline in the market price of the ordinary shares. The placement agent is not required to engage in these activities, and may end any of these activities at any time. We and the placement agent have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. We and the placement agent have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain matters as to Virginia law and U.S. federal law in connection with this offering will be passed upon for us and for the placement agent by Kaufman & Canoles, A Professional Corporation. Certain legal matters relating to the offering as to Chinese law will be passed upon for us by Jingtian & Gongcheng Attorneys at Law, People’s Republic of China. The validity of the shares and certain legal matters relating to the offering as to Cayman Islands law will be passed upon for us by Campbells, Cayman Islands. Kaufman & Canoles may rely upon Campbells, Cayman Islands with respect to matters governed by Cayman Islands law and Jingtian & Gongcheng Attorneys at Law with respect to matters governed by PRC law.

EXPERTS

Consolidated financial statements as of 2009 and 2008, and for the years then ended appearing in this prospectus, have been included herein and in the registration statement in reliance upon the report of MSCM LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC under the Securities Act a registration statement on Form S-1 relating to the ordinary shares we and the selling stockholders are offering by this prospectus. This prospectus, which constitutes part of the registration statement filed with the SEC, does not contain all the information included in the registration statement and the exhibits and schedules thereto. For further information with respect to us and our ordinary shares, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and, where the contract, agreement or other document is an exhibit to the registration statement, any statement with respect to such contract, agreement or document is qualified by the provisions of such exhibit. You may examine and copy the registration statement, including the exhibits, at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can obtain a copy of all or a portion of the registration statement by mail from the Public Reference Section of the SEC at the same address, upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains periodic reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

As a result of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC.

China Yuan Hong Fire Control Group Holdings Ltd.

Unaudited Interim Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2010 and 2009

(Expressed in US dollars)

China Yuan Hong Fire Control Group Holdings Ltd.

For the Six Months Ended June 30, 2010

China Yuan Hong Fire Control Group Holdings Ltd.

Interim Condensed Consolidated Balance Sheets

As at June 30, 2010 and December 31, 2009

(Expressed in US dollars)

	Note	June 30, 2010	December 31, 2009
		(unaudited)
ASSETS
Current Assets
Cash		$561,780	$824,788
Cash - restricted	(5)(6)	4,128,880	4,395,066
Accounts receivable, net of allowance for doubtful accounts of $Nil and $Nil as of June 30, 2010 and December 31, 2009, respectively.		17,981,736	5,640,956
Inventories	(2)	2,921,811	3,818,009
Prepayments, deposits and other receivables, net of allowance for doubtful accounts of $1,087,676 and $1,080,601, as of June 30, 2010 and December 31, 2009, respectively.	(3)	5,814,482	3,881,123
Due from Fulian original shareholders		294,920	293,002
Deferred tax assets - current	(8)	76,109	103,114
Due from shareholder	(9)	493,012	973,451

		32,272,730	19,929,509
Prepayments, deposits and other receivables – long-term portion	(3)	1,843,495	1,907,112
Plants and equipment, net	(4)	10,180,373	8,699,392
Land use rights, net		5,753,342	5,777,389
Deferred tax assets	(8)	14,404	15,780

Total assets		$50,064,344	$36,329,182

LIABILITIES
Bank loans – current portion	(5)	$14,156,160	$11,872,519
Accounts payable		6,906,298	4,489,630
Notes payable	(6)	2,359,360	2,930,017
Advances from customers		259,700	620,528
Other payables and accrued liabilities	(7)	1,418,916	882,079
Due to shareholder	(9)	147,500	—
Income taxes payable		1,214,608	260,482

		26,462,542	21,055,255
Deferred tax liability	(8)	119,167	119,616

Total liabilities		26,581,709	21,174,871

SHAREHOLDERS’ EQUITY
Common stock: $1 par value, 100 shares authorized, 100 shares issued and outstanding as at June 30, 2010 and December 31, 2009, respectively		100	100
Additional paid in capital		6,918,564	6,918,564
Statutory reserves		2,201,284	2,201,284
Retained earnings		13,203,082	5,026,754
Accumulated other comprehensive income		1,159,605	1,007,609

Total shareholders’ equity		23,482,635	15,154,311

Total liabilities and shareholders’ equity		$50,064,344	$36,329,182

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

China Yuan Hong Fire Control Group Holdings Ltd.

Interim Condensed Consolidated Statements of Income and Comprehensive Income

For Six Months Ended June 30, 2010 and 2009

(Expressed in US dollars)

		For the six months ended
	Note	June 30, 2010	June 30, 2009
		(Unaudited)	(Unaudited)
REVENUES
Product sales	(10)	$26,802,464	$16,503,482
Installation	(10)	1,946,427	1,211,872
Maintenance services	(10)	1,979,299	2,240,592

Total revenues		30,728,190	19,955,946

COST OF REVENUES
Product sales		16,645,645	11,279,499
Installation		954,749	608,424
Maintenance services		751,145	718,375

Total cost of revenues		18,351,539	12,606,298

GROSS PROFIT		12,376,651	7,349,648
OPERATING EXPENSES
General and administrative expenses		1,359,785	423,072
Selling expenses		701,883	362,225
Research expense		268,114	267,830

Total operating expenses		2,329,782	1,053,127

INCOME FROM OPERATIONS		10,046,869	6,296,521

OTHER INCOME (EXPENSES)
Financing costs		(410,371)	(90,232)

Total other income (expenses)		(410,371)	(90,232)

INCOME BEFORE INCOME TAXES		9,636,498	6,206,289
Provision for income taxes	(8)	1,460,170	1,730,428

NET INCOME		8,176,328	4,475,861
Foreign currency translation adjustment		151,996	(4,547)

OTHER COMPREHENSIVE INCOME		$8,328,324	$4,471,314

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic and diluted		100	100

EARNINGS PER SHARE
Basic and diluted		$81,763	$44,759

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

China Yuan Hong Fire Control Group Holdings Ltd.

Interim Condensed Consolidated Statements of Shareholders’ Equity

As at June 30, 2010 and December 31, 2009

(Unaudited)

(Expressed in US dollars)

		Common Stock		Additional paid in	Statutory	Retained	Accumulated comprehensive
	Note	Shares	Par Value	capital	reserves	earnings	income	Totals
BALANCE, January 1, 2010	(1)	100	$100	$6,918,564	$2,201,284	$5,026,754	$1,007,609	$15,154,311
Net income		—	—	—	—	8,176,328	—	8,176,328
Foreign currency translation adjustment			—	—	—	—	151,996	151,996

BALANCE, June 30, 2010	(1)	100	$100	$6,918,564	$2,201,284	$13,203,082	$1,159,605	$23,482,635

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

China Yuan Hong Fire Control Group Holdings Ltd.

Interim Condensed Consolidated Statements of Cash Flows

For The Six Months Ended June, 2010 and 2009

(Expressed in US dollars)

	June 30, 2010	June 30, 2009
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,176,328	$4,475,861
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	253,944	159,028
Deferred income taxes	27,726	(24,988)
Foreign exchange gain	(1,300)	—
(Increase) decrease in assets:
Accounts receivable	(12,222,952)	(3,199,357)
Prepayments, deposits and other receivables	(1,895,545)	(3,912,606)
Inventories	914,900	(112,258)
Due from shareholders	482,701	(2,929)
Increase (decrease) in liabilities:
Accounts payable	2,371,492	1,912,664
Notes payable	(586,611)	1,998,520
Advances from customers	(362,831)	(13)
Due to shareholder	148,144	(2,703,224)
Other payables and accrued liabilities	349,231	172,664
Income taxes payable	946,471	634,196

Net cash used in operating activities	(1,398,302)	(602,442)

CASH FLOWS FROM INVESTING ACTIVITIES:
Deposits on equipment purchase	(40,207)	—
Purchase of plants and equipment	(1,311,372)	(24,028)

Net cash used in investing activities	(1,351,579)	(24,028)

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in restricted cash	293,346	(633,538)
Additions to paid in capital	—	4,392,837
Repayments of bank loans	(1,324,867)	(817,913)
Dividends paid	—	(7,321,395)
Loans from banks	3,515,391	3,852,328

Net cash provided by financing activities	2,483,870	(527,681)

DECREASE IN CASH	(266,011)	(1,154,151)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	3,003	(5,609)
CASH, beginning of period	824,788	8,034,214

CASH, end of period	$561,780	$6,874,454

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

China Yuan Hong Fire Control Group Holdings Ltd.

Interim Condensed Consolidated Statements of Cash Flows

For The Six Months Ended June 30, 2010 and 2009

(Expressed in US dollars)

	June 30, 2010	June 30, 2009
	(Unaudited)	(Unaudited)
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest received	$(2,457)	$(66)

Interest paid	$406,349	$88,717

Income taxes paid	$485,972	$1,121,014

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

China Yuan Hong Fire Control Group Holdings Ltd.

Notes to Interim Condensed Consolidated Financial Statements

For The Six Months Ended June 30, 2010 and 2009

(Unaudited)

(Expressed in US dollars)

1. Organization and Basis of Presentation

China Yuan Hong Fire Control Group Holdings Ltd. (the “Company” or “Yuan Hong”), through its subsidiaries, and variable interest entity (“VIE”) for which the Company is the primary beneficiary, is engaged in the design, development, manufacture and sale of fire protection products, systems and services for commercial buildings and locomotives in the People’s Republic of China (“PRC” or “China”).

The Company was incorporated in the Cayman Islands on April 26, 2010. Mr. Zhuge Zhuang , who controls 48% of the equity interest in the Company through his wholly-owned entity Wealth Harmony Company Limited, is the Company’s ultimate controlling shareholder. Each of Mr. Zhuge Zhuang’s Children Mr. Daqi Zhuang, Mr. Dali Zhuang and Ms. Dasi Zhuang control 10% of the equity interest in the Company through Essential World Company Limited, Effort Progress Company Limited and Ever Blink Company Limited, respectively. Mr. Daqi Zhuang is also a director of the Company and general manager of Fujian Province Baisha Fire Control Industrial Trading Co., Ltd. (“Baisha Fujian” or “Baisha”). Mr. Zhuge Zhuang and his three children also control the same percentage equity interest in Baisha. As part of the reorganization completed in 2010 as described below (the “Reorganization”), the Company became the ultimate holding company of Baisha.

Yuan Hong Fire Technology (HK) Limited (“Yuanhong HK”) was incorporated the controlling shareholders of Baisha as a holding company in Hong Kong on August 27, 2008. On December 10, 2009, Baisha acquired 100% of the outstanding shares of an unrelated company, Fulian Machinery Co., Ltd. (“Fulian”), in the PRC (see Note 3) to utilize its manufacturing facility and land use right. Fulian did not have business operations prior to December 10, 2009.

Reorganization

On May 13, 2010, in anticipation of an initial public offering (“IPO”) of its equity securities, the shareholders of Yuanhong HK transferred their shares in Yuanhong HK to the Company without any consideration, so Yuanhong HK became a subsidiary of the Company on May 13, 2010. Since the Company and Yuanhong HK were under common control and management, in accordance with Accounting Standards Codification (“ASC”) topic 805-50-05-5 “Transaction Between Entities Under Common Control”, the transaction was accounted in a manner similar to the pooling-of-interests method.

On June 24, 2010, Yuanhong HK incorporated a 100% owned subsidiary Beijing Yuanhong Dingsheng Fire Control Technology Co., Ltd. (“WFOE”) in the PRC (see Note 19), so WFOE became a subsidiary of the Company from incorporation.

Effective July 1, 2010, Yuanhong HK and WFOE entered into a series of contractual agreements (“Transfer Agreements” which are described below) with Baisha and Baisha’s shareholders whereby Yuanhong HK and WFOE, as a group, obtained effective control over Baisha through its ability to exercise all the voting rights of Baisha’s shareholders, the rights to receive substantially all of the economic residual benefits and the obligation to absorb all of the risk of losses of Baisha. The Company, through its 100% owned subsidiaries Yuanhong HK and WFOE, has been determined to be the primary beneficiary of the Baisha because the Company is fully and exclusively responsible for the management of Baisha, assumes all of risk of losses of Baisha and has the exclusive right to exercise all voting rights of Baisha’s shareholders. In accordance with ASC 810 “Consolidation”, the Company treats Baisha as a Variable Interest Entity (“VIE”). Accordingly, the Company consolidates Baisha’s operations, assets and liabilities.

In accordance with ASC 805-50-45, the Company has accounted for the above transactions as a legal reorganization of entities under common control in a manner similar to a pooling-of-interests, and accordingly all shares and per share data have been restated to give retroactive effect to this transaction. The share capital represents the capital amount of the Company as if the reorganization had been completed as of the earliest period presented and the consolidated financial statements reflect the historical operations as if the current organization structure had existed since March 25, 2003.

Total assets and liabilities presented on the consolidated balance sheet and revenue, cost of revenue, net income presented on Consolidated Statement of Income and Comprehensive Income as well as the cash flow from operation, investing and financing activities presented on the Consolidated Statement of Cash Flows are substantially the financial position, operation and cash flow of Baisha, because the Company, Yuanhong HK and WFOE are holding companies resulting from the reorganization and do not have active operations since inception.

The accompanying unaudited interim condensed consolidated financial statements include the accounts of the Company and its subsidiaries: Yuanhong HK and WFOE as well as VIE’s: Baisha and Fulian (collectively, the “Subsidiaries and VIEs”). All inter-company balances and transactions have been eliminated on consolidation. The accompanying unaudited interim condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

In the opinion of management, all adjustments (consisting of normal recurring items) considered necessary in order to make the unaudited interim condensed consolidated financial statements not misleading have been included and all such adjustments are of a normal recurring nature. The results of operations for any interim period are not necessarily indicative of results for the full year.

The unaudited interim condensed consolidated financial statements are based on accounting principles that are consistent in all material respects with those applied in the Company’s Annual Report on Form S-1 for the year ended December 31, 2009 (“2009 Annual Report”); except as disclosed below. They do not include certain footnote disclosures and financial information normally included in annual consolidated financial statements prepared in accordance with GAAP and, therefore, should be read in conjunction with the audited consolidated financial statements and notes included in the Company’s 2009 Annual Report.

China Yuan Hong Fire Control Group Holdings Ltd.

Notes to Interim Condensed Consolidated Financial Statements—(Continued)

For The Six Months Ended June 30, 2010 and 2009

(Unaudited)

(Expressed in US dollars)

1. Organization and Basis of Presentation - continued

Recently Adopted Accounting Standards

In June 2009, the FASB issued FASB Accounting Standard Update, “Consolidations: Improvement to Financial Reporting by Enterprises Involved with Variable Interest Entities”. This standard eliminates certain scope exceptions previously permitted, provides additional guidance for determining whether an entity is a variable interest entity, and requires companies to more frequently reassess whether they must consolidate variable interest entities. The changes also replace the previously required quantitative approach to determining the primary beneficiary of a variable interest entity with a requirement for an enterprise to perform a qualitative analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity. The standard is effective for interim and annual reporting periods beginning after January 1, 2010. The adoption on January 1, 2009 of this standard did not have a material effect on the Company’s consolidated financial statements.

In January 2010, the FASB issued the guidance, “Improving Disclosures about Fair Value Measurements”. This guidance amends existing disclosure requirements about fair value measurement and clarifies and provides additional disclosure requirements related to recurring and non-recurring fair value measurements. This guidance became effective for the Company on January 1, 2010. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

Accounting Principles to be Adopted

In March 2010, the FASB issued ASU No. 2010-11, “Scope Exception Related to Embedded Credit Derivatives”. The provisions of ASU 2010-11 amend ASC Topic 815, “Derivatives and Hedging”, to provide clarification on the bifurcation scope exception for embedded credit derivative features. ASU 2010-11 is effective for interim and annual reporting periods beginning on July 1, 2010. The Company does not expect the adoption of this standard will have a material impact on its consolidated financial statements.

In April 2010, the FASB issued ASU 2010-13 “Compensation—Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades”. ASU 2010-13 updates ASC 718 to codify the consensus reached in EITF Issue No. 09-J, “Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades”. ASU 2010-13 clarifies that share-based payment awards with an exercise price denominated in the currency of a market in which a substantial portion of the underlying equity security trades should not be considered to meet the criteria requiring classification as a liability. The updated guidance is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. Early adoption is permitted. The Company does not expect the adoption of this standard will have a material impact on its consolidated financial statements.

On July, 2010, the FASB issued ASU 2010-20 “Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses” (“ASU 2010-20”) which expands the disclosure requirements concerning the credit quality of an entity’s financing receivables and its allowance for credit losses. ASU 2010-20 is effective for interim and annual reporting periods beginning on or after December 15, 2010. The Company does not expect the adoption of this guidance will have a material impact on its consolidated financial statements.

Foreign exchange rates used:	June 30, 2010	December 31, 2009	June 30, 2009
Period end RMB/U.S. Dollar exchange rate	6.7815	6.8259	6.8302
Average RMB/U.S. Dollar exchange rate	6.8238	6.8307	6.8293

China Yuan Hong Fire Control Group Holdings Ltd.

Notes to Interim Condensed Consolidated Financial Statements—(Continued)

For The Six Months Ended June 30, 2010 and 2009

(Unaudited)

(Expressed in US dollars)

2. Inventories

Inventories consist of the following as at June 30, 2010 and December 31, 2009:

	June 30, 2010	December 31, 2009
Consumable supplies	$14,459	$5,693
Raw materials	400,665	1,832,508
Work-in-progress	727,508	1,073,884
Finished goods	1,779,179	905,924

	$2,921,811	$3,818,009

The Company reviews its inventories periodically to determine if any reserves are necessary for potential obsolescence. As of June 30, 2010 and December 31, 2009, the Company determined no reserves were necessary.

3. Prepayments, Deposits and Other Receivables

Prepayments, deposits and other receivables consist of the following as at June 30, 2010 and December 31, 2009:

	June 30, 2010	December 31, 2009
Prepayments for raw materials	$4,798,331	$2,902,919
Other receivables (i)	2,019,328	1,973,639
Advances to employees	84,499	85,166
Bad debt allowance	(1,087,676)	(1,080,601)

Prepayments, deposits and other receivables – short-term portion	$5,814,482	$3,881,123

Deposits on equipment purchase	$1,843,495	$1,907,112

Prepayments, deposits and other receivables – long-term portion	$1,843,495	$1,907,112

(i)	At June 30, 2010 and December 31, 2009, the balance included $ 1,840,301 receivable from the local PRC government for a deposit made on a land use right (2009-$1,828,330). Since the Company planned to withdraw the application for the new land use right purchase, therefore the land use right deposit of $1,840,301 was classified as other receivable as at June 30, 2010 and December 31, 2009. The remaining balance of other receivable at June 30, 2010 and December 31, 2009 represents the advances to unrelated business partners to help their cash flow.

4. Plants and Equipment

Plants and equipment consist of the following as at June 30, 2010 and December 31, 2009:

	June 30, 2010	December 31, 2009
Plants	$8,045,232	$7,687,403
Equipment and machinery	2,877,853	1,590,885
Office equipment	83,099	80,047
Motor vehicles	568,544	328,698
Construction in progress	—	205,212

Total	11,574,728	9,892,245
Accumulated depreciation	(1,394,355)	(1,192,853)

Plants and equipment, net	$10,180,373	$8,699,392

China Yuan Hong Fire Control Group Holdings Ltd.

Notes to Interim Condensed Consolidated Financial Statements—(Continued)

For The Six Months Ended June 30, 2010 and 2009

(Unaudited)

(Expressed in US dollars)

4. Plants and Equipment - continued

Depreciation expense for the six months ended June 30, 2010 and 2009 amounted to $192,455 and $154,994, respectively. Depreciation expense was included in general and administrative expenses and cost of revenues. As at June 30, 2010, the Company’s plants with aggregated carrying value of $4,904,620 were pledged as collateral for bank loans (December 31, 2009 - $7,137,552).

5. Bank Loans

Bank loans represent amounts borrowed from various banks and are due within one year. Loans payable as at June 30, 2010 and December 31, 2009 consisted of the following:

	June 30, 2010	December 31, 2009

Agricultural Bank of China
Due November 29, 2010, annual interest at 110% of People’s Bank of China (“PBOC”) rate or 5.841% as at June 30, 2010 and December 31, 2009, secured by certain plants and land use rights with total carrying value of $10,396,511 as at June 30, 2010 (2009 - $10,434,856) and guaranteed by certain shareholders of the Company	$4,423,800	$4,981,028

Due January 1, 2011, annual interest at 110% of PBOC rate or 5.841% as at June 30, 2010, unsecured and guaranteed by shareholders of the Company and an unrelated party	3,539,040	—

Due December 6, 2010, annual interest at 110% of PBOC rate or 5.841% as at December 31, 2009, secured by certain plants and land use rights with total carrying value of $2,480,085 as at December 31, 2009 and guaranteed by certain shareholders of the Company	—	732,504

Hua Xia Bank
Due September 28, 2010, annual interest at 120% of PBOC rate or 6.372% as at June 30, 2010 and December 31, 2009, unsecured and guaranteed by the Company’s shareholders and an unrelated company	737,300	732,504

Due December 28, 2010, annual interest at 90% of PBOC rate or 4.779% as at June 30, 2010 and December 31, 2009, secured by restricted cash of $1,474,600 as at June 30, 2010 (2009 - $1,465,008) and guaranteed by one of the Company’s shareholders	1,400,870	1,391,758

Nan An Mei Lin Rural Credit Bank
Due August 29, 2010, annual interest at 180% of PBOC rate or 9.7% as at June 30, 2010 and 9.6% as at December 31, 2009, unsecured and guaranteed by an unrelated company	442,380	439,502

Due September 30, 2010, annual interest at 180% of PBOC rate or 9.7% as at June 30, 2010 and 9.6% as at December 31, 2009, unsecured and guaranteed by an unrelated company	442,380	439,502

Bank of Communications
Due December 7, 2010, fixed annual interest at 5.310% as at June 30, 2010 and 105% of PBOC rate or 5.576% as at December 31, 2009(i), unsecured and guaranteed by the Company’s shareholders and an unrelated company	1,032,220	1,025,506

Due December 16, 2010, fixed annual interest at 5.310% as at June 30, 2010 and annual interest at 105% of PBOC rate or 5.576% as at December 31, 2009(i), unsecured and guaranteed by the Company’s shareholders and an unrelated company	1,474,600	1,465,008

Due December 15, 2010, annual interest at 90% of PBOC rate or 4.779% as at June 30, 2010 and annual interest at 4.374% as at December 31, 2009, guaranteed by one of the Company’s shareholders and secured by restricted cash of $737,300 as at June 30, 2010 (2009 - $732,504)	663,570	659,254

China Yuan Hong Fire Control Group Holdings Ltd.

Notes to Interim Condensed Consolidated Financial Statements—(Continued)

For The Six Months Ended June 30, 2010 and 2009

(Unaudited)

(Expressed in US dollars)

5. Bank Loans - continued

	June 30, 2010	December 31, 2009

Bank of China
Due June 16, 2010, fixed annual interest at 7.76%, guaranteed by an unrelated individual and secured by restricted cash of $42 as at December 31, 2009	—	5,953

Total	$14,156,160	$11,872,519

(i)	The Company signed a general $5,860,119 (RMB 40,000,000) line of credit agreement with Bank of Communications on December 7, 2009. The agreement will expire on November 26, 2010. As of June 30, 2010, the Company has drawn $2,506,820 or RMB 17,000,000 (2009 - $2,490,514 or RMB 17,000,000). The Company can utilize an additional $3,391,580, RMB 23,000,000 (2009 - $3,369,519 or RMB 23,000,000) under the line of credit agreement.

6. Notes Payable

The notes payable consist of notes issued by the following banks as at June 30, 2010 and December 31, 2009:

	June 30, 2010	December 31, 2009

Agricultural Bank of China	$1,474,600	$1,465,008
Hua Xia Bank	—	1,465,009
Bank of Communications	884,760	—

Total	$2,359,360	$2,930,017

As at June 30, 2010, the Company has restricted cash of $1,916,980 to secure notes payable (December 31, 2009 - $2,197,512).

7. Other Payables and Accrued Liabilities

Other payables and accrued liabilities consist of following:

	June 30, 2010	December 31, 2009

Payable on land use right	$294,920	$293,002
Accrued liabilities	382,386	195,702
Other taxes payable	385,107	358,848
Other payables	356,503	34,527

Total	$1,418,916	$882,079

China Yuan Hong Fire Control Group Holdings Ltd.

Notes to Interim Condensed Consolidated Financial Statements—(Continued)

For The Six Months Ended June 30, 2010 and 2009

(Unaudited)

(Expressed in US dollars)

8. Income Taxes

The Company’s holding companies located in the Cayman Islands and Hong Kong do not have any operations and are therefore not subject to income tax.

The Company’s PRC operating entities, Baisha and Fulian, are subject to income taxes in the PRC. Under the income tax laws of the PRC, Chinese enterprises are generally subject to income tax at a statutory rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments. Both Baisha and Fulian were subject to the 25% statutory income tax rate in 2009. Baisha qualified as a high-tech company and obtained government approval of a preferred tax rate of 15%, effective on January 1, 2010 and expiring on July 31, 2012. Fulian has no operations since its inception.

The provision for income taxes for the six months ended June 30, 2010 and 2009 consisted of the following:

	For six months ended
	June 30, 2010	June 30, 2009

Provision for current income taxes	$1,432,444	$1,755,416
Provision for deferred income taxes	27,726	(24,988)

Total provision for income taxes	$1,460,170	$1,730,428

Income before provision for income taxes	$9,636,498	$6,206,289

PRC statutory rate of 15% (2009 – 25%)	$1,445,475	$1,551,572
Change in future tax rate and non-deductible expense	14,695	178,856

Provision for income taxes	$1,460,170	$1,730,428

The tax effects of temporary differences that give rise to the Company’s deferred tax assets and liabilities as of June 30, 2010 and December 31, 2009 are as follows:

Deferred tax assets	June 30, 2010	December 31, 2009

Prepayments and other receivables	$26,971	$26,796
Inventories	17,638	76,318
Accrued liabilities	31,500	—
Plants and equipment	14,404	15,780

Total deferred tax assets	$90,513	$118,894

Presented by:
Deferred tax assets – current portion	$76,109	$103,114
Deferred tax assets – long term portion	14,404	15,780

Total	$90,513	$118,894

Deferred tax liabilities
Plants and land use right	$119,167	$119,616

China Yuan Hong Fire Control Group Holdings Ltd.

Notes to Interim Condensed Consolidated Financial Statements—(Continued)

For The Six Months Ended June 30, 2010 and 2009

(Unaudited)

(Expressed in US dollars)

9. Related Party Transactions and Balances

The following table summarizes the transactions and balances with related parties as of June 30, 2010 and December 31, 2009:

	June 30, 2010	December 31, 2009
Advances to shareholder (i)	$493,012	$973,451
Due to shareholder (ii)	$147,500	$—

(i)	The advance to shareholders balance mainly represents the funds advanced to the CEO and Chairman of the Board of the Company, Mr. Zhuge Zhuang. The purpose of the advance is primarily to accommodate the common local business practice of suppliers being more willing to negotiate directly with the Company’s representative i.e., CEO. Advances to shareholders are unsecured, non-interest bearing and have no fixed terms of repayment.
(ii)	One shareholder paid certain expenses on behalf of the Company. The balance is non-interest bearing and has no fixed term of repayment.

10. Enterprise Wide Disclosure

The Company considered itself to be operating within one reportable segment. The following tables set forth revenues from external customers by the Company’s principal product lines for the six months ended June 30, 2010 and 2009:

	For six months ended
	June 30, 2010	June 30, 2009

Gaseous fire protection systems and products	$17,100,391	$9,963,788
Fire proof doors and windows	3,231,577	4,507,706
Fire hydrant systems and products	4,477,517	1,661,460
Traditional fire extinguishing products and systems	1,992,979	370,528

Total product sales	26,802,464	16,503,482

Installation revenue	1,946,427	1,211,872
Maintenance service revenue	1,979,299	2,240,592

Total revenue	$30,728,190	$19,955,946

11. Subsequent Events

(1)	On March 1, 2010, the Company signed an agency agreement with Anderson & Strudwick, Inc. to complete its IPO on the Nasdaq Stock Market. Upon successful completion of the offering, Anderson & Strudwick, Inc. will receive 7% of the gross proceeds from the ordinary shares placed in the offering and may receive warrants to purchase 10% of the number of ordinary shares placed in the offering (“Underwriter Warrants”). The purchase price for Underwriter warrants is $0.001 and the exercise price shall be equal to 125% of public offering price with life of 5 years. The offering is expected to be completed by the fourth quarter of 2010.

(2)	On July 1, 2010, Yuanhong HK entered into a series of agreements (collectively the “Transfer Agreements”) governing the relationship among WFOE, Baisha, and all shareholders of Baisha. Pursuant to the Transfer Agreements, all of the rights and obligations of shareholders of Baisha under the contractual arrangements were transferred to WFOE, which becomes the primary beneficiary of Baisha.

(3)	On August 10, 2010, the Company’s Board of Directors authorized the establishment of a stock option pool (the “Pool”) for directors and employees upon the closing of the IPO. The Pool will contain options to purchase the Company’s common shares equal to 10% of the number of shares outstanding at the conclusion of IPO. The options will vest at a rate of 20% per year for five years and have an exercise price equal to the fair market value of the Company’s common shares on the date of grant.

China Yuan Hong Fire Control Group Holdings Ltd.

Consolidated Financial Statements

December 31, 2009 and 2008

December 31, 2009 and 2008

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

China Yuan Hong Fire Control Group Holdings Ltd.

We have audited the accompanying consolidated balance sheets of China Yuan Hong Fire Control Group Holdings Ltd. and its subsidiaries (the “Company”) as at December 31, 2009 and 2008 and the related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for each of the years ended December 31, 2009 and 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. We are not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinions.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years ended December 31, 2009 and 2008, in accordance with accounting principles generally accepted in the United States of America.

Signed: “MSCM LLP”

Chartered Accountants Licensed Public Accountants

Toronto, Ontario

July 15, 2010

Consolidated Balance Sheets

As at December 31, 2009 and 2008

(Expressed in US dollars)

	Note	2009	2008
ASSETS
Current Assets
Cash		$824,788	$8,034,214
Cash - restricted	(4)	4,395,066	1,465,755
Accounts receivable, net of allowance for doubtful accounts of $Nil and $Nil as of December 31, 2009 and 2008, respectively		5,640,956	3,847,802
Inventories	(5)	3,818,009	2,407,009
Prepayments, deposits and other receivables, net of allowance for doubtful accounts of $1,080,601 and $693,800, as of December 31, 2009 and 2008, respectively	(6)	3,881,123	1,002,968
Deferred tax assets - current	(12)	103,114	202,670
Due from Fulian original shareholders	(3)	293,002	—
Due from shareholders	(13)	973,451	—

		19,929,509	16,960,418
Prepayments, deposits and other receivables - long-term	(6)	1,907,112	—
Plants and equipment, net	(7)	8,699,392	3,731,756
Land use rights, net	(8)	5,777,389	271,998
Deferred tax assets	(12)	15,780	41,110

Total assets		$36,329,182	$21,005,282

LIABILITIES
Current liabilities
Bank loans – current portion	(9)	$11,872,519	$2,505,139
Accounts payable		4,489,630	2,669,360
Notes payable	(10)	2,930,017	2,198,608
Advances from customers		620,528	283,348
Other payables and accrued liabilities	(11)	882,079	1,024,887
Due to shareholders	(13)	—	7,001,709
Income taxes payable	(12)	260,482	397,362

		21,055,255	16,080,413
Bank loans – long-term portion	(9)	—	5,955
Deferred tax liability	(12)	119,616	—

Total liabilities		21,174,871	16,086,368

COMMITMENTS AND CONTIGENCIES	(17)
SHAREHOLDERS’ EQUITY
Common stock: $1 par value, 100 shares authorized, 100 shares issued and outstanding as at December 31, 2009 and 2008, respectively (Note 1)	(14)	100	100
Additional paid in capital	(15)	6,918,564	2,526,176
Statutory reserves	(16)	2,201,284	958,621
Retained earnings		5,026,754	435,330
Accumulated other comprehensive income		1,007,609	998,687

Total shareholders’ equity		15,154,311	4,918,914

Total liabilities and shareholders’ equity		$36,329,182	$21,005,282

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Income and Comprehensive Income

For the years ended December 31, 2009 and 2008

(Expressed in US dollars)

	Note	2009	2008
REVENUES
Product sales		$41,744,661	$18,594,077
Installation		3,092,230	4,145,638
Maintenance Services		5,585,069	1,643,980

Total revenues	(18)	50,421,960	24,383,695

COST OF REVENUES
Product sales		26,794,505	13,686,723
Installation		1,511,825	1,896,524
Maintenance services		1,876,107	644,228

Total cost of revenues		30,182,437	16,227,475

GROSS PROFIT		20,239,523	8,156,220
OPERATING EXPENSES
Selling expenses		1,075,020	814,293
General and administrative expenses		1,275,755	651,486
Research expense		539,497	493,689
Bad debt expenses		386,874	391,544

Total operating expenses		3,277,146	2,351,012

INCOME FROM OPERATIONS		16,962,377	5,805,208
OTHER INCOME (EXPENSES)
Other income		2,166	6,275
Other expenses		(89,885)	(3,065)
Financing costs		(200,090)	(194,724)

Total other income (expenses)		(287,809)	(191,514)

INCOME BEFORE PROVISION FOR INCOME TAXES		16,674,568	5,613,694
Provision for income taxes	(12)	4,247,944	1,404,247

NET INCOME FOR THE YEAR		12,426,624	4,209,447
OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment		8,922	402,745

COMPREHENSIVE INCOME FOR THE YEAR		$12,435,546	$4,612,192

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic and diluted		100	100

EARNINGS PER SHARE
Basic and diluted		$124,266	$42,094

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Shareholders’ Equity

For the years ended December 31, 2009 and 2008

(Expressed in US dollars)

	Common Stock		Additional paid in capital	Statutory reserves	Retained earnings	Accumulated comprehensive income	Totals
	Shares	Par
	(Note 1)	Value

BALANCE, December 31, 2007	100	$100	$2,526,176	$537,677	$1,044,042	$595,942	$4,703,937
Net income	—	—	—	—	4,209,447	—	4,209,447
Adjustment to statutory reserve	—	—	—	420,944	(420,944)	—	—
Dividends declared		—	—	—	(4,397,215)	—	(4,397,215)
Foreign currency translation adjustment	—	—	—	—	—	402,745	402,745

BALANCE, December 31, 2008	100	100	2,526,176	958,621	435,330	998,687	4,918,914

Additional capital contribution		—	4,392,388	—	—	—	4,392,388
Net income	—	—	—	—	12,426,624	—	12,426,624
Adjustment to statutory reserve	—	—	—	1,242,663	(1,242,663)	—	—
Dividends declared		—	—	—	(6,592,537)	—	(6,592,537)
Foreign currency translation adjustment	—	—	—	—	—	8,922	8,922

BALANCE, December 31, 2009	100	$100	$6,918,564	$2,201,284	$5,026,754	$1,007,609	$15,154,311

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Cash Flows

For the years ended December 31, 2009 and 2008

(Expressed in US dollars)

	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income for the year	$12,426,624	$4,209,447
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Bad debt expense	386,874	391,544
Depreciation and amortization	277,766	267,677
Deferred income taxes	124,678	(106,181)
Loss on disposal of property and equipment	21,442	—
Increase in operating assets:
Accounts receivable	(1,793,809)	(1,465,568)
Prepayments, deposits and other receivables	(3,263,507)	(649,337)
Due from Fulian original shareholders	(292,796)	—
Inventories	(1,411,207)	(708,584)
Due from shareholders	(646,177)	—
Increase (decrease) in operating liabilities:
Accounts payable	1,820,319	580,569
Notes payable	731,989	1,727,190
Advances from customers	337,083	3,296
Other payables and accrued liabilities	(142,198)	797,400
Income taxes payable	(136,586)	100,630

Net cash provided by operating activities	8,440,495	5,148,083

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of plants and equipment	468	—
Deposits on equipment purchases	(1,905,773)	—
Purchase of plants and equipment	(5,216,810)	(1,049,128)
Purchase of land use right	(5,430,995)	—

Net cash used in investing activities	(12,553,110)	(1,049,128)

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in restricted cash	(2,927,982)	(1,439,342)
Additions to paid in capital	4,391,936	—
Repayment of bank loans	(4,185,708)	(1,739,185)
Dividends paid	(13,907,799)	—
Loans from banks	13,541,804	2,446,853

Net cash used in financing activities	(3,087,749)	(731,674)

(DECREASE) INCREASE IN CASH	(7,200,364)	3,367,281
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(9,062)	359,766
CASH, beginning of year	8,034,214	4,307,167

CASH, end of year	$824,788	$8,034,214

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Cash Flows

For the years ended December 31, 2009 and 2008

(Expressed in US dollars)

	2009	2008

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Interest received	$22,811	$1,525

Interest paid	$188,810	$191,852

Income taxes paid	$4,259,852	$1,436,360

The accompanying notes are an integral part of these consolidated financial statements.

China Yuan Hong Fire Control Group Holdings Ltd.

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

(Expressed in US dollars)

1. Organization and Basis of Presentation

China Yuan Hong Fire Control Group Holdings Ltd. (the “Company” or “Yuan Hong”), through its subsidiaries, and variable interest entity (“VIE”) for which the Company is the primary beneficiary, is engaged in the design, development, manufacture and sale of fire protection products, systems and services for commercial buildings and locomotives in the People’s Republic of China (“PRC” or “China”).

The Company was incorporated in the Cayman Islands on April 26, 2010. Mr. Zhuge Zhuang , who controls 48% of the equity interest in the Company through his wholly-owned entity Wealth Harmony Company Limited, is the Company’s ultimate controlling shareholder. Each of Mr. Zhuge Zhuang’s Children Mr. Daqi Zhuang, Mr. Dali Zhuang and Ms. Dasi Zhuang control 10% of the equity interest in the Company through Essential World Company Limited, Effort Progress Company Limited and Ever Blink Company Limited, respectively. Mr. Daqi Zhuang is also a director of the Company and general manager of Fujian Province Baisha Fire Control Industrial Trading Co., Ltd. (“Baisha Fujian” or “Baisha”). Mr. Zhuge Zhuang and his three children also control the same percentage equity interest in Baisha Fujian. The remaining 22% equity interest of the Company are ultimately controlled by unrelated parties who also have the same percentage of equity interest in Baisha Fujian. As part of the reorganization completed in 2010 as described below (the “Reorganization”), the Company became the ultimate holding company of Baisha Fujian.

Yuan Hong Fire Technology (HK) Limited (“Yuanhong HK”) was incorporated by the controlling shareholders of Baisha Fujian as a holding company in Hong Kong on August 27, 2008. On December 10, 2009, Baisha Fujian acquired 100% of the outstanding shares of an unrelated company, Fulian Machinery Co., Ltd. (“Fulian”), in the PRC (see Note 3) to utilize its manufacturing facility and land use right. Fulian did not have business operations prior to December 10, 2009.

Reorganization

On May 13, 2010, in anticipation of an initial public offering (“IPO”) of its equity securities, the shareholders of Yuanhong HK transferred their shares in Yuanhong HK to the Company without any consideration and as a result, Yuanhong HK became a subsidiary of the Company on May 13, 2010. Since the Company and Yuanhong HK were under common control and management, in accordance with Accounting Standards Codification (“ASC”) topic 805-50-05-5 “Transaction Between Entities Under Common Control”, the transaction was accounted in a manner similar to the pooling-of-interests method.

On June 24, 2010, Yuanhong HK incorporated a 100% owned subsidiary, Beijing Yuanhong Dingsheng Fire Control Technology Co., Ltd. (“WFOE”) in the PRC (see Note 19), and WFOE became a subsidiary of the Company from incorporation.

Effective July 1, 2010, Yuanhong HK and WFOE entered into a series of contractual agreements (“Transfer Agreements” which are described below) with Baisha Fujian and Baisha Fujian’s shareholders whereby Yuanhong HK and WFOE, as a group, obtained effective control over Baisha Fujian through its ability to exercise all the voting rights of Baisha Fujian’s shareholder, the rights to receive substantially all of the economic residual benefits and the obligation to absorb all of the risk of losses of Baisha Fujian. The Company, through its 100% owned subsidiaries Yuanhong HK and WFOE, has been determined to be the primary beneficiary of Baisha Fujian because the Company is fully and exclusively responsible for the management of Baisha Fujian, assumes all of risk of losses of Baisha Fujian and has the exclusive right to exercise all voting rights of Baisha Fujian’s shareholder. In accordance with ASC 810 “Consolidation”, the Company treats Baisha Fujian as a VIE. Accordingly, the Company consolidates Baisha Fujian’s operations, assets and liabilities.

In accordance with ASC 805-50-45, the Company has accounted for the above transactions as a legal reorganization of entities under common control in a manner similar to pooling-of-interests, and accordingly all shares and per share data have been restated to give retroactive effect to this transaction. The share capital represents the capital amount of the Company as if the reorganization had been completed as of the earliest period presented and the consolidated financial statements reflect the historical operations as if the current organization structure had existed since March 25, 2003.

Total assets and liabilities presented on the consolidated balance sheet and revenue, cost of revenue, net income presented on Consolidated Statement of Income and Comprehensive Income as well as the cash flow from operation, investing and financing activities presented on the Consolidated Statement of Cash Flows are substantially the financial position, operation and cash flow of Baisha Fujian, because the Company, Yuanhong HK and WFOE are holding companies resulting from the reorganization and do not have active operations since inception.

Transfer Agreements

The significant terms of each Transfer Agreements are listed below:

1) Exclusive Technical Consulting and Service Agreement

Baisha Fujian and WFOE have entered into an Exclusive Technical Consulting and Service Agreement, which provides that WFOE will be fully and exclusively responsible for the management of Baisha Fujian. As consideration for such services, Baisha Fujian has agreed to pay the consulting fee during the term of this agreement. The consulting fee will be an amount established by WFOE, in an amount up to but not exceeding Baisha Fujian’s profit. Upon the expiration of this agreement, the term of the agreement is automatically extended.

2) Exclusive Equity Interest Purchase Agreement

Yuanhong HK, Baisha Fujian and each of Baisha Fujian’s current shareholders have entered into an Exclusive Equity Interest Purchase Agreement with Yuanhong HK, which provides that Yuanhong HK will be entitled to acquire such shares from the current shareholders upon certain terms and conditions. The Exclusive Equity Interest Purchase Agreement also prohibits Baisha Fujian and its current shareholders from transferring any portion of the equity interests, business or assets of Baisha Fujian to anyone other than Yuanhong HK. Yuanhong HK has not yet taken any corporate action to exercise this right of purchase, and there is no guarantee that it will do so or will be permitted to do so by applicable law at such times as it may wish to do so. Also, Yuanhong HK will assume all operation risks related to the management of Baisha Fujian and bear all losses of Baisha Fujian.

3) Power of Attorney

Each of the existing shareholders of Baisha Fujian have executed a Power of Attorney to irrevocably appoint Yuanhong HK with the exclusive right to exercise, on their behalf, all of their voting rights in accordance with applicable law and Baisha Fujian’s Articles of Association, including but not limited to the rights to sell or transfer all or any of their equity interests in Baisha Fujian and to appoint and elect the directors and officers as the authorized legal representatives of Baisha Fujian. Each Power of Attorney will be effective so long as the Baisha Fujian shareholders granting such Power of Attorney remains a shareholder of Baisha Fujian.

4) Equity Interest Pledge Agreement

WFOE and each of the existing shareholders of Baisha Fujian have entered into an Equity Interest Pledge Agreement, pursuant to which such shareholders pledge all of their shares (100%) of Baisha Fujian, to WFOE. If Baisha Fujian or any of its respective shareholders breaches its respective contractual obligations in the “Exclusive Technical Consulting and Service Agreement,” the Exclusive Equity Interest Purchase Agreement and the Power of Attorney, WFOE as Pledgee, will be entitled to the right to foreclose on the pledged equity interests. Such Baisha Fujian shareholders cannot dispose of their pledged equity interests or take any actions that would prejudice WFOE’s rights. This pledge has been recorded with applicable authorities in China to perfect WFOE’s security interest.

As at December 31, 2009, the Company consolidated the following entities under common control:

Name	Date of incorporation/acquiring	Place of incorporation	Percentage of shareholdings	Principal activities
Yuanhong HK	August 27, 2008	Hong Kong, China	100%	Investment holding
WFOE	June 24, 2010	Mainland China	100%	Investment holding
Baisha Fujian	March 25, 2003	Mainland, China	VIE	Operating Company
Fulian	December 10, 2009	Mainland, China	VIE	Operating Company

China Yuan Hong Fire Control Group Holdings Ltd.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009 and 2008

(Expressed in US dollars)

2. Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The consolidated financial statements include the accounts of the Company, its subsidiaries and VIEs and have been reported in United States dollars. All significant transactions and balances between the Company, its subsidiaries and VIEs have been eliminated on consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and changes in these estimates are recorded when known.

Significant estimates made by management include: revenue recognition, warranty provision, allowance for doubtful accounts, inventory obsolescence, cost allocation between working-in-progress and finished goods, depreciation and amortization of long-lived assets, valuation allowance for deferred tax assets, uncertain tax positions and the recoverability of long-lived assets. Actual results could differ from those estimates.

Foreign Currency Translation

The reporting currency of the Company is the U.S. dollar. The Company’s subsidiaries and VIEs maintained their book and records in their functional currency, the Chinese Yuan Renminbi (“RMB”). The Company translates the subsidiaries and VIEs’ assets and liabilities into U.S. dollars using the applicable exchange rates prevailing at the balance sheet dates, and the statement of operations and cash flows are translated at average exchange rates during the reporting period. Equity accounts are translated at historical rates. The resulting translation adjustments are reported under comprehensive income and as a separate component of shareholders’ equity.

Foreign exchange rates used:

	2009	2008
Period end RMB/U.S. Dollar exchange rate	6.8259	6.8225
Average RMB/U.S. Dollar exchange rate	6.8307	6.9477

Revenue Recognition

Revenues are recognized when it is probable that the economic benefits will flow to the Company as follows:

Product sales

The Company recognizes revenue from product sales when persuasive evidence of an arrangement exists, the product has been delivered, the price is fixed and determinable and collection is reasonably assured. Management considers delivery to occur upon shipment provided title and risk have passed to the customer, which is generally when the product is shipped to the customer from the Company’s facility. The Company’s product sales revenues represent the invoiced value of goods, net of value added taxes (“VAT”). All of the Company’s products that are sold in the PRC are subject to a VAT at a rate of 17% of the invoice amount. VAT collected from customers in the PRC, net of VAT paid on the purchases of certain raw materials and other materials used in the production of finished products, is recorded as a liability in the consolidated balance sheet until it is paid to the tax authorities. No allowance for sales returns was made as at December 31, 2009 and 2008 as product returns are insignificant based on historical experience.

Installation

The Company offers customers installation services for its own products. The Company also performs standalone installation service for customers with products purchased from third parties. Revenue on installation contracts is recognized when installation is completed.

The Company sometimes enters into installation service contracts in connection with product sales. Even if the installation contract and product sales contracts are entered into separately, the Company evaluates them as a single arrangement and determines whether the arrangement contains more than one unit of accounting in accordance with the standard, “Multiple-Deliverable Revenue Arrangement”. An arrangement is separated, if (1) the delivered element(s) has (have) value to the customer on a stand-alone basis, (2) there is reliable evidence of the fair value of the undelivered element(s) and (3) if the arrangement includes a general right of return relative to the delivered element(s), delivery or performance of the undelivered element(s) is (are) considered probable and substantially in the control of the Company. If all three criteria are fulfilled, the appropriate revenue recognition convention is then applied to each separate unit of accounting. Generally, the total arrangement consideration is allocated to the separate units of accounting based on their relative fair values. Reliable fair values are sales prices for the component when it is regularly sold on a stand-alone basis, third-party prices for similar components or, under certain circumstances, cost plus, an adequate business specific profit margin related to the relevant element. If the three criteria are not met, revenue is deferred until such criteria are met or until the period in which the last undelivered element is delivered. The amount allocable to the delivered elements is limited to the amount that is not contingent upon delivery of additional elements or meeting other specified performance conditions.

China Yuan Hong Fire Control Group Holdings Ltd.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009 and 2008

(Expressed in US dollars)

2. Summary of Significant Accounting Policies - continued

Revenue Recognition - continued

For multiple element contracts where there is no vendor specific objective evidence (VSOE) or third-party evidence that would allow the allocation of an arrangement fee amongst various pieces of a multi-element contract, fees received in advance of services provided are recorded as deferred revenues until additional operational experience or other VSOE becomes available, or until the contract is completed.

The Company recognizes product sales and installation revenue under the standard, “Multiple-Deliverable Revenue Arrangement”. The manufacture of fire control system comprises two stages: (a) manufacture; and (b) installation. These two stages constitute separate units of accounting. In practice, the Company always enters into separate product and installation contracts with the customer as the customer has the choice to use its own staff or external contractors to install the products based on product installation manuals provided by the Company when the products are delivered. The Company usually sells the product on a standalone basis and also is engaged by customers to install fire control systems they purchased from other fire control suppliers. It is the Company’s policy to sell its products at the set prices regardless of whether customer separately enters into an installation contract with the Company. The Company always prices its installation services at market competitive prices regardless of whether the installation service relates to its own products or standalone installation services. The Company determines the contract amount on each product sales and installation contract presents its related fair value.

Maintenance service

The Company offers customers maintenance services for its own products and also performs standalone maintenance services. For the maintenance service in connection with the Company’s own products, the maintenance contract usually is negotiated and entered into one year after the product is sold. The Company’s maintenance contracts are related to specific job orders and there is no stated period indicated in the contracts. All these contracts are entered into on an as needed basis, as determined by the customers. The Company recognizes the maintenance revenue when the related job order is completed.

The Company generally provides a one year warranty period for products sold, installation and maintenance services performed. No warranty cost provisions were provided as at December 31, 2009 and 2008, because the actual warranty cost incurred was insignificant based on historical experience.

China Yuan Hong Fire Control Group Holdings Ltd.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009 and 2008

(Expressed in US dollars)

2. Summary of Significant Accounting Policies - continued

Revenue Recognition - continued

Installation

China Yuan Hong Fire Control Group Holdings Ltd.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009 and 2008

(Expressed in US dollars)

2. Summary of Significant Accounting Policies - continued

Shipping and handling

Cost related to shipping and handling amounted to $460,031 and $133,387 for the years ended December 31, 2009 and 2008, respectively, and were included in the selling expense pursuant to the standard “Accounting for Shipping and Handling Fees and Costs”. The Company does not bill its customers for the shipping and handling costs.

Government grants

Government grants are recognized at their fair value when all the conditions for receipt have been met. Grants that reimburse the Company for expenses incurred are recognized as a reduction of related expenses when received. During the year ended December 31, 2009, the Company received government grants of $11,712 (2008 - $33,104), which were applied as a reduction of research expenses.

Research and Development Costs

Research and development costs are expensed to operations as incurred and include professional fees paid to third party contractors, net of the related government grants. The net research expense incurred for the year ended December 31, 2009 is $539,497 (2008 - $493,689).

Advertising Costs

The costs of advertising are expensed as incurred and are included in selling expenses. The Company incurred $141,303 in advertising costs for the year ended December 31, 2009 (2008 - $72,636).

Concentration of Risks

The Company’s operations are all carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Company maintains cash and restricted cash balances with state-owned banks in the PRC as substantially all of the Company’s revenue and expenses are dominated in RMB. Total cash (including restricted cash) in PRC state-owned bank as at December 31, 2009 amounted to $5,219,854 (2008 – $9,499,969) of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts.

China Yuan Hong Fire Control Group Holdings Ltd.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009 and 2008

(Expressed in US dollars)

2. Summary of Significant Accounting Policies - continued

Concentration of Risks - continued

During the year ended December 31, 2009, two customers individually comprised 24% and 21% of revenue, respectively. At December 31, 2009, another customer individually represented 11% of total accounts receivable.

During the year ended December 31, 2008, no customer individually comprised more than 10% of revenue. At December 31, 2008, no customer individually represented more than 10% of total accounts receivable.

Cash

Cash comprised of cash on hand and unrestricted deposit.

Restricted Cash

Restricted cash represents guarantee deposits required by the banks for the notes payable issued by the Company and required deposits as security for the bank loans. The Company cannot withdraw or transfer the restricted cash until the restriction periods have expired. The restriction periods usually range from six months to one year.

Accounts Receivable

Accounts receivable represents amounts due from customers for product sales, installation and services. Overdue balances are reviewed regularly by senior management. Reserves are recorded when collection of amounts due are in doubt. Delinquent accounts receivable are written-off after management has determined that the likelihood of collection is not probable, known bad debts are written off against allowance for doubtful accounts when identified.

During the years ended December 31, 2009 and 2008, no bad debt expenses related to accounts receivable were recorded by the Company.

Inventories

Inventories primarily consist of raw materials, work-in-progress and finished goods, and are stated at the lower of cost or market. Cost is determined using the weighted average method. Cost of work-in-progress and finished goods is comprised of direct materials, direct labor and related manufacturing overhead based on normal operating capacity. The Company reviews its inventories periodically to determine if any reserves are necessary for potential obsolescence.

Prepayments, Deposits and Other Receivables

Prepayments and deposits represent amounts advanced to suppliers. The suppliers usually require advance payments when the Company orders raw materials and the prepayments will be utilized to offset the purchase payments.

Other receivables consist of various cash advances to unrelated entities and individuals. These amounts are unsecured, non-interest bearing and generally short-term in nature.

Allowances are recorded when utilization and collection of amounts due are in doubt. Delinquent prepayments and other receivables are written-off after management has determined that the likelihood of utilization or collection is not probable, known bad debts are written off against the allowance for doubtful accounts when identified. During the year ended December 31, 2009, $386,874 (2008 - $391,544) bad debt expenses related to prepayments, deposits and other receivables were recorded by the Company.

China Yuan Hong Fire Control Group Holdings Ltd.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009 and 2008

(Expressed in US dollars)

2. Summary of Significant Accounting Policies - continued

Plants and Equipment

Plants and equipment are recorded at cost. Depreciation is computed using the straight-line method, with 5% residual value, over the estimated useful lives of the assets. Estimated useful lives of the assets are as follows:

Estimated Useful Life

Plants	25 years
Equipment and machinery	10 years
Office equipment	5 years
Motor vehicles	10 years

Costs incurred during the construction and installation of the assets are initially capitalized as construction in progress and transferred into plants and equipment when the assets are ready for their intended use, at which time depreciation commences. Maintenance and repairs are charged directly to expenses as incurred. Major additions and betterment to plants and equipment are capitalized and depreciated over the remaining useful life of the assets.

Land Use Rights

All land in the PRC is owned by the government. However, the government grants the user the rights to use the land. The land use rights are recorded at cost and amortized over the term of the land use right, which is 50 years.

Impairment of Long-lived Assets

The Company periodically evaluates the carrying value of long-lived assets. Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair values are reduced for the cost of disposal. Based on its review, the Company believes there were no impairments of its long-lived assets as of December 31, 2009 and 2008.

Fair Value of Financial Instruments

The standard, “Disclosures about Fair Value of Financial Instruments”, defines financial instruments and requires fair value disclosures for those instruments. The standard, “Fair Value Measurements”, defines fair value and establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosures requirements for fair value measures. The carrying amounts reported in the balance sheets for cash, accounts receivable, other receivable, due from (to) shareholders, bank loans, accounts payable, other payable, notes payable and accrued liabilities qualify as financial instruments and are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

China Yuan Hong Fire Control Group Holdings Ltd.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009 and 2008

(Expressed in US dollars)

2. Summary of Significant Accounting Policies - continued

Fair Value of Financial Instruments - continued

The three levels are defined as follow:

•	Level 1: inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•

Level 2: inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

•	Level 3: inputs to the valuation methodology are unobservable and significant to the fair value.

As of December 31, 2009 and 2008, the Company did not have any assets and liabilities that are measured at fair value on a nonrecurring basis in periods subsequent to initial recognition.

Notes Payable

Notes payable represents a form of cheque, which defers the payment until the due date for redeeming the note. According to the notes payable agreement with the bank, a certain percentage of the payable amount is required to be deposited at the bank as security. Notes payable is non-interest bearing and is normally paid within three to six months.

Advances from Customers

Advances from customers represent prepayments by customers. The Company records such prepayments as advances from customers when the payments are received. The advances will be applied to the invoices when related sales is recognized in accordance with the Company’s revenue recognition policy.

Other Payables

Other payables consist of balances for non-operating costs with unrelated companies and individuals. These amounts are unsecured, non-interest bearing and short-term in nature.

Income Taxes

Income taxes are accounted for using the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates or laws is recognized in the statements of income in the period that the change in tax rates or tax laws is enacted. Deferred tax assets amounted to $118,894 and $243,780 as of December 31, 2009 and December 31, 2008, respectively. Deferred tax liabilities amounted to amounted to $119,616 and $Nil as of December 31, 2009 and December 31, 2008, respectively.

China Yuan Hong Fire Control Group Holdings Ltd.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009 and 2008

(Expressed in US dollars)

2. Summary of Significant Accounting Policies - continued

Income Taxes - continued

Under the standard, “Accounting for Uncertainty in Income Taxes”, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely to be realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. ASC 740-10 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition.

The Company does not have operations in the Cayman Islands and Hong Kong and therefore is not subject to related income tax. The Company’s operations are subject to income taxes in the PRC jurisdiction. Significant estimates and judgments are required in determining the Company’s provision for income taxes. Some of these estimates are based on interpretations of existing tax laws or regulations. The ultimate amount of tax liability may be uncertain as a result.

The Company does not anticipate any events which could cause change to these uncertainties.

Basic and Diluted Earnings Per Share

Basic earnings per share is calculated based upon the weighted average number of ordinary shares outstanding. Diluted earnings per share is computed using the weighted average number of ordinary shares and dilutive ordinary share equivalents outstanding during the period.

For the purpose of calculating earnings per share the weighted average number of ordinary shares used in the calculation reflects the ordinary shares outstanding as if the Reorganization had occurred as of January 1, 2008.

Comprehensive Income

Comprehensive income consists of net income and foreign currency translation gains and losses affecting shareholders’ equity that, under GAAP, are excluded from net income. The gain on foreign exchange translation totaled $8,922 for the year ended December 31, 2009 (2008 – gain of $402,745).

Segment information

The Company’s chief operating decision-makers (i.e., Chief executive officer and directors) review financial information presented on a consolidated basis, accompanied by disaggregated information about revenues by business lines for purpose of allocating resource and evaluating the financial performance. There are no segment managers who are held accountable for operations, operating results and plans for levels or components below the consolidated unit level. Due to the similarities in economic characteristics between the Company’s operations and the common nature of the products, services and customers, the Company considered itself to be operating within one reportable segment in accordance with the standard, “Disclosure about Segments of an Enterprise and Related Information”. The Company provides enterprise wide disclosure as required by the authoritative guidance for segment reporting (see Note 18). All of the Company’s operations and customers are located in the PRC. Consequently, no geographic information is presented.

China Yuan Hong Fire Control Group Holdings Ltd.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009 and 2008

(Expressed in US dollars)

2. Summary of Significant Accounting Policies - continued

Accounting Principles Recently Adopted

In December 2007, the FASB issued new accounting guidance “Business Combinations” which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquirer and the goodwill acquired. It also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. The adoption on January 1, 2009 of this standard did not have a material impact on the Company’s consolidated financial statements.

In March 2008, the FASB issued new accounting guidance, “Disclosures about Derivative Instruments and Hedging Activities”. It requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit risk related contingent features in derivative agreements. The adoption on January 1, 2009 of this standard did not have an impact on the Company’s consolidated financial position or results of operations.

In April 2008, the FASB issued new accounting guidance, “Determination of the Useful Life of Intangible Assets”. This guidance is intended to improve the consistency between the useful life of a recognized intangible asset under the previous guidance for Goodwill and Other Intangible Assets and the period of expected cash flows used to measure the fair value of the asset when the underlying arrangement includes renewal or extension of terms that would require substantial costs or result in a material modification to the asset upon renewal or extension. Companies estimating the useful life of a recognized intangible asset must now consider their historical experience in renewing or extending similar arrangements or, in the absence of historical experience, must consider assumptions that market participants would use about renewal or extension as adjusted for some entity-specific factors. The adoption on January 1, 2009 of this standard did not have a material impact on the Company’s consolidated financial statements.

In September 2008, the FASB issued new accounting guidance, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”. It addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing income per share under the two-class method. This guidance establishes that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. The adoption on January 1, 2009 of this standard did not have an impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued new accounting guidance “Recognition and Presentation of Other-Than-Temporary Impairments”, which provides operational guidance for determining other-than-temporary impairments (“OTTI”) for debt securities. This standard is effective for interim and annual periods ending after June 15, 2009. The adoption of this standard did not have an impact on the Company’s consolidated financial statements.

China Yuan Hong Fire Control Group Holdings Ltd.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009 and 2008

(Expressed in US dollars)

2. Summary of Significant Accounting Policies - continued

Accounting Principles Recently Adopted - continued

In April 2009, the FASB issued new accounting guidance, “Determining Fair Value When Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”. It provides guidance on how to determine the fair value of assets and liabilities when the volume and level of activity for the asset/liability has significantly decreased. It also provides guidance on identifying circumstances that indicate a transaction is not orderly. In addition, it requires disclosure in interim and annual periods of the inputs and valuation techniques used to measure fair value and a discussion of changes in valuation techniques. Since the volume and level of activity for the assets or liabilities of the Company have not decreased and there are no transactions identified as not orderly, the adoption of this standard did not have an impact on the Company’s consolidated financial statements.

Accounting Principles to be Adopted

In June 2009, the FASB issued FASB Accounting Standard Update, “Consolidations: Improvement to Financial Reporting by Enterprises Involved with Variable Interest Entities”. This standard eliminates certain scope exceptions previously permitted, provides additional guidance for determining whether an entity is a variable interest entity, and requires companies to more frequently reassess whether they must consolidate variable interest entities. The changes also replace the previously required quantitative approach to determining the primary beneficiary of a variable interest entity with a requirement for an enterprise to perform a qualitative analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity. The standard is effective for interim and annual reporting periods beginning after January 1, 2010. The Company is currently evaluating the impact this guidance may have on the Company’s results of operations, financial position and cash flows.

In September 2009, the FASB issued “Multiple-Deliverable Revenue Arrangements”. The new guidance states that if vendor specific objective evidence or third party evidence for deliverables in an arrangement cannot be determined, companies will be required to develop a best estimate of the selling price to separate deliverables and allocate arrangement consideration using the relative selling price method. The new guidance is effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company is currently evaluating the impact this guidance may have on the results of operations, financial position and cash flows.

In January 2010, the FASB issued the guidance, “Improving Disclosures about Fair Value Measurements”. This guidance requires additional disclosures for fair value measurements including the following: 1) amounts transferred in and out of Level 1 and 2 fair value measurements, which is effective for interim and annual reporting periods beginning after December 15, 2009 and 2) activities in Level 3 fair value measurements including purchases, sales, issuances, and settlements, which is effective for interim and annual reporting periods beginning after December 15, 2010. The adoption of the revised guidance related to amounts transferred in and out of Level 1 and 2 fair value measurements will not have a significant impact on our financial statement disclosures, and the Company does not believe that the adoption of the revised guidance related to Level 3 activities will have a material impact on the Company’s financial statement disclosures.

China Yuan Hong Fire Control Group Holdings Ltd.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009 and 2008

(Expressed in US dollars)

3. Acquisition

On December 10, 2009, the Company signed a purchase agreement with the shareholders of Fulian and acquired 100% ownership of Fulian for a purchase price of $10,314,485 (RMB 70,410,800). Fulian owned several plants and some equipment and a land use right and was inactive before the acquisition.

The Company plans to expand its operations out of the acquired Fulian plants and buildings and land use rights. Since Fulian was inactive before the acquisition and the Company did not obtain any employees or business process of Fulian, Fulian does not constitute a business. Accordingly, the acquisition was accounted for as an asset acquisition and the purchase price was allocated to the identifiable assets and liabilities assumed based on their estimated fair values.

December 10, 2009

Purchase Price	$10,314,485

Value assigned to assets and liabilities:

Assets:
Due from Fulian original shareholders	$292,980
Plants	4,920,894
Land use right	5,513,198
Liabilities:
Payable for land use right	292,980
Deferred tax liabilities	119,607

Total net assets	$10,314,485

The total purchase price was fully paid as at December 31, 2009.

4. Restricted Cash

Restricted cash consists the following:

	2009	2008

Cash restricted for notes payable (see Note 10)	$2,197,512	$1,465,738
Cash restricted for bank loans (see Note 9)	2,197,554	17

	$4,395,066	$1,465,755

China Yuan Hong Fire Control Group Holdings Ltd.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009 and 2008

(Expressed in US dollars)

5. Inventories

Inventories consist of the following as at December 31, 2009 and 2008:

	2009	2008

Consumable supplies	$5,693	$2,616
Raw material	1,832,508	954,087
Work-in-progress	1,073,884	—
Finished goods	905,924	1,450,306

	$3,818,009	$2,407,009

The Company reviews its inventories periodically to determine if any reserves are necessary for potential obsolescence. As of December 31, 2009 and 2008, the Company determined that no reserves were necessary.

6. Prepayments, Deposits and Other Receivables

Prepayments, deposits and other receivables consist of the following as at December 31, 2009 and 2008:

	2009	2008
Prepayments for raw materials	$2,902,919	$1,379,881
Other receivables (i)	1,973,639	233,325
Advance to employees	85,166	83,562
Bad debt allowance	(1,080,601)	(693,800)

Prepayments, deposits and other receivables - short-term portion	$3,881,123	$1,002,968

Deposits on equipment purchase	$1,907,112	$—

Prepayments, deposits and other receivables - long-term portion	$1,907,112	$—

(i)	As at December 31,2009, the balance included $1,828,330 receivable from the local PRC government for a deposit made on a land use right (2008 - $Nil). Since the Company planned to withdraw the application for the new land use right purchase, the land use right deposit of $1,828,330 was classified as other receivable as at December 31, 2009. The remaining balance in other receivables at December 31, 2009 and 2008 represents the advances to unrelated business partners to help their cash flow.

China Yuan Hong Fire Control Group Holdings Ltd.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009 and 2008

(Expressed in US dollars)

7. Plants and Equipment

Plants and equipment consist of the following as at December 31, 2009 and December 31, 2008:

	2009	2008

Plants	$7,687,403	$2,767,527
Equipment and machinery	1,590,885	1,540,282
Office equipment	80,047	55,522
Motor vehicles	328,698	355,119
Construction in progress	205,212	—

Total	9,892,245	4,718,450
Accumulated depreciation	(1,192,853)	(986,694)

Plants and equipment, net	$8,699,392	$3,731,756

Depreciation expense for the year ended December 31, 2009 and 2008 amounted to $269,697 and $259,743 respectively. Depreciation expense is included in general and administrative expenses and cost of revenues. As at December 31, 2009, the Company’s plants with a total carrying value of $7,137,552 were pledged as collateral for bank loans (2008 -$Nil).

8. Land Use Rights

Land use rights consist of the following as at December 31, 2009 and 2008:

	2009	2008

Land use rights – at cost	$5,917,358	$403,957
Accumulated amortization	(139,969)	(131,959)

	$5,777,389	$271,998

Under the PRC law, land use rights can be revoked and the tenants can be forced to vacate at any time when re-development of the land is in the public interest. Amortization expense for the year ended December 31, 2009 and 2008 amounted to $8,069 and $7,934 respectively. Amortization expense is included in general and administrative expenses. As at December 31, 2009, the land use rights with carrying value of $5,777,389 were pledged as collateral for bank loans (2008 -$Nil). As of December 31, 2009, the estimated aggregated amortization expense related to land use rights for the next five years is as follows:

2010	$118,264
2011	118,264
2012	118,264
2013	118,264
2014	118,264
2015 and thereafter	5,182,069

$5,773,389

China Yuan Hong Fire Control Group Holdings Ltd.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009 and 2008

(Expressed in US dollars)

9. Bank Loans

Bank loans represent amounts borrowed from various banks and are due within one year. Loans payable at December 31, 2009 and December 31, 2008 consisted of the following:

	2009	2008

Agricultural Bank of China

Due November 29, 2010, annual interest at 110% of People’s Bank of China (“PBOC”) rate or 5.841% as at December 31, 2009, secured by certain plants and land use right, with total carrying value of $10,434,856 as at December 31, 2009 and guaranteed by certain shareholders of the Company	$4,981,028	$—

Due December 6, 2010, annual interest at 110% of PBOC rate or 5.841% as at December 31, 2009, secured by certain plants and land use rights with total carrying value of $2,480,085 as at December 31, 2009 and guaranteed by certain shareholders of the Company	732,504	—

Hua Xia Bank

Due September 28, 2010, annual interest at 120% of PBOC rate or 6.372% as at December 31, 2009, unsecured and guaranteed by the Company’s shareholders and an unrelated company	732,504	—

Due December 28, 2010, annual interest at 90% of PBOC rate or 4.779% as at December 31, 2009, guaranteed by one of the Company’s shareholders and secured by the restricted cash of $1,465,008 as at December 31, 2009	1,391,758	—

Due September 26, 2009, annual interest at 120% of PBOC rate or 6.372% as at December 31, 2008, unsecured and guaranteed by the Company’s shareholders and an unrelated company	—	732,868

Nan An Mei Lin Rural Credit Bank

Due August 29, 2010, annual interest at 180% of PBOC rate or 9.6% as at December 31, 2009, unsecured and guaranteed by an unrelated company	439,502	—

Due September 30, 2010, annual interest at 180% of PBOC rate or 9.6% as at December 31, 2009, unsecured and guaranteed by an unrelated company	439,502	—

Due January 18, 2009, fixed interest at 9.6%, unsecured and guaranteed by one of the Company’s shareholders	—	219,861

Due July 29, 2009, fixed annual interest at 11.1%, unsecured and guaranteed by an unrelated company	—	439,722

Due September 22, 2009, fixed annual interest at 11.1%, unsecured and guaranteed by an unrelated company	—	513,008

Due March 27, 2009, fixed annual interest at 11.1%, unsecured and guaranteed by an unrelated company	—	586,295

China Yuan Hong Fire Control Group Holdings Ltd.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009 and 2008

(Expressed in US dollars)

9. Bank Loans - continued

	2009	2008

Bank of Communications

Due December 7, 2010, annual interest at 105% of PBOC rate or 5.6% as at December 31, 2009(i), unsecured and guaranteed by the Company’s shareholders and an unrelated company	1,025,506	—

Due December 16, 2010, annual interest at 105% of PBOC rate or 5.6% as at December 31, 2009(i), unsecured and guaranteed by the Company’s shareholders and an unrelated company	1,465,008	—

Due June 16, 2010, fixed annual interest at 4.4% as at December 31, 2009, guaranteed by one of the Company’s shareholders and secured by restricted cash of $732,504 as at December 31, 2009	659,254	—

Bank of China

Due June 16, 2010, fixed annual interest at 7.8%, guaranteed by an unrelated individual and related restrict cash balance was $42 as at December 31, 2009 (2008 - $17)	5,953	19,340

Total	$11,872,519	$2,511,094

Presented by:
Current portion	$11,872,519	$2,505,139
Long-term portion	—	5,955

Total	$11,872,519	$2,511,094

(i)

The Company signed a general $5,860,033 (RMB 40,000,000) line of credit agreement with Bank of Communication on December 7, 2009. The agreement will expire on November 26, 2010. As of December 31, 2009, the Company has drawn $2,490,514 (RMB 17,000,000). The Company can draw an additional $3,369,519 (RMB 23,000,000) under the line of credit agreement.

10. Notes payable

The Notes payable consist of notes issued by the following banks:

	2009	2008

Agricultural Bank of China	$1,465,008	$—
Hua Xia Bank	1,465,009	1,465,739
Bank of Communications	—	732,869

	$2,930,017	$2,198,608

As at December 31, 2009, the Company has restricted cash of $2,197,512 to secure notes payable (2008 - $1,465,738).

China Yuan Hong Fire Control Group Holdings Ltd.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009 and 2008

(Expressed in US dollars)

11. Other Payables and accrued liabilities

Other payables and accrued liabilities consist of following:

	2009	2008

Other taxes payable	$358,848	$97,984
Payable on land use right	293,002	—
Accrued liabilities	195,702	135,404
Other payables	34,527	791,499

	$882,079	$1,024,887

12. Income Taxes

The Company’s holding companies are located in the Cayman Islands and Hong Kong do not have any operations and are therefore not subject to income tax.

The Company’s PRC operating entities, Baisha and Fulian, are subject to income taxes in the PRC. Under the income tax laws of the PRC, Chinese enterprises are generally subject to income tax at a statutory rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments. Both Baisha and Fulian are subject to the 25% statutory income tax rate in 2009 and 2008. Baisha is qualified as a high-tech company and obtained government approval of a preferred tax rate of 15%, effective on January 1, 2010 and expiring on July 31, 2012 (see Note 19).

The provision for income taxes for the years ended December 31, 2009 and 2008 consisted of the following:

	2009	2008

Provision for current income taxes	$4,123,266	$1,510,428
Provision (recovery) of deferred income taxes	124,678	(106,181)

Total provision for income taxes	$4,247,944	$1,404,247

Reconciliation of income tax expense to the amount computed by applying the current statutory tax rate to income before income taxes is as follows:

	2009	2008

Income before provision for income taxes	$16,674,568	$5,613,694

PRC statutory rate of 25% (2008 – 25%)	4,168,642	1,403,424
Change in future tax rate and non-deductible expense	79,302	823

Provision for income taxes	$4,247,944	$1,404,247

China Yuan Hong Fire Control Group Holdings Ltd.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009 and 2008

(Expressed in US dollars)

12. Income Taxes - continued

The tax effects of temporary differences that give rise to the Company’s deferred tax assets and liabilities as of December 31, 2009 and 2008 are as follows:

Deferred tax assets	2009	2008

Prepayments and other receivables	$26,796	$173,450
Inventories	76,318	29,220
Plants and equipment	15,204	41,110
Construction in progress	576	—

Total deferred tax assets	$118,894	$243,780

Deferred tax liabilities
Plants, equipment and land use right	$119,616	$—

As of December 31, 2008 and 2009, the Company did not have any unrecognized tax benefits and thus, no interest and penalties related to unrecognized tax benefits was recognized. In addition, the Company does not expect that the unrecognized tax benefits will change significantly within the next 12 months.

13. Related Party Transactions and Balances

The following table summarizes the transactions and balances with related parties as of December 31, 2009 and 2008:

	2009	2008
Advances to shareholders (i)	$973,451	$326,983
Dividend payable to shareholders (ii)	—	(7,328,692)

Due from (to) shareholders	$973,451	$(7,001,709)

(i)

The advances mainly represents the funds advanced to the CEO and Chairman of the Board of the Company, Mr. Zhuge Zhuang. The purpose of the advance is primarily to accommodate the common local business practice of suppliers being more willing to negotiate directly with the Company’s representative i.e., CEO. Advances to shareholders are non-interest bearing, unsecured and have no fixed terms of repayments.

(ii)

The Company declared $6,592,537, $4,397,215 and $2,741,754 of dividends for the year ended December 31, 2009, 2008 and 2007, respectively. The dividend payable balance as at December 31, 2008 represents the unpaid portion of fiscal 2007 and 2008 dividends. Dividends payable are fully paid off as of December 31, 2009.

China Yuan Hong Fire Control Group Holdings Ltd.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009 and 2008

(Expressed in US dollars)

14. Shareholders’ Equity

Authorized

100 ordinary shares with par value of US$1.00 each

Issued

	2009	2008

Number of ordinary shares issued and outstanding	100	100

Share capital	$100	$100

The Company was incorporated on April 26, 2010. The Company’s number of common shares authorized and issued have been retroactively applied to 2009 and 2008 as if the shares had been issued and the Company had legally owned all subsidiaries and VIEs since the beginning of 2008 (see note 1).

15. Additional Paid-in Capital

The additional paid in capital represents amounts invested in Baisha by the shareholders of the Company.

16. Statutory Reserve

In accordance with the laws and regulations of the PRC, a portion of the Company’s PRC operating subsidiaries’ income, after the payment of the PRC income taxes, shall be allocated to the statutory surplus reserves funds account. The portion allocated to the reserve funds account is no less than 10 percent of the profit after tax until the accumulated amount of statutory surplus reserve funds account reaches 50 percent of the registered capital. The transfer to the reserve funds account must be made before distribution of dividends to shareholders. The use of statutory reserve funds is restricted for set off against losses, expansion of production and operations or increase in registered capital. These reserves are not available for distribution except on liquidation.

The registered capital of all the PRC subsidiaries as at December 31, 2009 was approximately $7.8 million (2008 - $2.5 million). As at December 31, 2009, the Company appropriated $1,242,663 (2008 - $420,944) to this statutory surplus reserve fund account.

17. Commitments and Contingencies

All future payments required under the various agreements are summarized below.

Payments due in 2010

Research and development services (i)	$402,145
Operating leases	1,626

Total	$403,771

(i)	The Company has a research and development service contract with Xiamen Technology University for which the university agrees to perform research and development services for the Company. The contract term ends on October 1, 2010.

China Yuan Hong Fire Control Group Holdings Ltd.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009 and 2008

(Expressed in US dollars)

18. Enterprise Wide Disclosure

The following tables set forth revenues from external customers by the Company’s principal product lines:

	2009	2008

Gaseous fire protection systems and products	$27,703,490	$5,929,421
Fire proof doors and windows	8,781,810	6,794,569
Fire hydrant systems and products	3,476,383	2,026,520
Traditional fire extinguishing products and systems	1,782,978	3,843,567

Total product sales	41,744,661	18,594,077

Installation revenue	3,092,230	4,145,638
Maintenance service revenue	5,585,069	1,643,980

Total revenue	$50,421,960	$24,383,695

19. Subsequent events

(1)	On March 1, 2010, the Company signed an agent agreement with Anderson & Strudwick, Inc. to complete its IPO on Nasdaq Stock Market. Upon successful completion of the offering, Anderson & Strudwick, Inc. will receive 7% of gross proceeds from the ordinary shares placed in the offering and may receive warrants to purchase 10% of the number of ordinary shares placed in the offering (“Underwriter Warrants”). The purchase price for Underwriter warrants is $0.001 and the exercise price shall be equal to 125% of public offering price with life of 5 years.

(2)	On March 10, 2010, due to its high-tech company qualification, Baisha received government approval of a preferred income tax rate of 15%, effective January 1, 2010. The Company’s high-tech company qualification will expire on July 31, 2012 (see Note 12).

(3)	On May 13, 2010, in anticipation of an IPO of its equity securities, the shareholders of Yuanhong HK subscribed for 100 ordinary shares of the Company in exchange for all the outstanding shares of Yuanhong HK (“share exchange”). As a result, Yuanhong HK became a wholly–owned subsidiary of the Company.

(4)	On June 24, 2010, Yuanhong HK incorporated a 100% owned subsidiary Beijing Yuanhong Dingsheng Fire Control Technology Co., Ltd. (“WFOE”) in PRC.

(5)	On July 1, 2010, Yuanhong HK entered into a series of agreements (collectively the “Transfer Agreements”) governing the relationship among WFOE, Baisha, and all shareholders of Baisha. Pursuant to the Transfer Agreements, all of the rights and obligations of shareholders of Baisha under the contractual arrangements were transferred to WFOE, which becomes the primary beneficiary of Baisha (see Note 1).

CHINA YUAN HONG FIRE CONTROL GROUP

HOLDINGS LTD

Ordinary Shares

2,000,000 Share Minimum

2,500,000 Share Maximum

Prospectus

Anderson & Strudwick,

Incorporated

Until             , 2010 (90 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as a Placement Agent and with respect to unsold allotments or subscriptions.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the placement discounts and commissions) will be as follows. With the exception of the filing fees for the U.S. Securities Exchange Commission, FINRA and NASDAQ, all amounts are estimates.

U.S. Securities Exchange Commission registration fee	$1,159
FINRA filing fee	$2,461
NASDAQ listing fee	$50,000
Legal fees and expenses for Chinese counsel	$70,000
Legal fees and expenses for Cayman Islands counsel	$15,000
Legal fees and expenses for U.S. counsel	$200,000
Accounting fees and expenses	$235,000
Printing fees	$20,000
Misc.	$6,380

Total	$600,000

Item 14.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under the memorandum and articles of association of the Registrant, the Registrant may indemnify its directors, officers and liquidators against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with civil, criminal, administrative or investigative proceedings to which they are party or are threatened to be made a party by reason of their acting as our director, officer or liquidator. To be entitled to indemnification, these persons must have acted honestly and in good faith with a view to the best interest of the Registrant and, in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful.

The Placement Agreement, the form of which is filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of the Registrant and its officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.	Recent Sales of Unregistered Securities

During the past three years, we have issued the following securities (including options to acquire our ordinary shares):

Purchaser	Date of Sale or Issuance	Number of Securities (1)	Consideration	Securities Registration Exemption
Wealth Harmony Company Limited	4/26/2010	7,283,201	Execution of control documents	Regulation S
Essential World Company Limited	4/26/2010	1,517,333	Execution of control documents	Regulation S
Effort Progress Company Limited	4/26/2010	1,517,333	Execution of control documents	Regulation S
Ever Blink Company Limited	4/26/2010	1,517,333	Execution of control documents	Regulation S
Other shareholders none of whom individually own more than 5% of the issued and outstanding shares of Yuan Hong	4/26/2010	3,338,134	Execution of control documents	Regulation S

(1)	After giving retroactive effect to the 151,733.34-for-1 share split of our ordinary shares that occurred on , 2010.

All issuances of ordinary shares to these shareholders were deemed to be exempt under the Securities Act by virtue of Section 4(2) thereof as transactions not involving any public offering. In addition, the issuance of 15,173,334 shares to our initial shareholders were deemed not to fall within Section 5 under the Securities Act and to be further exempt under Rule 901 and 903(b)(1) of Regulation S by virtue of being issuances of securities by non-U.S. companies to non-U.S. citizens or residents, conducted outside the United States and not using any element of interstate commerce.

I-1

All recipients either received adequate information about the registrant or had access, through their relationships with the registrant, to such information. There were no underwriters employed in connection with any of the transactions set forth above.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

The following exhibits are filed herewith or incorporated by reference in this prospectus:

Exhibit Number	Document

1.1	Form of Placement Agreement (4)

3(i).1	Amended and Restated Articles of Association of the Registrant (2)

3(ii).1	Amended and Restated Memorandum of Association of the Registrant (2)

4.1	Specimen Share Certificate (2)

4.2	Intentionally Omitted

5.1	Form of Opinion of Kaufman & Canoles, P.C. (1)

5.2	Form of Opinion of Campbells, Cayman Islands, Cayman Islands counsel (2)

10.1	Intentionally Omitted

10.2	Form of Lock-Up Agreement (1)

10.3	Share Incentive Plan (4)

10.5	Translation of Exclusive Technical Consulting and Service Agreement for Baisha Fujian (4)

10.6	Translation of Exclusive Equity Interest Purchase Agreement for Dasi Zhuang (4)

10.7	Translation of Exclusive Equity Interest Purchase Agreement for Miusi Yang (4)

10.8	Translation of Exclusive Equity Interest Purchase Agreement for Dali Zhuang (4)

10.9	Translation of Exclusive Equity Interest Purchase Agreement for Daqi Zhuang (4)

10.10	Translation of Exclusive Equity Interest Purchase Agreement for Zhuge Zhuang (4)

10.11	Translation of Exclusive Equity Interest Purchase Agreement for Bingjun Liu (4)

10.12	Translation of Exclusive Equity Interest Purchase Agreement for Guozhen Huang (4)

10.13	Translation of Exclusive Equity Interest Purchase Agreement for Xueyuan Han (4)

10.14	Translation of Equity Interest Pledge Agreement for Miusi Yang (4)

10.15	Translation of Equity Interest Pledge Agreement for Dasi Zhuang (4)

10.16	Translation of Equity Interest Pledge Agreement for Dali Zhuang (4)

10.17	Translation of Equity Interest Pledge Agreement for Daqi Zhuang (4)

10.18	Translation of Equity Interest Pledge Agreement for Zhuge Zhuang (4)

10.19	Translation of Equity Interest Pledge Agreement for Liu Bingjun (4)

10.20	Translation of Equity Interest Pledge Agreement for Huang Guozhen (4)

10.21	Translation of Equity Interest Pledge Agreement for Xueyuan Han (4)

10.22	Translation of Power of Attorney for Miusi Yang (4)

10.23	Translation of Power of Attorney for Dasi Zhuang (4)

10.24	Translation of Power of Attorney for Dali Zhuang (4)

10.25	Translation of Power of Attorney for Daqi Zhuang (4)

10.26	Translation of Power of Attorney for Zhuge Zhuang (4)

10.27	Translation of Power of Attorney for Bingjun Liu (4)

10.28	Translation of Power of Attorney for Guozhen Huang (4)

10.29	Translation of Power of Attorney for Xueyuan Han (4)

10.30	Translation of Automotive Fire Extinguishing System Joint Development Agreement (3)

10.31	Loan Agreement (2)

10.32	Employment Contract for Zhuge Zhuang (2)

21.1	Subsidiaries and Affiliates of the Registrant (1)

23.1	Consent of MSCM LLP (3)

23.2	Consent of Kaufman & Canoles, P.C. (included in Exhibit 5.1) (1)

23.3	Consent of Campbells, Cayman Islands, Cayman Islands counsel (2)

23.4	Consent of Jingtian & Gongcheng Attorneys at Law (3)

24.1	Power of Attorney (included at page S-1) (1)

99.1	Form of Opinion of Jingtian & Gongcheng Attorneys at Law (4)

99.2	Code of Business Conduct and Ethics (1)

(1)	Filed previously.
(2)	To be filed by amendment.
(3)	Filed herewith.
(4)	Filed herewith (revised)

(b) Financial Statement Schedules

None.

Item 17.	Undertakings

The Registrant hereby undertakes:

(a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) that, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(d) that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registration of expenses incurred or paid by a director, officer or controlling person to the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(f) that, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the Registrant relating to the offering filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv) any other communication that is an offer in the offering made by the Registrant to the purchaser.

(g) to provide to the Placement Agent at the closing specified in the placement agent agreements, certificates in such denominations and registered in such names as required by the Placement Agent to permit prompt delivery to each purchaser.

(h) that, for purposes of determining any liability under the Securities Act, the information omitted from the form of the prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective and that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China on the date indicated.

CHINA YUAN HONG FIRE CONTROL GROUP HOLDINGS LTD

By:	/S/ ZHUGE ZHUANG
Name:	Zhuge Zhuang
Title:	Chief Executive Officer and President (Principal Executive Officer)

Date: October 27, 2010

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/S/ ZHUGE ZHUANG	Director, Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	October 27, 2010
Zhuge Zhuang

/S/ PENGYUN ZHAO	Chief Financial Officer (Principal Accounting and Financial Officer)	October 27, 2010
Pengyun Zhao

/S/ MING ZHU	Authorized U.S. Representative	October 27, 2010
Ming Zhu

*	Director	October 27, 2010
Daqi Zhuang

*	Independent Director	October 27, 2010
Hon Man Yun

*By:	/S/ ZHUGE ZHUANG
Zhuge Zhuang, Atty in Fact

S-1